UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Strategic Hotels & Resorts, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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October 19, 2015

Dear Fellow Stockholder:

A special meeting of stockholders of Strategic Hotels & Resorts, Inc., a Maryland corporation (“SHR”), will be held on December 8, 2015, at 10:00 a.m. Central Time at The Fairmont Chicago Millennium Park, 200 North Columbus Drive, Chicago, Illinois 60601. You are cordially invited to attend. The purpose of the meeting is to consider and vote on proposals relating to the proposed acquisition of SHR by BRE Diamond Hotel Holdings LLC, a Delaware limited liability company (“BRE Holdings”), for $14.25 per share in cash. Regardless of whether you plan to attend the meeting, we encourage you to vote your shares by mail, by telephone or through the Internet by following the procedures outlined below.

On September 4, 2015, SHR entered into an Agreement and Plan of Merger (the “merger agreement”) with BRE Holdings, BRE Diamond Hotel LLC, a Delaware limited liability company whose sole member is BRE Holdings (“Merger Sub”), BRE Diamond Hotel Acquisition LLC, a Delaware limited liability company whose sole member is Merger Sub (“Merger Opco”), and Strategic Hotel Funding, L.L.C., a Delaware limited liability company and subsidiary of SHR, providing for, subject to the satisfaction or waiver of specified conditions, the acquisition of SHR by BRE Holdings at a price of $14.25 per share in cash. Subject to the terms and conditions of the merger agreement, SHR will be merged with and into Merger Sub (the “merger”), with Merger Sub surviving the merger as a wholly-owned subsidiary of BRE Holdings. At the special meeting, SHR will ask you to approve the merger and the other transactions contemplated by the merger agreement.

At the effective time of the merger, each share of SHR common stock issued and outstanding immediately prior to the effective time (other than shares of SHR common stock owned of record by SHR or any of our wholly-owned subsidiaries or owned of record by BRE Holdings, Merger Sub, Merger Opco or any of their wholly-owned subsidiaries) will be converted into the right to receive $14.25 in cash, without interest and less required withholding taxes.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

After careful review and consideration, the board of directors of SHR (the “Board”) has unanimously (i) determined that it was advisable and in the best interests of SHR and the SHR stockholders to enter into the merger agreement, (ii) determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of SHR and the SHR stockholders, (iii) approved the merger agreement and the consummation by SHR of the transactions contemplated thereby, including the merger, on the terms and subject to the conditions set forth in the merger agreement, (iv) directed that the merger, on the terms set forth in the merger agreement, be submitted to the SHR stockholders for consideration at a special meeting and (v) recommended that the SHR stockholders approve the merger and the other transactions contemplated by the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to approve the merger and the other transactions contemplated by the merger agreement is important, and we encourage you to vote promptly. The merger cannot be completed unless the merger and the other transactions contemplated by the merger agreement are approved by the affirmative vote of the holders of a majority of the outstanding shares of SHR common stock entitled to vote on such matter. The failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares.

Thank you in advance for your continued support and your consideration of this matter.

Raymond L. Gellein, Jr.

Chairman of the Board of Directors,

President and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated October 19, 2015 and is first being mailed to SHR stockholders on or about October 26, 2015.

STRATEGIC HOTELS & RESORTS, INC.

200 West Madison Street, Suite 1700

Chicago, Illinois 60606

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on December 8, 2015

To the Stockholders of Strategic Hotels & Resorts, Inc.:

A special meeting of stockholders of Strategic Hotels & Resorts, Inc., a Maryland corporation (“SHR”), will be held on December 8, 2015, at 10:00 a.m. Central Time, at The Fairmont Chicago Millennium Park, 200 North Columbus Drive, Chicago, Illinois 60601, for the following purposes:

1.	To consider and vote on a proposal to approve the merger (the “merger”) of SHR with and into BRE Diamond Hotel LLC, a Delaware limited liability company (“Merger Sub”), contemplated by that certain Agreement and Plan of Merger, dated as of September 4, 2015 (as may be amended from time to time, the “merger agreement”), by and among SHR, BRE Diamond Hotel Holdings LLC, a Delaware limited liability company (“BRE Holdings”), Merger Sub, whose sole member is BRE Holdings, BRE Diamond Hotel Acquisition LLC, a Delaware limited liability company whose sole member is Merger Sub, and Strategic Hotel Funding, L.L.C., a Delaware limited liability company and subsidiary of SHR, and the other transactions contemplated by the merger agreement;

2.	To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to SHR’s named executive officers that is based on or otherwise relates to the merger; and

3.	To consider and vote on a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

Only stockholders of record at the close of business on October 16, 2015 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

After careful review and consideration, the board of directors of SHR (the “Board”) has unanimously (i) determined that it was advisable and in the best interests of SHR and the SHR stockholders to enter into the merger agreement, (ii) determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of SHR and the SHR stockholders, (iii) approved the merger agreement and the consummation by SHR of the transactions contemplated thereby, including the merger, on the terms and subject to the conditions set forth in the merger agreement, (iv) directed that the merger, on the terms set forth in the merger agreement, be submitted to the SHR stockholders for consideration at a special meeting and (v) recommended that the SHR stockholders approve the merger and the other transactions contemplated by the merger agreement.

The Board unanimously recommends that at the special meeting you vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to SHR’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

To assure that your shares are represented and voted at the special meeting, regardless of whether you plan to attend the special meeting in person, please complete, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote your shares by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to cause your shares to be voted at the special meeting. Your proxy is being solicited by the Board.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

If you fail to return your proxy card, fail to vote your shares by telephone or through the Internet and fail to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

By Order of the Board of Directors
Paula C. Maggio
Secretary

Chicago, Illinois

October 19, 2015

Please Vote—Your Vote is Important

Annex A—Agreement and Plan of Merger, dated as of September 4, 2015

Annex B—Opinion of J.P. Morgan Securities LLC

SUMMARY TERM SHEET

This summary highlights certain information in this proxy statement, but may not contain all of the information that may be important to you. You should carefully read the entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Strategic Hotels & Resorts, Inc., a Maryland corporation. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” Unless the context otherwise indicates, we refer to Strategic Hotels & Resorts, Inc. as “SHR,” “we,” “us” or “our.”

The Parties (see page 19)

Strategic Hotels & Resorts, Inc.

200 West Madison Street, Suite 1700

Chicago, Illinois 60606

(312) 658-5000

SHR is a Maryland corporation qualified as a real estate investment trust (“REIT”) for U.S. federal income tax purposes that owns and provides value-enhancing asset management of high-end hotels and resorts in the United States (the “U.S.”). SHR currently has ownership interests in seventeen (17) properties with an aggregate of 7,921 rooms and 847,000 square feet of multi-purpose meeting and banqueting space.

Strategic Hotel Funding, L.L.C.

c/o Strategic Hotels & Resorts, Inc.

200 West Madison Street, Suite 1700

Chicago, Illinois 60606

(312) 658-5000

Strategic Hotel Funding, L.L.C. (which we refer to as “SH Funding”) is a Delaware limited liability company through which we conduct substantially all of our business and own, either directly or indirectly through subsidiaries, substantially all of our assets. We serve as the sole managing member of SH Funding and own approximately 99.7% of the limited liability company interests of SH Funding.

BRE Diamond Hotel Holdings LLC

BRE Diamond Hotel Holdings LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

(212) 583-5000

BRE Diamond Hotel Holdings LLC (which we refer to as “BRE Holdings”) is a Delaware limited liability company and an affiliate of Blackstone Real Estate Partners VIII L.P., a Delaware limited partnership (which we refer to as the “Sponsor”). BRE Holdings was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement (as defined below) and has not carried on any activities to date, other than those incidental to its formation and pursuant to the transactions contemplated by the merger agreement. The Sponsor is an affiliate of The Blackstone Group L.P. (which we refer to as “Blackstone”).

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has $92 billion in investor capital under management. Blackstone’s real estate portfolio includes hotel, office, retail, industrial and residential properties in the U.S., Europe, Asia and Latin America. Major investments include Hilton Worldwide, Invitation Homes (single family homes), Logicor (pan-European logistics), SCP (Chinese shopping malls), and prime office buildings in the world’s major cities. Blackstone real estate also operates one of the leading real estate finance platforms, including management of the publicly traded Blackstone Mortgage Trust (NYSE:BXMT).

BRE Diamond Hotel LLC

BRE Diamond Hotel LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

(212) 583-5000

BRE Diamond Hotel LLC (which we refer to as “Merger Sub”) is a Delaware limited liability company whose sole member is BRE Holdings. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not carried on any activities to date, other than those incidental to its formation and pursuant to the transactions contemplated by the merger agreement. Upon completion of the merger (as defined below), SHR will merge with and into Merger Sub, and SHR will cease to exist.

BRE Diamond Hotel Acquisition LLC

BRE Diamond Hotel Acquisition LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

(212) 583-5000

BRE Diamond Hotel Acquisition LLC (which we refer to as “Merger Opco”) is a Delaware limited liability company whose sole member is Merger Sub. Merger Opco was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not carried on any activities to date, other than those incidental to its formation and pursuant to the transactions contemplated by the merger agreement. Upon completion of the partnership merger (as defined below), Merger Opco will merge with and into SH Funding, and Merger Opco will cease to exist.

The Mergers (see page 70)

On September 4, 2015 (which we refer to as the “date of the merger agreement”), SHR, SH Funding, BRE Holdings, Merger Sub and Merger Opco entered into an Agreement and Plan of Merger (which, as may be amended from time to time, we refer to as the “merger agreement”).

Under the terms of the merger agreement, SHR will merge with and into Merger Sub (which we refer to as the “merger”), with Merger Sub continuing as the surviving limited liability company (which we refer to as the “surviving company”). As a result of the merger, each share of SHR common stock, par value $0.01 per share (which we refer to as “SHR common stock”), that is issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $14.25 in cash (which we refer to as the “merger consideration”), without interest and less required withholding taxes (other than shares of SHR common stock that are owned of record by us or any of our wholly-owned subsidiaries and all shares of SHR common stock owned of record by BRE Holdings, Merger Sub, Merger Opco or any of their wholly-owned subsidiaries, which will be cancelled and cease to exist, with no payment being made with respect to those shares).

Immediately prior to the merger, Merger Opco will merge with and into SH Funding (which we refer to as the “partnership merger” and, together with the merger, the “mergers”), with SH Funding continuing as the surviving limited liability company (which we refer to as the “surviving partnership”). As a result of the partnership merger, each membership unit of SH Funding (which we refer to as the “SH Funding membership units”) issued and outstanding immediately prior to the effective time of the partnership merger will be converted into the right to receive the merger consideration, without interest and less required withholding taxes (other than (i) SH Funding membership units held by SHR immediately prior to the effective time of the partnership merger, which will remain outstanding as membership units of the surviving partnership and (ii) SH Funding membership units held by BRE Holdings, Merger Sub, Merger Opco or any of their wholly-owned subsidiaries, which will be cancelled and cease to exist, with no payment being made with respect to those membership units).

Certain Effects of the Merger (see page 62)

If the proposal to approve the merger and the other transactions contemplated by the merger agreement receives the affirmative vote of stockholders holding a majority of the outstanding shares of SHR common stock entitled to vote on such matter and the other conditions to the closing of the merger are either satisfied or (if permissible) waived, SHR will cease to be a publicly traded company and will be merged with and into Merger Sub upon the terms set forth in the merger agreement, and SH Funding will become a wholly-owned subsidiary of BRE Holdings. Following the completion of the merger, shares of SHR common stock will no longer be traded on the New York Stock Exchange (which we refer to as the “NYSE”) or any other public market. In addition, the registration of shares of SHR common stock under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), will be terminated.

The Special Meeting (see page 21)

The special meeting will be held on December 8, 2015, at 10:00 a.m. Central Time, at The Fairmont Chicago Millennium Park, 200 North Columbus Drive, Chicago, Illinois 60601. At the special meeting, you will be asked to, among other things, consider and vote on the proposal to approve the merger and the other transactions contemplated by the merger agreement. See the section entitled “The Special Meeting” beginning on page 21, for additional information on the special meeting, including how to vote your shares of SHR common stock.

Stockholders Entitled to Vote; Vote Required to Approve the Merger (see page 22)

You may vote at the special meeting if you were a holder of record of shares of SHR common stock as of the close of business on October 16, 2015, which is the record date for the special meeting (which we refer to as the “record date”). You will be entitled to one vote for each share of SHR common stock that you held and owned as of the record date. As of the record date, there were 282,090,156 shares of SHR common stock issued and outstanding and entitled to vote at the special meeting. The approval of the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SHR common stock entitled to vote on such matter.

How to Vote

Stockholders of record have a choice of voting by completing a proxy card and mailing it in the prepaid envelope provided, by calling the toll-free telephone number listed on your proxy card or through the Internet website listed on your proxy card. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of SHR common stock, your bank, broker, trust or other nominee will not be able to vote your shares at the special meeting.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker, trust or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker, trust or other holder of record authorizing you to vote at the special meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of SHR common stock will be mailed to stockholders if the merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote” beginning on page 23 and “The Special Meeting—Solicitation of Proxies” beginning on page 25. If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc. (“MacKenzie Partners”), toll-free at (800) 322-2885.

Recommendation of the Board; Reasons for Recommending the Approval of the Merger (see page 21)

After careful review and consideration, the board of directors of SHR (the “Board”) has unanimously (i) determined that it was advisable and in the best interests of SHR and the SHR stockholders to enter into the merger agreement, (ii) determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of SHR and the SHR stockholders, (iii) approved the merger agreement and the consummation by SHR of the transactions contemplated thereby, including the merger, on the terms and subject to the conditions set forth in the merger agreement, (iv) directed that the merger, on the terms set forth in the merger agreement, be submitted to the SHR stockholders for consideration at a special meeting and (v) recommended that the SHR stockholders approve the merger and the other transactions contemplated by the merger agreement.

Accordingly, the Board unanimously recommends that at the special meeting you vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement, “FOR” the proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to SHR’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

For a discussion of material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Reasons for Recommending the Approval of the Merger” beginning on page 44.

Opinion of Our Financial Advisor (see page 50)

SHR retained J.P. Morgan Securities LLC (“J.P. Morgan”) to act as its financial advisor in connection with the proposed merger. At the meeting of the Board on September 4, 2015, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid to the holders of SHR common stock in the proposed merger, was fair, from a financial point of view, to such holders. The oral opinion was subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion dated September 4, 2015.

The full text of the written opinion of J.P. Morgan, dated September 4, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. SHR’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion is addressed to the Board, is directed only to the fairness from a financial point of view of the merger consideration to be paid to the holders of SHR’s common stock in the proposed merger as of the date of the opinion and does not constitute a recommendation to any holder of SHR common stock as to how such stockholder should vote with respect to the approval of the merger or any other matter.

Market Price and Dividend Data (see page 97)

SHR common stock is traded on the NYSE under the symbol “BEE.” On September 4, 2015, the last full trading day prior to the public announcement of the merger, the closing price for SHR common stock was $13.60 per share. On October 16, 2015, the last practicable trading day prior to the date of this proxy statement, the closing price for SHR common stock was $13.95 per share.

Consequences if the Merger is Not Completed (see page 63)

If the proposal to approve the merger and the other transactions contemplated by the merger agreement does not receive the required approval from SHR stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from BRE Holdings for your shares of SHR common stock. Instead, SHR will remain a public company, and SHR common stock will continue to be listed and traded on the NYSE.

In addition, if the merger agreement is terminated under specified circumstances, SHR would be obligated to pay BRE Holdings a termination fee of $100 million, including if, after following certain procedures and adhering to certain restrictions, the Board approves, and concurrently with the termination of the merger agreement, SHR enters into, a definitive agreement providing for the implementation of a superior proposal (as described in the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals”). Upon termination of the merger agreement in certain other circumstances, SHR would be obligated to pay BRE Holdings an amount not to exceed $5 million for reasonable transaction costs and expenses incurred by BRE Holdings, Merger Sub, Merger Opco and their respective affiliates. Under certain other circumstances under which the merger agreement is terminated, BRE Holdings would be obligated to pay SHR a termination fee of $400 million. See the section entitled “The Agreement and Plan of Merger—Termination Fees” beginning on page 94.

Treatment of Outstanding Equity Awards (see page 72)

As a result of the merger, all outstanding RSU Awards, Performance Awards and DSU Awards that were granted pursuant to SHR’s stock plans prior to the date of the merger agreement will vest in full and/or be cancelled as set forth below. In addition, the merger agreement provides that, prior to the effective time of the merger:

•	the Board will cause each outstanding award of restricted stock units with respect to shares of SHR common stock (each, an “RSU Award”) granted pursuant to our stock plans to be fully vested immediately prior to the effective time of the merger and be cancelled, and, in exchange, each holder of any such cancelled RSU Award will be entitled to receive a cash payment, without interest and less required withholding taxes, in an amount equal to the product of (i) the merger consideration and (ii) the number of restricted stock units subject to such RSU Award;

•	the Board will cause each outstanding award of performance units and performance shares with respect to shares of SHR common stock (each, a “Performance Award”) granted pursuant to our stock plans to be vested immediately prior to the effective time of the merger at the level calculated using the merger consideration as the applicable measure of SHR’s performance and using the average closing market price of SHR’s designated peer group during the 60-day trading period ending on the date of the merger agreement as the applicable measure of peer group performance and cancelled, and, in exchange, each holder of any such cancelled vested Performance Award will be entitled to receive a cash payment, without interest and less required withholding taxes, in an amount equal to the product of (i) the merger consideration and (ii) the number of performance units or performance shares, as the case may be, subject to such vested Performance Award; and

•	the Board will cause each outstanding award of deferred stock units with respect to shares of SHR common stock (each, a “DSU Award”) granted pursuant to our stock plans to be cancelled, and, in exchange, each holder of any such cancelled DSU Award will be entitled to receive a cash payment, without interest and less required withholding taxes, in an amount equal to the product of (i) the merger consideration and (ii) the number of deferred stock units subject to such DSU Award.

Interests of Directors and Executive Officers in the Merger (see page 55)

In considering the recommendation of the Board that you vote “FOR” the proposals to be considered and voted on at the special meeting, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of SHR stockholders generally. The Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and recommend that the SHR stockholders approve the merger and the other transactions contemplated by the merger agreement.

Conditions Precedent to the Mergers (see page 90)

Each party’s obligations to complete the merger are subject to the satisfaction or waiver (where permitted) of the following conditions:

•	SHR must have obtained the requisite SHR stockholder approval; and

•	no governmental entity of competent jurisdiction has issued any order, injunction or decree that is in effect, and no law has been enacted or promulgated, that renders the mergers illegal, or prohibits, enjoins or otherwise prevents the mergers (provided, that this condition is not available to any party whose failure to fulfill its obligations described in the sections entitled “The Agreement and Plan of Merger—Obligations with Respect to the Special Meeting” and “The Agreement and Plan of Merger—Efforts to Complete the Merger” results in the failure of this condition to be satisfied).

The obligations of BRE Holdings, Merger Sub and Merger Opco to effect the mergers are also subject to the satisfaction or waiver by BRE Holdings of additional conditions, including:

•	each of the representations and warranties of SHR and SH Funding must be true and correct in the manner described in the section entitled “The Agreement and Plan of Merger—Conditions Precedent to the Mergers”;

•	each of SHR and SH Funding must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the effective time of the partnership merger;

•	since the date of the merger agreement, there must not have been any change, event, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect (as defined in the section entitled “The Agreement and Plan of Merger—Representations and Warranties”); and

•	BRE Holdings must have received a tax opinion, dated as of the closing date, as described in the section entitled “The Agreement and Plan of Merger—Conditions Precedent to the Mergers”;

The obligations of SHR and SH Funding to effect the mergers are also subject to the satisfaction or waiver by us of additional conditions, including:

•	each of the representations and warranties of BRE Holdings, Merger Sub and Merger Opco must be true and correct in the manner described in the section entitled “The Agreement and Plan of Merger—Conditions Precedent to the Mergers”; and

•	each of BRE Holdings, Merger Sub and Merger Opco must have performed or complied in all material respects with all agreements and covenants required under the merger agreement to be performed or complied with by them on or prior to the effective time of the partnership merger.

Regulatory Approvals (see page 68)

We are unaware of any consent, approval, authorization or permit of, or filing or registration with or notification to any federal, state, local or foreign governmental entity that is required for the execution of the merger agreement or the completion of either the merger or the partnership merger, other than as required under the applicable requirements of the Exchange Act, the rules and regulations of the NYSE or applicable federal or state securities or “blue sky” laws, the filing of the articles of merger with respect to the merger with, and the acceptance of such articles of merger for record by, the State Department of Assessments and Taxation of Maryland, the filing of the certificate of merger with respect to the merger with the Secretary of State of the State of Delaware and the filing of a certificate of merger with respect to the partnership merger by SH Funding with the Secretary of State of the State of Delaware.

Financing (see page 63)

In connection with the closing of the mergers, BRE Holdings will cause an aggregate of approximately $4 billion to be paid to the holders of SHR common stock, holders of SHR equity awards and holders (other than the surviving company) of SH Funding membership units. Our credit agreement will be repaid at the closing, and our mortgage loans will be repaid or remain outstanding. As of October 16, 2015, we had an aggregate principal amount of approximately $1,761 million of consolidated indebtedness under our credit agreement and mortgage loans outstanding.

BRE Holdings has informed us that it is currently in the process of obtaining debt financing to be provided in connection with the mergers. In addition, it is expected that the Sponsor will contribute equity to BRE Holdings for the purpose of funding the acquisition costs (including the merger consideration) that are not covered by such debt financing.

In addition to the payment of the cash merger consideration, the funds to be obtained from the debt and equity financing will be used for purposes such as reserves, the refinancing of our existing debt and for other costs and expenses related to the mergers.

The completion of the mergers is not conditioned upon BRE Holdings, Merger Sub or Merger Opco obtaining any debt or equity financing. Under the merger agreement, we have agreed to provide, and cause our subsidiaries to provide, all cooperation reasonably requested by BRE Holdings in connection with BRE Holding arranging any debt financing. For more information, see “The Agreement and Plan of Merger—Conditions Precedent to the Mergers” and “The Agreement and Plan of Merger—Financing.”

Restriction on Solicitation of Competing Proposals (see page 81)

Under the terms of the merger agreement, SHR and SH Funding are subject to restrictions on their ability to solicit any competing proposal (as defined in the section entitled “The Agreement and Plan of Merger—Obligations with Respect to the Special Meeting”), furnish non-public information regarding SHR or any of our subsidiaries to, or participate in discussions with, third-parties with respect to any competing proposal or the making of any proposal or offer that constitutes or could reasonably be expected to lead to a competing proposal. Subject to the terms of the merger agreement, SHR is permitted to furnish information with respect to SHR and our subsidiaries and participate in discussions or negotiations with a person making a written unsolicited competing proposal that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to lead to a superior proposal. Under certain circumstances and after following certain procedures and adhering to certain restrictions, SHR is permitted to terminate the merger agreement if the Board approves and, concurrently with the termination of the merger agreement, SHR has entered into a definitive agreement providing for the implementation of a superior proposal (it being understood that such termination will not be effective and SHR will not enter into any such agreement unless SHR has paid the $100 million termination fee concurrently with such termination).

Termination of the Merger Agreement (see page 92)

The merger agreement may be terminated at any time by the mutual written consent of BRE Holdings and SHR. The merger agreement may also be terminated by either BRE Holdings or SHR if:

•	the effective time of the partnership merger has not occurred on or before the March 2, 2016 (which we refer to as the “outside date”) (it being understood that the right to terminate the merger agreement in such an event will not be available to SHR, if SHR or SH Funding, or to BRE Holdings, if BRE Holdings, Merger Sub or Merger Opco, as applicable, has breached in any material respect its obligations under the merger agreement in any manner that will have caused the failure of the effective time of the partnership merger to have occurred on or before such date);

•	the Company stockholder approval (as defined in the section entitled “The Agreement and Plan of Merger—Obligations with Respect to the Special Meeting”) has not been obtained upon a vote taken thereon at the stockholder meeting, including any adjournment or postponement thereof; or

•	any governmental entity of competent jurisdiction has issued any order, injunction or decree permanently enjoining, restraining or prohibiting the mergers, and such law has become final and non-appealable, if applicable (it being understood that the right to terminate the merger agreement under such a circumstance will not be available to SHR, if SHR or SH Funding, or to BRE Holdings, if BRE Holdings, Merger Sub or Merger Opco, as applicable, has failed to comply with the provisions described below in the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger” beginning on page 85).

SHR may also terminate the merger agreement if:

•	at any time prior to approval by the SHR stockholders of the merger and the other transactions contemplated by the merger agreement, if the Board has effected a change of company recommendation in accordance with the provisions described in the section entitled “The Agreement and Plan of Merger—Obligation of the Board of Directors with Respect to Its Recommendation” and has approved, and concurrently with the termination of the merger agreement, SHR has entered into a definitive acquisition agreement providing for the implementation of a superior proposal (it being understood that such termination will not be effective and SHR will not enter into any such agreement, unless SHR has paid the $100 million termination fee concurrently with such termination in accordance with the provisions described below in the section entitled “The Agreement and Plan of Merger—Termination Fees”);

•	BRE Holdings, Merger Sub or Merger Opco has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case, such that a condition precedent to the closing of the mergers relating to such representations, warranties, covenants or agreements would be incapable of being satisfied by the outside date (it being understood that SHR will not be permitted to terminate the merger agreement in such a circumstance if SHR or SH Funding has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case, such that a condition precedent to the closing of the mergers relating to such representations, warranties, covenants or agreements would be incapable of being satisfied by the outside date); or

•

(i) all of the conditions precedent to the obligations of BRE Holdings, Merger Sub and Merger Opco to effect the mergers (other than those conditions that by their nature are to be satisfied at the closing so long as such conditions to be satisfied at the closing would be satisfied as of the date of the notice referenced in clause (ii) below if the closing were to occur on the date of such notice) have been satisfied or waived, (ii) on or after the date the closing should have occurred pursuant to the terms of the merger agreement, SHR has delivered written notice to BRE Holdings that all of the conditions precedent to the obligations of BRE Holdings, Merger Sub and Merger Opco to effect the mergers have been satisfied or waived by BRE Holdings (other than those conditions that by their nature are to be satisfied at the closing so long as such conditions to be satisfied at the closing would be satisfied as of the date of such notice if the closing were to occur on the date of such notice) and SHR and SH Funding are ready, willing and able to consummate the closing, and (iii) BRE Holdings, Merger Sub and Merger Opco have failed to consummate the closing on or before the third business day after delivery of the notice referenced in clause (ii) above and SHR and SH Funding were ready, willing and able to consummate the closing during such three business day period.

BRE Holdings may also terminate the merger agreement if:

•	(i) the Board has effected a change of company recommendation, (ii) SHR has entered into an alternative acquisition agreement, (iii) SHR has failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a competing proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by SHR stockholders) within ten (10) business days after the commencement of such tender offer or exchange offer, or (iv) the Board has failed to publicly reaffirm the company recommendation within ten (10) business days after the date a competing proposal has been publicly announced (or if the stockholder meeting is scheduled to be held within ten (10) business days from the date a competing proposal is publicly announced, promptly and in any event prior to the date on which the stockholder meeting is scheduled to be held); or

•	SHR or SH Funding has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case, such that a condition precedent to the closing of the mergers relating to such representations, warranties, covenants or agreements would be incapable of being satisfied by the outside date (it being understood that BRE Holdings will not be permitted to terminate the merger agreement in such a circumstance if BRE Holdings, Merger Sub or Merger Opco has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case, such that a condition precedent to the closing of the mergers relating to such representations, warranties, covenants or agreements would be incapable of being satisfied by the outside date).

Termination Fees (see page 94)

Upon termination of the merger agreement under specified circumstances, SHR would be obligated to pay BRE Holdings a termination fee of $100 million, including if, after following certain procedures and adhering to certain restrictions, the Board approves, and concurrently with the termination of the merger agreement, SHR enters into, a definitive agreement providing for the implementation of a superior proposal. Upon termination of the merger agreement in certain other circumstances, SHR would be obligated to pay BRE Holdings an amount not to exceed $5 million for reasonable transaction costs and expenses incurred by BRE Holdings, Merger Sub, Merger Opco and their respective affiliates. Under certain other circumstances under which the merger agreement is terminated, BRE Holdings would be obligated to pay SHR a termination fee of $400 million. See the section entitled “The Agreement and Plan of Merger—Termination Fees” beginning on page 94.

No Appraisal Rights (see page 96)

As permitted by the Maryland General Corporation Law, our charter provides that stockholders will not be entitled to exercise any appraisal rights unless the Board, upon the affirmative vote of a majority of the entire Board, shall determine that such rights apply. The Board has made no such determination. Additionally, under the Maryland General Corporation Law, because shares of SHR common stock were listed on the NYSE on the record date for determining stockholders entitled to vote at the special meeting, our common stockholders who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger. However, our common stockholders can vote against the approval of the merger.

Litigation Related to the Merger (see page 68)

SHR’s directors, SH Funding, BRE Holdings, Merger Sub, Merger Opco, and, in some cases, Sponsor, Blackstone, and/or SHR have been named as defendants in certain lawsuits brought by purported SHR stockholders seeking, among other things, to enjoin the merger.

Material U.S. Federal Income Tax Consequences of the Merger (see page 64)

The receipt of cash by you for your shares of SHR common stock in the merger generally will be a fully taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 64) who receives cash in exchange for shares of SHR common stock in the merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of SHR common stock (that is, shares acquired for the same cost in a single transaction). In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws, including pursuant to the Foreign Investment in Real Property Act of 1980, or FIRPTA. You should refer to the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 64 and consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the merger.

Additional Information (see page 103)

You can find more information about SHR in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of stockholders and the merger. These questions and answers do not address all questions that may be important to you as an SHR stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On September 4, 2015, SHR entered into the merger agreement with BRE Holdings, Merger Sub, Merger Opco, and SH Funding. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement and the other proposals described herein.

Q:	As a stockholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $14.25 in cash, without interest and less required withholding taxes, for each share of SHR common stock you own immediately prior to the effective time of the merger.

The receipt of cash by you for your shares of SHR common stock pursuant to the merger generally will be a fully taxable transaction for U.S. federal income tax purposes. Please see the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 64 for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local and foreign taxes.

Q:	What will happen to outstanding equity awards in the merger?

A:	For information regarding the treatment of outstanding equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Outstanding Equity Awards” beginning on page 72.

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting of SHR stockholders will be held at The Fairmont Chicago Millennium Park, 200 North Columbus Drive, Chicago, Illinois 60601 on December 8, 2015, at 10:00 a.m. Central Time.

Q:	Who may vote at the special meeting?

A:	Only holders of record of SHR common stock as of the close of business on October 16, 2015, the record date for the special meeting, are entitled to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of SHR common stock that you held as of the record date.

Q:	What proposals will be considered at the special meeting?

At the special meeting, you will be asked to consider and vote on:

•	a proposal to approve the merger and the other transactions contemplated by the merger agreement;

•	a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to SHR’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 55; and

•	a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

Q:	What vote is required to approve each of the proposals?

A:	The proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SHR common stock entitled to vote on such matter. Abstentions and failures to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the votes cast at the special meeting on such proposal. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on SHR or BRE Holdings or any of their respective subsidiaries, and, if the merger and the other transactions contemplated by the merger are approved by the SHR stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved. Abstention from voting will have no effect on the outcome of this proposal, although the applicable shares will count as present for purposes of determining a quorum.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the votes cast at the special meeting on such proposal. In addition, even if a quorum is not present at the special meeting, the chairman of the meeting or the affirmative vote of a majority of the votes cast at the special meeting may adjourn the meeting to another place, date or time (subject to certain restrictions in the merger agreement, including that the special meeting may not be held, without BRE Holdings’ consent, on a date that is more than thirty (30) days after the date on which the special meeting was originally scheduled). In either case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the meeting is adjourned to a date more than 120 days after the record date, in which case a new record date will be set and a new notice will be given to each stockholder of record entitled to vote at the special meeting. Abstention from voting will have no effect on the outcome of this proposal, although the applicable shares will count as present for purposes of determining a quorum.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful review and consideration, the Board has unanimously (i) determined that it was advisable and in the best interests of SHR and the SHR stockholders to enter into the merger agreement, (ii) determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of SHR and the SHR stockholders, (iii) approved the merger agreement and the consummation by SHR of the transactions contemplated thereby, including the merger, on the terms and subject to the conditions set forth in the merger agreement, (iv) directed that the merger, on the terms set forth in the merger agreement, be submitted to the SHR stockholders for consideration at a special meeting and (v) recommended that the SHR stockholders approve the merger and the other transactions contemplated by the merger agreement.

The Board unanimously recommends that you vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement, “FOR” the proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to SHR’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

For a discussion of material factors that the Board considered in determining to recommend the approval of the merger by the SHR stockholders, please see the section entitled “The Merger—Reasons for

Recommending the Approval of the Merger” beginning on page 44. In addition, in considering such recommendation, you should be aware that our directors and executive officers have interests that may be different from, or in addition to, the interests of SHR stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 55.

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting in order to vote your shares. You may vote your shares by mail, by telephone or through the Internet, as described in more detail below.

Q:	How many shares need to be represented at the special meeting?

A:	The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting constitutes a quorum for the purpose of the special meeting. As of the close of business on the record date, there were 282,090,156 shares of SHR common stock outstanding. If you were an SHR stockholder as of the close of business on the record date and you vote your shares by mail, by telephone or through the Internet, or if you appear in person at the special meeting, your shares will be considered as present in determining the presence of a quorum. If you are a “street name” holder of shares of SHR common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of SHR common stock held by stockholders that are present in person, or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned or postponed.

Q:	Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to SHR’s named executive officers that is based on or otherwise relates to the merger?

A:	In July 2010, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, SHR is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to SHR’s named executive officers in connection with the merger. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal” beginning on page 27.

Q:	What will happen if SHR stockholders do not approve the non-binding compensation advisory proposal?

A:	The vote to approve the non-binding compensation advisory proposal is a vote separate and apart from the vote to approve the merger and the other transactions contemplated by the merger agreement. Approval of the non-binding compensation advisory proposal is not a condition to completion of the merger, and it is advisory in nature only, meaning that it will not be binding on SHR or BRE Holdings or any of their respective subsidiaries. Accordingly, if the merger and the other transactions contemplated by the merger agreement are approved by the SHR stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers, in accordance with the terms and conditions applicable to such compensation, even if this proposal is not approved.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of SHR common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of SHR common stock that you held and owned as of the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote by:

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

•	appearing in person at the special meeting and voting by ballot.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet, even if you plan to attend the special meeting in person, to ensure that your shares of SHR common stock are represented at the special meeting.

If you submit your proxy, but do not indicate how you wish to vote for a proposal, your shares will be voted “FOR” such proposal.

Q:	How do I vote if my shares are held in “street name” by a bank, broker, trust or other nominee?

A:	Your bank, broker, trust or other nominee will not have the power to vote your shares of SHR common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals using the instructions provided by your bank, broker, trust or other nominee. You may be able to instruct your bank, broker, trust or other nominee on how to vote your shares by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

If you hold your shares of SHR common stock in “street name” through a bank, broker, trust or other nominee, your bank, broker, trust or other nominee will NOT be able to vote your shares of SHR common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SHR common stock entitled to vote on such matter, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to approve the merger and the other transactions contemplated by the merger agreement. Furthermore, your shares will not be included in the calculation of the number of shares of SHR common stock present at the special meeting for purposes of determining whether a quorum is present.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?

A:	Yes. If you are a stockholder of record, you may change your vote at any time prior to the vote at the special meeting by taking any of the following actions:

•	submitting a proxy to vote your shares via the Internet or telephone, in accordance with the instructions on your proxy card, at or before 11:59 p.m. Eastern Time on the day prior to the special meeting;

•	delivering a signed written notice to the Secretary of SHR by facsimile or mail as set forth below, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	completing, signing and delivering a proxy card relating to the same shares and bearing a later date prior to the vote at the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

Notices of revocation and new proxy cards may be sent to our Secretary by fax at (312) 659-5799 or by mail to Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, Attention: Secretary.

If you hold shares in “street name”, you may submit new voting instructions or revoke your voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions by attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy. In order to change your vote in person at the special meeting, you must obtain a legal proxy, executed in your favor, from the bank, broker, trust or other holder of record authorizing you to vote at the special meeting.

All properly submitted proxies received by us before the special meeting that are not properly revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided with respect to any proposal, “FOR” such proposal.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares of SHR common stock that are registered in the name of more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to submit your proxies to vote all such shares by mailing in each proxy card you receive or by telephone or through the Internet by using the different voter control number(s) on each proxy card.

Q:	What happens if I sell my shares of SHR common stock before the special meeting?

A:	The record date for the special meeting is earlier than the expected date of the merger. If you owned shares of SHR common stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time of the merger.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:

No. As permitted by the Maryland General Corporation Law, our charter provides that stockholders will not be entitled to exercise any appraisal rights unless the Board, upon the affirmative vote of a majority of the entire Board, shall determine that such rights apply. The Board has made no such determination. Additionally, under the Maryland General Corporation Law, because shares of SHR common stock were listed on the NYSE on the record date for determining stockholders entitled to vote at the special meeting, our common stockholders who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger. However, our common stockholders can vote against the approval of the merger.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will be sent a letter of transmittal that includes detailed written instructions on how to return your stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	If I hold my shares in book-entry form, how will I receive my merger consideration?

A:	The merger agreement provides that holders of any shares of SHR common stock that are represented by book-entry will automatically be entitled to receive such merger consideration (without interest and less required withholding taxes), upon the effective time of the merger, and the surviving company will cause the paying agent to pay and deliver such merger consideration as soon as reasonably practicable (but in no event more than five (5) business days thereafter) following the effective time of the merger without any requirement that the person in whose name such book-entry shares are registered deliver a certificate or letter of transmittal.

Q:	Should I send in my RSU Awards, Performance Awards or DSU Awards now?

A:	No. Shortly after the merger is completed, your RSU Awards, Performance Awards and DSU Awards will either be automatically exchanged for the applicable consideration or you will receive further instructions for such exchange.

Q:	When is the merger expected to be completed?

A:	We and BRE Holdings are working toward completing the merger as quickly as possible. If our stockholders vote to approve the proposal to approve the merger and the other transactions contemplated by the merger agreement, and assuming that the other conditions to the merger are satisfied or waived, it is anticipated that the merger will become effective as soon as practicable following the special meeting. The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement by the SHR stockholders. For additional information, see the section entitled “The Agreement and Plan of Merger—Conditions Precedent to the Mergers” beginning on page 90.

Q:	What happens if the merger is not completed?

A:	If the proposal to approve the merger and the other transactions contemplated by the merger agreement is not approved by the holders of a majority of the outstanding shares of SHR common stock entitled to vote on the matter, or if the merger is not completed for any other reason, you would not receive any consideration from BRE Holdings for your shares of SHR common stock. Instead, we would remain a public company, and SHR common stock would continue to be registered under the Exchange Act and listed and traded on the NYSE. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of SHR common stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of SHR common stock. Under certain circumstances, if the merger is not completed, we may be obligated to pay BRE Holdings a termination fee or BRE Holdings may be required to pay us a termination fee. For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed” beginning on page 63.

Q:	Are there any requirements if I plan on attending the special meeting?

A:	If you wish to attend the special meeting, you may be asked to present valid photo identification. Please note that if you hold your shares in “street name”, you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting, and if you wish to vote in person at the special meeting you must obtain a legal proxy, executed in your favor, from the bank, broker, trust or other holder of record authorizing you to vote at the special meeting. Neither cameras, sound, or video recording devices or any similar equipment, nor the distribution of any printed materials, will not be permitted at the special meeting without the approval of SHR.

Q:	Have any stockholders already agreed to approve the merger?

A:	No. BRE Holdings has informed us that, as of the date hereof, there are no agreements between BRE Holdings, Merger Sub and Merger Opco or other affiliates of Blackstone, on the one hand, and any SHR stockholders, on the other hand, in which an SHR stockholder has agreed to vote in favor of approval of the merger and the other transactions contemplated by the merger agreement.

Q:	Where can I find more information about SHR?

A:	SHR files periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information” beginning on page 103.

Q:	Who can help answer my questions?

A:	For additional questions about the merger or the merger agreement, assistance in submitting proxies or voting shares of SHR common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Stockholders call toll-free: (800) 322-2885

Banks and Brokers call collect: (212) 929-5500

If your shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this proxy statement about expectations, beliefs, plans, objectives, prospects, assumptions or future events or performance that are not historical facts, including statements regarding the expected timing, completion and effects of the merger, are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect(s),” “estimate(s),” “project(s),” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from the results or outcomes expressed in the statements. Among the key factors that could cause actual results or outcomes to differ materially from those projected in the forward-looking statements are the following: the satisfaction of the conditions precedent to the consummation of the merger, including, without limitation, the receipt of stockholder approval; unanticipated difficulties or expenditures relating to the merger; legal proceedings instituted against SHR and others following announcement of the merger; disruptions of current plans and operations caused by the announcement and pendency of the merger; potential difficulties in employee retention as a result of the announcement and pendency of the merger; the response of business partners and competitors to the announcement of the merger; the effects of economic conditions and disruptions in financial markets upon business and leisure travel and the hotel markets in which SHR invests; SHR’s liquidity and refinancing demands; SHR’s ability to obtain, refinance or extend maturing debt; SHR’s ability to maintain compliance with covenants contained in its debt facilities; stagnation or deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where SHR’s hotels operate and in which SHR invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of SHR’s shares of common stock; availability of capital; SHR’s ability to dispose of properties in a manner consistent with its investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the U.S., Germany or other countries where SHR invests; difficulties in identifying properties to acquire and completing acquisitions; SHR’s failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; SHR’s failure to maintain its qualification as a REIT for U.S. federal income tax purposes; changes in the competitive environment in SHR’s industry and the markets where SHR invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITs; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements. Additional risks are discussed in SHR’s filings with the SEC, including those appearing under the heading “Item 1A. Risk Factors” in SHR’s most recent Form 10-K and subsequent Form 10-Qs. Although SHR believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this proxy statement, and SHR undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Because the factors referred to above and other factors, including general industry and economic conditions and the effect of future or existing local or federal laws or regulations affecting our industry, could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this proxy statement, based on information available to SHR as of the date of this proxy statement.

PARTIES TO THE MERGER

SHR

Strategic Hotels & Resorts, Inc.

200 West Madison Street, Suite 1700

Chicago, Illinois 60606

(312) 658-5000

SHR is a Maryland corporation qualified as a REIT for U.S. federal income tax purposes that owns and provides value-enhancing asset management of high-end hotels and resorts in the U.S. SHR currently has ownership interests in seventeen (17) properties with an aggregate of 7,921 rooms and 847,000 square feet of multi-purpose meeting and banqueting space.

Shares of SHR common stock are listed on the NYSE and trade under the symbol “BEE.” Our website address is www.strategichotels.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about SHR is contained in our public filings, which are incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 103, for more information.

SH Funding

Strategic Hotel Funding, L.L.C.

c/o Strategic Hotels & Resorts, Inc.

200 West Madison Street, Suite 1700

Chicago, Illinois 60606

(312) 658-5000

SH Funding is a Delaware limited liability company through which we conduct substantially all of our business and own, either directly or indirectly through subsidiaries, substantially all of our assets. We serve as the sole managing member of SH Funding and own approximately 99.7% of the limited liability company interests of SH Funding.

BRE Holdings

BRE Diamond Hotel Holdings LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

(212) 583-5000

BRE Holdings is a Delaware limited liability company and an affiliate of the Sponsor. BRE Holdings was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not carried on any activities to date, other than those incidental to its formation and pursuant to the transactions contemplated by the merger agreement. The Sponsor is an affiliate of Blackstone.

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has $92 billion in investor capital under management. Blackstone’s real estate portfolio includes hotel, office, retail, industrial and residential properties in the U.S., Europe, Asia and Latin America. Major investments include Hilton Worldwide, Invitation Homes (single family homes), Logicor (pan-European logistics), SCP (Chinese shopping malls), and prime office buildings in the world’s major cities. Blackstone real estate also operates one of the leading real estate finance platforms, including management of the publicly traded Blackstone Mortgage Trust (NYSE:BXMT).

Merger Sub

BRE Diamond Hotel LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Merger Sub is a Delaware limited liability company whose sole member is BRE Holdings. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not carried on any activities to date, other than those incidental to its formation and pursuant to the transactions contemplated by the merger agreement. Upon completion of the merger, SHR will merge with and into Merger Sub, and SHR will cease to exist.

Merger Opco

BRE Diamond Hotel Acquisition LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Merger Opco is a Delaware limited liability company whose sole member is Merger Sub. Merger Opco was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not carried on any activities to date, other than those incidental to its formation and pursuant to the transactions contemplated by the merger agreement. Upon completion of the partnership merger, Merger Opco will merge with and into SH Funding, and Merger Opco will cease to exist.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the special meeting and any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

The special meeting will be held on December 8, 2015, at 10:00 a.m. Central Time, at The Fairmont Chicago Millennium Park, 200 North Columbus Drive, Chicago, Illinois 60601.

SHR stockholders who wish to attend the special meeting may be asked to present valid photo identification. Please note that if you hold your shares in “street name”, you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting, and if you wish to vote in person at the special meeting you must obtain a legal proxy, executed in your favor, from the bank, broker, trust or other holder of record authorizing you to vote at the special meeting. Neither cameras, sound or video recording devices or any similar equipment, nor the distribution of any printed materials, will be permitted at the special meeting without the approval of SHR.

Purpose of the Special Meeting

At the special meeting, SHR’s stockholders of record will be asked to consider and vote on:

1.	a proposal to approve the merger and the other transactions contemplated by the merger agreement;

2.	a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to SHR’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 55; and

3.	a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

Recommendation of the Board

After careful review and consideration, the Board has unanimously (i) determined that it was advisable and in the best interests of SHR and the SHR stockholders to enter into the merger agreement, (ii) determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of SHR and the SHR stockholders, (iii) approved the merger agreement and the consummation by SHR of the transactions contemplated thereby, including the merger, on the terms and subject to the conditions set forth in the merger agreement, (iv) directed that the merger, on the terms set forth in the merger agreement, be submitted to the SHR stockholders for consideration at a special meeting and (v) recommended that the SHR stockholders approve the merger and the other transactions contemplated by the merger agreement.

Accordingly, the Board unanimously recommends you vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement, “FOR” the proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to SHR’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement, if there are insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

Record Date and Quorum

Each holder of record of shares of SHR common stock as of the close of business on October 16, 2015, which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of SHR common stock that you held and owned as of the record date. As of the record date, there were 282,090,156 shares of SHR common stock issued and outstanding and entitled to vote at the special meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting constitutes a quorum for the purpose of the special meeting.

If you are an SHR stockholder of record and you vote your shares by mail, by telephone or through the Internet, or if you appear in person at the special meeting, then your shares of SHR common stock will be counted in determining the presence of a quorum. If you are a “street name” holder of shares of SHR common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of SHR common stock held by stockholders of record that are present in person, or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned or postponed.

Vote Required for Approval

Merger Proposal.

The proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SHR common stock entitled to vote on such proposal.

Non-Binding Compensation Advisory Proposal.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the votes cast at the special meeting on such proposal. The vote is advisory only and, therefore, is not binding on SHR or BRE Holdings or any of their respective subsidiaries, and, if the merger and the other transactions contemplated by the merger agreement are approved by SHR stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers, in accordance with the terms and conditions applicable to such compensation, even if this proposal is not approved.

Adjournment Proposal.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the votes cast on such proposal. In addition, even if a quorum is not present at the special meeting, the chairman of the meeting or the affirmative vote of a majority of the votes cast at the special meeting may adjourn the meeting to another place, date or time (subject to certain restrictions in the merger agreement, including that the special meeting may not be held, without BRE Holdings’ consent, on a date that is more than thirty (30) days after the date on which the special meeting was originally scheduled).

Effect of Abstentions and Broker Non-Votes

The proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SHR common stock entitled to vote on such proposal. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve the merger and the other transactions contemplated by the merger agreement. Abstention from voting will be counted as present for purposes of determining a quorum.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the votes cast at the special meeting on such proposal. Consequently, abstention from voting will have no effect on the outcome of the non-binding compensation advisory proposal.

The proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the votes cast on such proposal. Consequently, abstention from voting will have no effect on the proposal to adjourn the special meeting.

Under NYSE rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if your shares are held in “street name”, your bank, broker, trust or other nominee will NOT be able to vote your shares of SHR common stock on any of the proposals, and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the outstanding shares of SHR common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to approve the merger and the other transactions contemplated by the merger agreement. Because the approval of each of (1) the non-binding compensation advisory proposal and (2) the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the votes cast on such proposal, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of either proposal, assuming a quorum is present.

How to Vote

Stockholders have a choice of voting by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you submit your proxy to vote your shares by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on the proposal to be voted, your shares of SHR common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, your shares of SHR common stock will not be voted on such proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of SHR common stock, your bank, broker, trust or other nominee will not be able to vote your shares at the special meeting.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker, trust or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker, trust or other holder of record authorizing you to vote at the special meeting.

If you do not submit a proxy or otherwise vote your shares of SHR common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to approve the merger and the other transactions contemplated by the merger agreement, but will have no effect on approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting if necessary or appropriate.

If you have any questions about how to vote or direct a vote in respect of your shares of SHR common stock, you may contact our proxy solicitor, MacKenzie Partners, toll-free at: (800) 322-2885.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of SHR common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

Any proxy given by an SHR stockholder may be revoked at any time before it is exercised at the special meeting by doing any of the following:

•	submitting another proxy to vote your shares by telephone or through the Internet, in accordance with the instructions on your proxy card, at or before 11:59 p.m. Eastern Time on the day prior to the special meeting;

•	delivering a signed written notice to the Secretary of SHR by facsimile or mail as set forth below, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	completing, signing and delivering a proxy card relating to the same shares and bearing a later date prior to the vote at the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

Notices of revocation and new proxy cards may be sent to our Secretary by fax at (312) 659-5799 or by mail to Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, Attention: Secretary.

If you hold shares in “street name”, you may submit new voting instructions or revoke your voting instructions by contacting your bank, broker, trust or other nominee. You may also change your vote or revoke your voting instructions by attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy. To do this you must obtain a legal proxy, executed in your favor, from the bank, broker, trust or other holder of record authorizing you to vote at the special meeting.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed one or more times to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy (or if you did not include “FOR,” “AGAINST” or “ABSTAIN” on such proposal, your shares of SHR common stock will be voted in favor of such adjournment proposal).

If a quorum is present at the special meeting, the special meeting may be adjourned if there is an affirmative vote of a majority of the votes cast at the special meeting on such proposal. In addition, even if a quorum is not present at the special meeting, the chairman of the meeting or the affirmative vote of a majority of the votes cast at the special meeting may adjourn the meeting to another place, date or time (subject to certain restrictions in the merger agreement, including that the special meeting may not be held, without BRE Holdings’ consent, on a date that is more than 30 days after the date on which the special meeting was originally scheduled). In either case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the meeting is adjourned to a date more than 120 days after the record date, in which case a new record date will be set and a new notice will be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement, then SHR may seek to adjourn the special meeting. In addition, the Board may, after consultation with BRE Holdings, postpone the special meeting upon public announcement made prior to the date previously scheduled for the special meeting for the purpose of soliciting additional proxies or as otherwise permitted under the merger agreement.

Solicitation of Proxies

SHR is soliciting the enclosed proxy card on behalf of the Board, and SHR will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, SHR and its directors, officers and employees may solicit proxies in person, by telephone, by electronic means or otherwise. These persons will not be specifically compensated for soliciting proxies.

SHR has retained MacKenzie Partners to assist in the solicitation process. SHR will pay MacKenzie Partners a fee of approximately $50,000 plus reimbursement of certain specified out-of-pocket expenses. SHR also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

SHR will ask banks, brokers, trusts and other nominees to forward SHR’s proxy solicitation materials to the beneficial owners of shares of SHR common stock held of record by such banks, brokers, trusts or other nominees. SHR will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885.

PROPOSAL 1: APPROVAL OF THE MERGER

As discussed elsewhere in this proxy statement, SHR stockholders will consider and vote on a proposal to approve the merger and the other transactions contemplated by the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is enclosed as Annex A to this proxy statement. In addition, see the sections entitled “The Merger” beginning on page 29, and “The Agreement and Plan of Merger” beginning on page 70.

The Board unanimously recommends that SHR stockholders vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

If you vote your shares by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 1, your shares of SHR common stock will be voted “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Under our charter and Maryland law, the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SHR common stock entitled to vote on such proposal. An abstention or failure to vote on this proposal will have the same effect as a vote “AGAINST” the proposal.

PROPOSAL 2: NON-BINDING COMPENSATION ADVISORY PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to SHR’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 59, including the table entitled “Golden Parachute Payment” and accompanying footnotes. Accordingly, SHR stockholders are being provided with the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon SHR or the Board, and approval of this proposal is not a condition to completion of the merger. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with certain of SHR’s named executive officers, such compensation will be payable in accordance with the terms and conditions applicable to such compensation, regardless of the outcome of this advisory vote, if the merger and the other transactions contemplated by the merger agreement are approved by the SHR stockholders and the merger is completed. However, SHR seeks your support and believes that your support is appropriate because SHR has a comprehensive executive compensation program designed to link the compensation of our executives with SHR’s performance and the interests of SHR’s stockholders. Accordingly, we ask that you vote on the following resolution:

“RESOLVED, that the stockholders of Strategic Hotels & Resorts, Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of Strategic Hotels & Resorts, Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 59 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

The Board unanimously recommends that SHR stockholders vote “FOR” the non-binding compensation advisory proposal.

If you vote your shares by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 2, your shares of SHR common stock will be voted “FOR” this non-binding compensation advisory proposal.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the votes cast on such proposal. An abstention or failure to vote on this proposal will have no effect on the approval of this proposal. The vote is advisory only and, therefore, not binding on SHR or BRE Holdings or any of their respective subsidiaries, and, if the merger and the other transactions contemplated by the merger agreement are approved by SHR’s stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers, in accordance with the terms and conditions applicable to such compensation, even if this proposal is not approved.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

SHR stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement if there insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

If you vote your shares by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 3, your shares of SHR common stock will be voted “FOR” this proposal to adjourn the special meeting to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the votes cast on such proposal. In addition, even if a quorum is not present at the special meeting, the chairman of the meeting or the affirmative vote of a majority of the votes cast at the special meeting may adjourn the meeting to another place, date or time (subject to certain restrictions in the merger agreement, including that the special meeting may not be held, without BRE Holdings’ consent, on a date that is more than 30 days after the date on which the special meeting was originally scheduled). An abstention or failure to vote on this proposal will have no effect on the approval of this proposal.

THE MERGER

Overview

SHR is seeking the approval by SHR stockholders of the merger and the other transactions contemplated by the merger agreement. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, SHR will merge with and into Merger Sub. Merger Sub will survive the merger as a wholly-owned subsidiary of BRE Holdings. The Board has approved the merger agreement and unanimously recommends that SHR stockholders vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Upon completion of the merger, each share of SHR common stock that is issued and outstanding immediately prior to the effective time of the merger (other than shares of SHR common stock owned of record by us or any of our wholly-owned subsidiaries or owned of record by BRE Holdings, Merger Sub, Merger Opco or any of their wholly-owned subsidiaries) will automatically be cancelled, cease to exist, and will be converted into the right to receive $14.25, in cash, without interest and less required withholding taxes.

Following the completion of the merger, shares of SHR common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of SHR common stock under the Exchange Act will be terminated.

Background of the Merger

The Board has regularly reviewed SHR’s strategy with respect to its portfolio and potential strategic opportunities, including acquisitions and dispositions, with the goal of maximizing value for stockholders.

The difficult market conditions of 2008 and 2009 contributed to a sharp reduction in SHR’s stock price to a low of $0.61 on March 16, 2009. Since then, the Board and management have regularly reviewed strategy, resulting in several asset sales and acquisitions and an enhancement of SHR’s balance sheet. Although SHR’s financial position has improved significantly since 2009, the Board has also considered potential future volatility of the lodging industry as the current economic cycle matured.

In the course of reviewing SHR’s strategic alternatives, at various times the Board considered a number of challenges that SHR may face going forward as an independent company. These challenges included the cyclical nature of the lodging industry and the advanced stage of the lodging industry’s current economic recovery cycle, the risk of a slowdown of the economy, expected increases in interest rates which could increase the cost of debt, the increase in supply in the lodging industry which over time could drive down both hotel occupancy and room rates and the challenges in acquiring assets on an accretive basis in light of the recovery in hotel asset prices. The Board considered the expected negative impact of such factors on the results of the operations of the lodging industry, including SHR, and the related downside risks in SHR’s stock price. The Board also considered the negative impact of a material reduction in SHR’s stock price on its ability to use its equity as currency for further expansion, which, in light of SHR’s balance sheet, represented the key means for SHR to continue to grow through acquisitions.

In connection with the Board’s review of SHR’s strategy, in April, 2013, the Board authorized the exploration of a possible sale of SHR (“Project 1”). In connection with that sale process, SHR engaged a financial advisor, which communicated with approximately fifty (50) parties, including Blackstone, regarding their interest in SHR. The entities contacted in connection with Project 1 were selected by the Board based on recommendations by the financial advisor and after discussion with the financial advisor and management. In connection with Project 1, SHR entered into confidentiality agreements with ten (10) parties, including Blackstone, to which it made available SHR’s confidential information. During such sale process, in June 2013, a media article reported on the hiring by SHR of a financial advisor to explore a potential sale of SHR. Ultimately, despite its efforts, SHR did not receive any bids for its acquisition which the Board considered viable, with the highest indication of interest received effectively valuing SHR at $8.57 per share of SHR common stock. Based on the lack of any viable bids and the indications of valuations received by SHR, the Board determined to discontinue the process in August of 2013.

Subsequently, in October 2013, the Board authorized the exploration of a merger of equals between SHR and another publicly traded hotel company (“Project 2”). Negotiations between SHR and the counterparty in Project 2 terminated in December 2013 without reaching agreement on key terms. The Board authorized exploration of Project 2 again in August 2014; however there was no agreement with the other party on key terms and such exploration was terminated in October 2014.

On April 13, 2015, Raymond L. Gellein, Jr., SHR’s President & Chief Executive Officer and Chairman of the Board, Jonathan Stanner, Senior Vice President, Capital Markets, Acquisitions and Treasurer of SHR, and Eric Hassberger, Senior Vice President, Asset Management and Acquisitions of SHR, met with a representative of a private investment firm (“Party A”) as well as a representative of another private investment firm and a stockholder of SHR (“Party B”). The representative of Party A raised the possibility of Party A and Party B jointly acquiring SHR. The representative of Party B indicated that he did not have authority to discuss such a transaction. Mr. Gellein responded that, as SHR had previously publicly stated, the Board was always open to considering opportunities to maximize stockholder value. Following the meeting, Mr. Gellein discussed Party A’s proposal and Party B’s reaction with Sheli Rosenberg, SHR’s lead independent director. Thereafter, Mr. Gellein regularly briefed and consulted with Ms. Rosenberg and other members of the Board regarding developments relating to a possible sale of SHR.

On April 17, 2015, the same representative of Party A contacted Mr. Gellein and conveyed Party A’s desire to pursue a transaction to acquire SHR and to execute a confidentiality agreement in order to quickly conduct due diligence on SHR. The representative of Party A indicated that Party A anticipated partnering with other investors, possibly including sovereign wealth funds and high net worth family offices, to fund the equity portion of the purchase price for SHR. Mr. Gellein informed the representative of Party A that he would discuss the matter with the Board at its upcoming meeting scheduled for April 22, 2015.

On April 21, 2015, Mr. Gellein and a representative of Party B met at the request of Party B. The Party B representative indicated that Party B would potentially be interested in participating in a venture to take SHR private, but that Party B did not want to lead or control such a transaction.

Also on April 21, 2015, Mr. Gellein discussed his conversations with Party A and Party B with a representative of J.P. Morgan, which had provided assistance in connection with Project 2.

On April 22, 2015, the Board held a telephonic meeting during which Mr. Gellein briefed the Board on his conversations with representatives of Party A and Party B and with the representative of J.P. Morgan. The Board discussed the approach by Party A and discussions with Party B and potential next steps and requested that Mr. Gellein advise the representative of Party A that it should provide a preliminary view of valuation of SHR based on publicly available information as well as provide information as to Party A’s potential partners. On April 23, 2015, Mr. Gellein advised Party A in accordance with the Board’s request of April 22, 2015. Mr. Gellein offered to make available Messrs. Stanner and Hassberger to discuss with Party A publicly available information regarding SHR in order to assist Party A in arriving at a preliminary valuation of SHR. Later on April 23, 2015, the representative of Party A contacted Mr. Stanner and arranged a meeting to discuss such information.

On April 23, 2015, Mr. Gellein called a representative of Party B who indicated that Party B did not want to engage in exploring a transaction involving SHR at the current time.

On May 6 and 7, 2015, representatives of Party A, Mr. Stanner and Mr. Hassberger met to discuss publicly available and non-confidential information regarding specific SHR assets and SHR.

On May 7, 2015, a representative of Party A called Mr. Gellein and indicated that Party A’s preliminary valuation of SHR, based on publicly available information, was in the range of $13.50 to the low $14.00s per share. The representative of Party A also indicated that he did not anticipate that Party A would have difficulty raising capital to acquire SHR. Mr. Gellein responded that he expected that it would be challenging for the Board to engage in a transaction at that pricing range, but that he would solicit feedback from Board members. The closing price of SHR common stock on that day was $11.89.

On May 11, 2015, Mr. Gellein called a representative of Party A and asked him for more clarity on the proposed valuation, the proposed financing and the ability to execute a transaction, considering that Party A intended to partner with others in connection with an acquisition of SHR. The representative of Party A indicated that Party A might have flexibility regarding the price to move up to $14.50 per share of SHR common stock, but doubted that Party A could improve its proposed price materially.

On May 12, 2015, Mr. Gellein informed a representative of Party A that its proposal would be discussed with the Board the following week and noted that it would be helpful for the Board in evaluating Party A’s proposal to have additional clarity on price, the proposed sources of capital and timing for entering into a definitive acquisition agreement.

On May 13, 2015, a representative of Party A called Mr. Stanner and noted that Party A had had conversations with three family offices and an institutional investor that could potentially be sources of equity financing to acquire SHR. The representative of Party A also indicated that the price range of $13.50—low $14.00s previously provided to Mr. Gellein continued to be Party A’s proposed price range. On May 14, 2015, Mr. Gellein updated Ms. Rosenberg regarding the discussions with Party A and on May 15, 2015, Mr. Gellein updated a representative of J.P. Morgan regarding the same.

On May 18, 2015, a representative of Party A called Mr. Gellein and informed him that based on further analysis, Party A’s preliminary valuation for SHR was $14.10 per share of SHR common stock, but there could be upside in such value if Party A was permitted to have access to SHR’s non-public information. The representative of Party A requested that SHR enter into a confidentiality agreement with Party A and provide it with access to SHR’s non-public information and management. The representative of Party A also indicated that Party A had preliminary discussions with four potential equity partners. The representative of Party A indicated that, if Party A and SHR were to proceed, Party A would want an exclusivity agreement pursuant to which SHR would work exclusively with Party A on a sale of SHR. Mr. Gellein indicated he would respond to the representative of Party A after the Board meeting scheduled for later that week.

Mr. Gellein spoke to the representative of Party A again on May 19, 2015, at which time the representative of Party A disclosed the identities of the parties with whom he was discussing an equity participation in a potential transaction for SHR (referred to herein as “Party C”, “Party D”, “Party E”, “Party F” and “Party G”, respectively). The representative of Party A indicated that Party A would be the sponsor investor and that it believed all due diligence on SHR in connection with the transaction would be conducted and coordinated by Party A. Party A was also targeting two additional partners. Mr. Gellein asked the representative of Party A about the likely timing to finalize the arrangements among the equity investors. Party A responded that it planned to organize its partnership with the investors concurrently with negotiating the transaction with SHR. Mr. Gellein indicated he would respond to the representative of Party A after the Board meeting.

On May 20, 2015, the Board held a telephonic meeting. Mr. Gellein updated the Board on developments in connection with Party A’s interest in acquiring SHR since the last Board meeting. The members of the Board discussed the status of the discussions between Party A and SHR, including the proposed valuation range of SHR indicated by Party A.

Representatives of Sidley Austin LLP (“Sidley Austin”) then joined the meeting and discussed the duties and responsibilities of the Board in the context of a potential acquisition of SHR. Discussion ensued between the Board and the representatives of Sidley Austin regarding issues surrounding a potential acquisition transaction, including the different sales processes that may be pursued by the Board. The Board then discussed the parties identified by Party A as equity investors in an acquisition of SHR and whether other parties should be approached directly by SHR regarding such an acquisition. The Board and the representatives of Sidley Austin discussed various strategies to maximize stockholder value and the Board agreed to seek further advice from SHR’s financial advisor on how best to achieve such goal. Mr. Gellein proposed that the Board consider having SHR engage J.P. Morgan as financial advisor for the purpose of advising the Board in light of its close knowledge of SHR, prior involvement in Project 2 and expertise in the lodging industry and mergers and acquisitions. The Board instructed management not to engage in any discussions regarding potential post-closing employment with any potential bidder for SHR unless and until authorized to do so by the Board.

A representative of J.P. Morgan then joined the Board meeting and provided an update on the marketplace and industry and preliminary views on the approach by Party A. The Board also discussed, with input from management and J.P. Morgan, the best strategy for price negotiations with Party A as well as potential next steps, including whether, in exploring a potential transaction, the Board should expand the marketing process for SHR at this stage or focus only on a transaction with Party A. The Board considered that management had regularly signaled to the market that it was open to a transaction to maximize stockholder value, that SHR had in fact conducted an unsuccessful marketing process as part of Project 1 in 2013 that was reported in the press, and that entering into discussions regarding a possible sale of SHR with additional parties may increase the risk of leaks, rumors and disruption to SHR and its relations with its employees and third parties. Following these discussions, the Board deliberated the best path forward to maximize value for stockholders and decided that continuing discussions with Party A would be in the best interests of stockholders.

After further discussion, the Board directed Mr. Gellein to inform Party A that, in reliance on Party A’s assurances that its valuation could be increased if it received non-public information and that it had arranged an equity consortium of credible parties to execute the transaction, SHR would agree to sign a confidentiality agreement and provide non-public information to Party A and its potential partners so that they might conduct due diligence on non-public information of SHR for a three (3) week period.

On May 21, 2015, Mr. Gellein called a representative of Party A and informed him of the Board’s position. The representative of Party A indicated that three (3) weeks to complete due diligence was a short time-table, but that Party A would do its best to operate within the requested time frame.

On May 22, 2015, counsel to Party A and Paula Maggio, SHR’s Executive Vice President, General Counsel and Secretary, discussed the process going forward and the confidentiality agreement. Ms. Maggio explained that SHR would require potential partners of Party A to sign confidentiality agreements directly with SHR. Later the same day, Ms. Maggio sent the form of confidentiality agreement to counsel to Party A.

On June 1, 2015, Messrs. Gellein, Stanner and Hassberger met with a representative of Party A. Party A informed Mr. Gellein that Party A was in discussions with a revised group of potential investors consisting of a sovereign wealth fund (“Party H”), a real estate investment firm (“Party I”) and an Asian fund (“Party J”). Mr. Gellein reported that Party A informed him that each of Party C, Party D, Party E, Party F and Party G were no longer interested in participating in a transaction. The representative of Party A also reported that he had discussed the potential transaction with representatives of Party B, but that Party B did not want to be engaged in the process or sign a confidentiality agreement at the current time.

On June 2, 2015, the Board held a telephonic meeting in which representatives of Sidley Austin participated. Mr. Gellein and the Board discussed engaging a financial advisor to advise the Board in connection with a potential sale of SHR. After discussion, the Board agreed to engage J.P. Morgan as its financial advisor, subject to management receiving additional information from J.P. Morgan and completing its due diligence investigation regarding any potential conflicts that J.P. Morgan may have.

Mr. Gellein then provided an update on conversations with a representative of Party A. Mr. Gellein also explained that SHR, working with J.P. Morgan and Sidley Austin, had developed a bid instruction letter that detailed the information SHR would require from Party A in order to be able to evaluate its proposal to acquire SHR, including information related to purchase price, necessary approvals, equity investors in the purchasing entity and debt financing. The Board discussed Mr. Gellein’s report as well as next steps.

Over the next week, SHR and Sidley Austin negotiated with Party A the terms of the confidentiality agreement, as well as a guarantee by an affiliate of Party A of the obligations of Party A under the confidentiality agreement. During the same period, SHR negotiated with certain of Party A’s potential equity partners the terms of confidentiality agreements.

On June 5, 2015, a representative of Party B and Mr. Gellein discussed Party B entering into a confidentiality agreement with SHR, which the representative of Party B indicated would be followed by its filing of a related amendment to its existing Schedule 13D with the SEC.

On June 8, 2015, a representative of Party B informed Mr. Gellein that Party B had determined it did not desire to enter into a confidentiality agreement at the current time. The representative also indicated that he hoped Party B would not hear about a transaction in the news without being contacted first regarding its potential interest in participating in a sale transaction of SHR prior to the announcement of any such transaction.

Also on June 8, 2015, the Board held a telephonic meeting in which representatives of Sidley Austin participated. Ms. Maggio reported to the Board on the conversations with representatives of Party B. The Board discussed these developments. Ms. Maggio and representatives of Sidley Austin then reported on the status of negotiating a confidentiality agreement with Party A and its potential partners.

On June 10, 2015, affiliates of Party A signed a confidentiality agreement and a related guarantee with SHR.

Also on June 10, 2015, Mr. Gellein received an unsolicited telephone call from a representative of an investment firm (“Party K”) who requested a meeting with Mr. Gellein later in June without specifying the purpose.

On June 11, 2015, SHR provided Party A and its representatives access to an electronic data room containing confidential information of SHR and a bid instruction letter prepared by J.P. Morgan and Sidley Austin which had been discussed with the Board at its most recent meeting.

On June 19, 2015, the Board held a telephonic meeting in which representatives of Sidley Austin participated. Ms. Maggio discussed with the Board the status of negotiations of J.P. Morgan’s engagement as financial advisor and reviewed J.P. Morgan’s responses to questions submitted by SHR related to any potential conflicts of interest of J.P. Morgan. Mr. Gellein reported to the Board that since the last Board meeting, Party A had executed a confidentiality agreement with SHR and had commenced due diligence. Ms. Maggio discussed the status of entering into confidentiality agreements with Party A’s potential equity partners. Mr. Gellein then reported on the call he had received from a representative of Party K and undertook to report back to the Board the results of the meeting if it related to a potential transaction involving SHR.

On June 23, 2015, Mr. Gellein, Diane Morefield, Executive Vice President & Chief Financial Officer of SHR, and representatives of Party K met. A representative of Party K stated that it had reviewed the publicly available information on SHR and believed it could provide a proposal to acquire SHR together with two (2) sovereign wealth funds which would provide equity capital to fund a transaction. Party K expressed belief that it could achieve an offer value above $15.00 per share of SHR common stock for SHR. The representative of Party K expressed a desire to move quickly and requested to sign a confidentiality agreement in order to obtain non-public information regarding SHR. Mr. Gellein told the representative of Party K that he would discuss Party K’s indication of interest with the Board.

On June 25, 2015, the Board held a telephonic meeting in which representatives of Sidley Austin and J.P. Morgan participated. Mr. Gellein updated the Board on the conversation with representatives of Party K on June 23, 2015. The Board discussed Party K’s indication of interest. J.P. Morgan and the Board discussed SHR engaging with Party K in the same manner SHR had engaged with Party A. In light of now having received inquiries from both Party A and Party K, J.P. Morgan discussed with the Board and management the benefits of, and considerations with respect to, expanding the potential sale process to include an outreach to additional potential bidders including, but not limited to, five (5) additional financial and strategic parties, including four (4) investment firms, including Blackstone, Party B, “Party L” and “Party M” and one strategic party (“Party N”).

The representatives of J.P. Morgan and the Board discussed expanding the sale process, including how to manage discussions with Party A and Party K, including Party A’s prior request for exclusivity. The Board also discussed the risks inherent in including additional parties in the process, including the risks that had been previously discussed by the Board, and the appropriate strategy moving forward. The Board discussed the implications to SHR if Party B amended its Schedule 13D filing and publicly disclosed that it was in discussion with SHR regarding a potential acquisition. After further discussion, the Board authorized J.P. Morgan, on behalf of SHR, to initiate contact with Blackstone, Party B, Party L, Party M and Party N regarding a potential sale of SHR to such entities. The Board also authorized management of SHR to negotiate and execute confidentiality agreements with such parties and Party K.

The representatives of J.P. Morgan departed the Board meeting at that point and Ms. Maggio and a representative of Sidley Austin then discussed the conflicts report that SHR had previously received from J.P. Morgan describing its relationships with likely counterparties to the extent they had been identified prior to the meeting. Ms. Maggio noted that she had subsequent conversations with a representative of J.P. Morgan regarding the conflicts report and that the representative of J.P. Morgan had also indicated that J.P. Morgan would not finance a bidder in connection with this transaction. The Board discussed the details of the conflicts report and concluded that none of the disclosures created a material conflict. The Board requested that Ms. Maggio and Sidley Austin keep the Board updated on any potential conflicts in the future. Thereafter, the Board approved the engagement of J.P. Morgan as SHR’s financial advisor.

Later on June 25, 2015, Ms. Maggio sent Party K a form of confidentiality agreement and the parties commenced discussions regarding the same.

On June 26, 2015, at the request of SHR management, a representative of J.P. Morgan called a representative of an investment bank representing Party A to discuss the bid instruction letter previously provided to Party A. The representative of J.P. Morgan also confirmed that SHR was not willing to grant Party A exclusivity with respect to negotiating an acquisition of SHR notwithstanding that the representative of Party A’s investment bank stated that it was his understanding that Party A was requiring such exclusivity in order to arrange the debt and equity commitments for acquiring SHR.

On June 30, 2015, Mr. Gellein called a representative of Party A and discussed the status of Party A’s discussions with Party H and Party J, neither of whom had entered into a confidentiality agreement with SHR. The representative of Party A noted that Party H was a necessary partner for Party A to acquire SHR and discussed certain of the open items related to the confidentiality agreement being negotiated between SHR and Party H.

On July 2, 2015, a representative of J.P. Morgan and a representative of Party K discussed the status of negotiation of a confidentiality agreement between SHR and Party K. The representative of Party K indicated that, given its inability at that time to disclose the names of its potential partners, Party K was not then in a position to enter into a confidentiality agreement and would therefore proceed to prepare a preliminary valuation of SHR based on publicly available information.

Over the week of July 6, representatives of J.P. Morgan contacted Party A and Party K regarding the status of their respective indications of interest for SHR.

On July 7, 2015, a representative of J.P. Morgan contacted representatives of Blackstone, regarding Blackstone’s potential interest in acquiring SHR. Blackstone indicated an interest in exploring a potential transaction to J.P. Morgan on July 10, 2015 and agreed to negotiate a confidentiality agreement with SHR. Sidley Austin sent Blackstone a form of confidentiality agreement later that day.

On July 8, 2015, SHR and Party H entered into a confidentiality agreement.

On July 10, 2015, a representative of J.P. Morgan contacted representatives of Party L and Party M to inquire if they would be interested in acquiring SHR. Later that day, a representative of Party L responded to the representative of J.P. Morgan that Party L was not interested in pursuing a transaction.

On July 13, 2015, a representative of Party M informed a representative of J.P. Morgan that Party M was not interested in pursuing a transaction to acquire SHR.

Also on July 13, 2015, SHR and Party J signed a confidentiality agreement.

Also, on July 13, 2015, a representative of Party K informed a representative of J.P. Morgan that Party K would not be able to provide an indication of interest to acquire SHR at that time because it had lost a key potential equity partner. He also informed him that Party K did not anticipate submitting a proposal in the near term and suggested that the earliest possible time that SHR would hear back from Party K would be the end of July, if at all.

On July 14, 2015, SHR and Blackstone signed a confidentiality agreement. Later that day, SHR granted Blackstone and its representatives access to an electronic data room containing confidential information of SHR so that it could commence its due diligence review of SHR’s confidential information and J.P. Morgan provided Blackstone the bid instruction letter for submitting an indication of interest to acquire SHR that was previously provided to Party A. The letter did not specify a date to submit an indication of interest.

Also on July 14, 2015, representatives of J.P. Morgan informed Party A’s financial advisor and Blackstone that the Board was expecting a proposal in response to the bid instruction letter on July 20, 2015.

Also on July 14, 2015, a representative of Party A called Mr. Gellein to confirm whether SHR was engaged in a sale process involving other parties. Mr. Gellein confirmed the ongoing sale process and encouraged Party A to submit a proposal in accordance with the bid instruction letter.

On July 20, 2015, Party A submitted an indication of interest to acquire SHR for $14.10 per share of SHR common stock. The indication of interest contained uncustomary closing conditions beyond SHR’s control, did not specify the equity or debt sources for funding the transaction and included a requirement that SHR agree to negotiate a sale of SHR exclusively with Party A for a period of fifty (50) business days, which Party A would use to arrange its capital raising. The exclusivity requested did not provide the Board with a fiduciary exception, allowing it to respond to any third party proposals it may receive during such period.

Also on July 20, 2015, a representative of Blackstone called a representative of J.P. Morgan and informed him that Blackstone would not be submitting an indication of interest on that day, as requested by SHR, because Blackstone did not believe that its proposal would be viewed as meeting the Board’s expectations.

On July 21, 2015, a representative of J.P. Morgan called Blackstone to get further clarity on Blackstone’s view of value and asked Blackstone to provide a verbal indication of value per share of SHR common stock at which it was willing to explore a transaction. Blackstone indicated that it would be prepared to enter into a transaction at $14.00 per share of SHR common stock.

Also on July 21, 2015, representatives of J.P. Morgan called representatives of the investment bank advising Party A to discuss Party A’s indication of interest, including, among other things, the price, conditionality, status of financing and the fifty (50) business day exclusivity period requested by Party A. The representatives of the investment bank advising Party A advised that Party H was the “lead” investor along with Party A, but that there may be other equity partners. He confirmed, however, that Party H had not yet formed a formal partnership with Party A. During a separate call on July 21, 2015, another representative of the investment bank advising Party A informed a representative of J.P. Morgan that Party A still needed to raise a material portion of equity capital to fund a transaction with SHR and that it required the fifty (50) business days to raise the needed debt financing and to reach agreement among the members of its consortium of equity investors.

On July 23, 2015, Bloomberg published an article stating that SHR had hired an investment bank and was exploring a sale of SHR (the “Bloomberg Article”).

Also on July 23, 2015, a representative of Party B called Mr. Gellein and indicated that Party B desired to be involved in the case of a sale of SHR and that Party B would like to sign a confidentiality agreement with SHR to participate in such a transaction. On July 24, 2015, the representative of Party B informed Mr. Gellein that Party B had already performed due diligence on SHR, including valuation work, based on publicly available information. Mr. Gellein indicated that SHR would contact Party B the next week regarding the request to enter into a confidentiality agreement.

On July 24, 2015, a representative of a real estate investment firm contacted Mr. Gellein to inquire if it could be helpful to SHR in light of the Bloomberg Article. Mr. Gellein responded that the Board had always been open for ways to maximize stockholder value. The representative of the investment firm responded that it had not approached SHR previously about a possible transaction because the stock value had been too high and it was not doing so now, but suggested that it would be available to help with any individual asset sales.

On July 25, 2015, a representative of another real estate investment firm (“Party O”) contacted J.P. Morgan asking to discuss SHR.

On July 27, 2015, a representative of J.P. Morgan was approached by an investment banker representing Party N. In the course of the conversation, Party N’s investment banker raised various concerns, including a potential requirement to find equity partners, regarding a potential transaction between Party N and SHR.

On July 27, 2015, a representative of J.P. Morgan contacted a representative of Blackstone to inform him that Blackstone’s proposal was not compelling.

Also on July 27, 2015, Party B informed J.P. Morgan that Party B did not intend to bid for the entire company but that Party B was interested in speaking to Party A.

On July 28, 2015, the Board held a telephonic meeting in which representatives of Sidley Austin and representatives of J.P. Morgan participated. Ms. Morefield presented to the Board a five-year forecast for SHR prepared by management that was the basis for the valuation analysis of SHR prepared by J.P. Morgan that would be presented at the meeting. Ms. Morefield discussed the key assumptions in preparing the forecast as well as the risks to achieving it. Richard Moreau, Executive Vice President and Chief Operating Officer of SHR, provided input on the operational assumptions in the forecast. The Board discussed the forecast and related assumptions and risks with management of SHR.

Representatives of J.P. Morgan discussed the prior events related to a potential sale of SHR leading up to the Board meeting. Representatives of J.P. Morgan also discussed the impact of the Bloomberg Article on SHR’s stock price, noting that beginning on July 24, 2015, certain REIT peers of SHR had experienced declines in their share prices, but that, upon publication of the Bloomberg Article, SHR’s stock price did not decline with them.

The Board discussed the indications of interest from Blackstone and Party A. Representatives of J.P. Morgan noted that the Party A proposal was not fully financed, and required fifty (50) business days of exclusivity for Party A to raise all of the debt funding and a material portion of equity needed to complete a transaction. A representative of Sidley Austin then noted that the Party A proposal contained significant uncustomary conditions to closing beyond SHR’s control.

Mr. Gellein and representatives of J.P. Morgan also discussed the contacts with Party B, including Party B’s desire to discuss a possible transaction with Party A. The Board and management discussed the potential impact on SHR of an amendment by Party B of its Schedule 13D that publicly disclosed its involvement in a possible acquisition of SHR.

Representatives of J.P. Morgan then provided the Board J.P. Morgan’s preliminary view of valuation of SHR, an update on lodging industry fundamentals, an update on the sale process and an update on the trading performance and valuation of SHR’s peers in the lodging REIT sector. The Board discussed the option of SHR continuing as an independent public company and discussed the expected performance of SHR in the next economic downturn as compared to the last one, considering SHR was better positioned financially relative to the previous cycle. The Board also discussed the growth of supply in the luxury segment of the lodging industry and its expected future negative impact on hotel occupancy and room rates. The Board also discussed current lodging REIT valuations and SHR’s stock market price as compared to the purchase price in the indications of interest received. Following discussion of possible sale prices that might be achieved through the ongoing process, the Board concluded that SHR should continue to pursue a potential sale of SHR.

The Board also concluded that because Party A and Party B desired to speak, it would allow them to do so in the interest of potentially increasing the ability of each of them to execute a transaction to acquire SHR. In doing so, the Board considered the implications of Party B filing an amendment to its Schedule 13D.

The Board and the representatives of J.P. Morgan discussed next steps and how best to maximize shareholder value. In response to both proposals, the Board authorized management and J.P. Morgan to contact Party A and inform it that the Board requested that Party A resubmit its proposal with a price that began with a “15,” commit to sign a definitive agreement by August 23 with customary conditions, confirm its debt and equity financing sources and commit to a “go shop” provision permitting SHR to proactively market itself during a period after the definitive acquisition agreement was executed and to pay a lower termination fee if such effort was successful.

On July 28, 2015, representatives of J.P. Morgan called a representative of Party A to relay the Board’s position on moving forward and that SHR would permit Party A to discuss a potential transaction with Party B, notwithstanding the Schedule 13D implications, since Party A previously indicated it desired to include Party B in its consortium and Party B had indicated it wished to partner with Party A.

On July 29, 2015, a representative of Party A spoke with Mr. Gellein and indicated that Party A continued to be enthusiastic about acquiring SHR and that although he believed Party A’s current proposal was fair, Party A was prepared to raise its price to $14.25 per share, but would not be able to raise it beyond that. The representative of Party A indicated that while he was very confident the equity funding would come together, it was not yet fully configured and one of its partners, Party I, intended to seek approval to make an $800 million equity financing commitment in the next week. The representative of Party A also indicated that Party A’s investment bank had told him it needed forty-five (45) days to finalize the debt financing commitments. The representative of Party A said he would act in good faith to meet the August 23 date set by the Board; however, he thought Party A may need to seek an extension related to arranging the debt. The representative of Party A agreed that a transaction with SHR would include a “go shop” provision, as requested by the Board.

On August 3, 2015, a representative of J.P. Morgan called a representative of Blackstone who again reiterated a price of $14.00 and did not indicate a willingness to consider a higher price.

On August 3, 2015, the Board held a telephonic meeting in which representatives of Sidley Austin and J.P. Morgan participated. Mr. Gellein and a representative of J.P. Morgan provided updates on the conversations with Party A and Blackstone since the last Board meeting. The Board discussed the current market sentiment for lodging REITS, the significant contraction in EBITDA multiples that had occurred recently, possible purchase prices that may be achieved in a transaction and the prices indicated by Party A and Blackstone. The Board discussed concerns with the uncertainty surrounding Party A’s indication of interest, both as to terms and financing, and that if the Board entered into an agreement for the sale of SHR, certainty of closing would be important. The Board discussed the substantial extra time required by Party A as compared to Blackstone to be in a position to enter into a definitive acquisition agreement. The Board also discussed Blackstone’s indication of interest and whether pursuing the timetable suggested by Party A would cause Blackstone to lose interest should SHR not enter into a definitive agreement with Party A after expending the extra time requested by Party A. The Board then directed J.P. Morgan to inform Blackstone that the Board would be prepared to enter into a definitive agreement with Blackstone at $14.25 if Blackstone would commit to entering into definitive documentation within three (3) weeks and provided that such documentation contained a “go shop” provision allowing SHR to proactively market itself. The Board discussed potential next steps to pursue with Party A if Blackstone did not agree to commit to those terms. The Board also requested that J.P. Morgan contact Party K to see if it had made any progress in sourcing the equity funding it required to acquire SHR. SHR management also requested that representatives of J.P. Morgan respond to the prior outreach by Party O.

Later on August 3, 2015, a representative of J.P. Morgan called a representative of Blackstone and relayed the Board’s proposal regarding a $14.25 per share of SHR common stock price, timing and a “go shop” provision.

On August 5, 2015, a representative of Blackstone contacted a representative of J.P. Morgan to respond to the Board’s position with a revised proposal including an offer price of $14.10 per share of SHR common stock, a willingness to complete a transaction in three (3) weeks, the fact that the transaction will be funded with Blackstone’s new $15.8 billion discretionary real estate fund, Blackstone Real Estate Partners VIII L.P., and that a transaction would not be subject to a financing condition. However, Blackstone did not agree to a “go shop” provision once it entered into a definitive acquisition agreement.

Later on August 5, 2015, a representative of J.P. Morgan discussed with a representative of Blackstone whether there could be any further improvements to Blackstone’s proposal. The Blackstone representative did not indicate whether Blackstone was prepared to change its proposal.

On August 6, 2015, a representative of Blackstone informed a representative of J.P. Morgan that Blackstone was willing to increase its proposed price to $14.25 per share of SHR common stock and would be in a position to sign definitive documentation prior to Labor Day; however, Blackstone would not agree to a “go shop” provision and in exchange for the increase in price to $14.25, Blackstone would require customary “deal protection” provisions in the definitive acquisition agreement. Also on August 6, 2015, the Board held a telephonic meeting in which representatives of Sidley Austin and J.P. Morgan participated. The members of the Board discussed the Blackstone proposal. The Board also discussed the most recent proposal from Party A and the status of Party A’s equity and debt financing discussions. The Board discussed the potential timing to enter into a definitive agreement with Blackstone versus Party A and the importance of certainty in execution. The Board also discussed Blackstone’s refusal to agree to a “go-shop” provision and that nevertheless, the Board would still be able to consider unsolicited proposals to acquire SHR following the execution of the definitive acquisition agreement. The Board agreed that the economics of the two (2) proposals were essentially comparable, but felt there was significantly greater certainty in pursuing the transaction with Blackstone because of its proven ability to complete large acquisition transactions on the agreed terms as compared to the uncertainty of Party A’s equity and debt financing commitments and the risks and complexity of negotiating with a consortium.

Following discussion, the Board authorized J.P. Morgan and management to contact Blackstone and begin negotiations on the terms discussed. The Board also authorized J.P. Morgan and management to contact Party A and indicate that the Board would be pursuing a transaction with a different party unless there was a way for Party A to differentiate itself in terms of price and certainty. The representatives of J.P. Morgan exited the meeting and Ms. Maggio led a discussion regarding the answers to the questions she had received from J.P. Morgan regarding its relationship with Blackstone. The Board discussed the report with Ms. Maggio and a representative of Sidley Austin.

Later on August 6, 2015, a representative of J.P. Morgan informed a representative of Blackstone that SHR was prepared to work with Blackstone with the goal of announcing a transaction before Labor Day and that SHR would be providing Blackstone with the form of the definitive purchase agreement.

On August 7, 2015, Mr. Gellein contacted a representative of Party A and stated that SHR was moving in a different direction than with Party A because it had another option with similar economics, but with a higher degree of certainty. Mr. Gellein requested that if Party A could differentiate itself in terms of price and certainty, it should do so at the current time. Shortly thereafter, the representative of Party A called Mr. Gellein and indicated that Party A would be submitting a revised letter that increased its price to $14.50 per share of SHR common stock and that would provide certainty surrounding execution.

On August 7, 2015, a representative of Party B contacted Mr. Gellein and reiterated its interest in SHR. Mr. Gellein and the representative of Party B discussed SHR’s concerns relating to Party B’s Schedule 13D filing and Mr. Gellein suggested SHR needed to better understand Party B’s perspective on value. The representative of Party B indicated a value of $14.50—$15.00 per share of SHR common stock, but indicated he needed to confer internally at Party B.

On August 8, the representative of Party B called Mr. Gellein and indicated that Party B intended to amend its Schedule 13D on August 10, 2015 and that the amendment would indicate that Party B may be interested in pursuing a transaction for the acquisition of SHR. The representative of Party B also requested that Party B be permitted to sign a confidentiality agreement with SHR and to speak to Party A regarding a transaction. The representative of Party B also stated that Party B’s range of values for SHR was $14.00—$15.25 per share of SHR common stock. The representative of Party B reiterated that Party B was not a buyer for 100% of SHR and desired to partner with others in any such acquisition.

On August 10, 2015, Party B publicly filed an amendment to its Schedule 13D relating to SHR that disclosed Party B’s intention to approach SHR about the possibility of exploring strategic alternatives for SHR, including the possibility of Party B being a party in a transaction involving the acquisition of SHR.

On August 10, 2015, SHR received a revised letter from Party A that provided for a price of $14.50 per share of SHR common stock, named an affiliate of Party H as an equity partner and reduced the time for execution from fifty (50) business days to forty-five (45) days during which SHR would be required to work with Party A exclusively, with no fiduciary out for the Board. Party A did not provide equity or debt commitment letters, but SHR did receive a letter from an investment bank that indicated that the investment bank was highly confident that the Party A partnership would be able to obtain the debt needed to finance the acquisition. The letter continued to include a number of uncustomary conditions to closing beyond the control of SHR. Also on August 10, 2015, a representative of Party K informed a representative of J.P. Morgan that although Party K continued to work on sourcing the equity for an acquisition of SHR, Party K was not close to securing the equity needed.

On August 10, 2015, a representative of Party N contacted Mr. Gellein. On August 11, 2015, Mr. Gellein returned the call and spoke with the representative of Party N who indicated that while Party N had interest in SHR, in light of market conditions, it would need to partner with another equity investor to be in a position to acquire SHR. Mr. Gellein advised the representative of Party N that Party N should indicate a value for SHR and transaction structure for the Board to consider if Party N was seriously interested. No further communication was received from Party N.

On August 10 and 11, 2015, a representative of J.P. Morgan contacted Party O, but did not receive a reply. No further communication was received from such firm.

On August 11, 2015, the Board held a telephonic meeting in which representatives of Sidley Austin and J.P. Morgan participated. Representatives of J.P. Morgan updated the Board on developments since the last Board meeting, including discussions with Blackstone and Party A. In light of Party A’s increased price indication and Party B’s involvement, representatives of J.P. Morgan discussed with the Board setting a formal bid date on August 31, 2015, by which the interested parties would need to submit the following: a marked-up version of a form of a merger agreement to be provided by SHR, all requisite equity and debt commitments and the sponsor guarantee contemplated by the merger agreement form, an updated offer price per share of SHR common stock and a commitment to execute definitive documents prior to Labor Day. Following further discussion on timing, Party B’s Schedule 13D filing, the prospect of Party B filing further amendments to its Schedule 13D and the pros and cons of keeping Party B separate from Party A, the Board authorized management and J.P. Morgan to contact Party A and Blackstone to inform them of the next steps in the process, including the August 31 deadline. Additionally, the Board authorized management to send SHR’s form of confidentiality agreement to Party B and that, once that agreement had been signed, allow Party B and Party A to partner. The Board also authorized management to issue a press release regarding SHR’s exploration of strategic alternatives if it deemed appropriate in light of the likely filing by Party B of an amendment to its Schedule 13D in connection with entering into a confidentiality agreement with SHR.

On August 11, 2015, a representative of J.P. Morgan informed a representative of Party A of the process approved by the Board for receiving revised offers and invited Party A to participate. He also informed him that SHR would permit Party A to speak to Party B regarding making a joint bid for SHR.

Also on August 11, 2015, representatives of Sidley Austin sent Party B a form of confidentiality agreement. Over the next several days, Party B and SHR, with the assistance of Sidley Austin, negotiated the terms of the confidentiality agreement.

On August 13, 2015, the Board held a telephonic meeting in which representatives of Sidley Austin and J.P. Morgan participated. Representatives of J.P. Morgan updated the Board on the developments since the last Board meeting. Ms. Maggio reported on the status of negotiating the confidentiality agreement with Party B. A representative of Sidley Austin then discussed with the Board the key terms of the form of merger agreement proposed to be sent to Party A and Blackstone, including a provision that combined elements of both the so called “go shop” and “no shop” approaches. As is typical in a no shop approach, the agreement did not permit the Board to actively market SHR once the merger agreement was entered into, but it allowed the Board to respond, subject to certain conditions, to any competing proposals that constituted or were reasonably likely to constitute a superior proposal. As in a typical go shop, the agreement provided for a two-tier termination fee, the first of which would equal 1.5% of the equity value of the transaction if SHR terminated the merger agreement to enter into a definitive acquisition agreement with respect to a superior proposal during the forty-five (45) day period after signing the merger agreement, and the second would equal 3% of such value if SHR terminated the merger agreement to enter into a definitive acquisition agreement with respect to a superior proposal after such forty-five (45) day period. The Sidley Austin representative explained that this approach was proposed in light of the different positions that had been taken by Blackstone, which insisted on not agreeing to a “go shop,” and Party A, which had indicated it was agreeable to a “go shop.” The Board agreed that the same form of merger agreement should be provided to the parties in the process.

On August 14, 2015, J.P. Morgan delivered to Blackstone and Party A instructions for submitting a bid by August 31, 2015 as well as the form of merger agreement which they were each instructed to revise in the form they would be prepared to execute. Both Blackstone and Party A continued due diligence on SHR during the remaining period prior to the August 31, 2015 deadline for submitting a revised bid.

Also on August 14, 2015, Party B and SHR signed the confidentiality agreement, and SHR confirmed that Party B and Party A could speak with each other.

On August 17, 2015, SHR issued a press release announcing that it was exploring possible strategic alternatives for SHR and that it had engaged J.P. Morgan as its financial advisor. Also on August 17, Party B filed an amendment to its Schedule 13D disclosing, among other things, Party B’s entry into a confidentiality agreement with SHR.

On August 17, 2015, a representative of an investment firm contacted a representative of J.P. Morgan regarding SHR. The representative of J.P. Morgan suggested that, if interested in a transaction with SHR, such party should review SHR’s public information and respond promptly with information regarding financing, pricing and timing for a potential transaction. No further communication was received from such firm.

Also on August 17, 2015, a representative of a real estate firm contacted a representative of J.P. Morgan to inform him such firm would be interested in individual assets should SHR decide to market them.

Further, on August 17, 2015, SHR engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as a financial advisor to the Board to provide a fairness opinion in connection with the consideration to be received by holders of SH Funding membership units in the proposed Partnership Merger. SHR chose to engage Duff & Phelps to provide such opinion since J.P. Morgan’s engagement did not include providing a fairness opinion with respect to the SH Funding membership units. SHR selected Duff & Phelps because Duff & Phelps is a leading independent valuation and corporate finance advisory firm with expertise in valuing real estate assets. Duff & Phelps is regularly engaged in the valuation of businesses and securities and in the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions.

On August 19, 2015, a representative of Party B met with Mr. Gellein and Ms. Morefield and stated that Party B understood SHR’s needs regarding certainty of financing and closing, but that Party B may need an extension of five (5) to ten (10) days from the August 31, 2015 deadline. Mr. Gellein and Ms. Morefield stated that the deadline was set by the Board and that they were not authorized to extend it.

On August 21, 2015, a representative of a foreign investment firm contacted a representative of J.P. Morgan regarding SHR. The representative of J.P. Morgan suggested that, if interested in a transaction with SHR, such party should review SHR’s public information and respond promptly with information regarding financing, pricing and timing for a potential transaction. No further communication was received from such firm.

On August 24, 2015, a representative of a consulting firm contacted a representative of J.P. Morgan on behalf of an undisclosed foreign client regarding a potential transaction involving SHR. The representative of J.P. Morgan suggested that, if interested in a transaction with SHR, such party should review SHR’s public information and respond promptly with information regarding financing, pricing and timing for a potential transaction. No further communication was received from such firm.

Also on August 24, 2015, a foreign developer and a foreign investment fund contacted J.P. Morgan regarding SHR. After discussing SHR with a representative of J.P. Morgan, the developer indicated that a transaction involving SHR was too large for it and the investment fund indicated it would need to think further about the opportunity. No further communication was received from such investment fund.

On August 26, 2015, a representative of Party A met with Mr. Gellein and Ms. Morefield and indicated that Party A may not meet the August 31, 2015 bid date. Later on August 26, 2015, a representative of Party B had calls with each of a representative of J.P. Morgan and Mr. Gellein, informing them that Party H, which was to be a 49% equity holder in the consortium being organized by Party A to acquire SHR, had delayed its internal meeting to approve making an equity commitment for the acquisition of SHR to September 14, 2015.

On August 31, 2015, a representative of Party A informed Mr. Gellein that Party A would not be submitting a proposal to acquire SHR because Party H had declined to be part of a buying group for reasons unrelated to SHR. Mr. Gellein then called a representative of Party B who confirmed that Party B and Party A were not submitting a proposal together, and that Party B had decided not to submit a proposal for SHR on its own.

Also on August 31, 2015, Blackstone submitted its proposal to acquire SHR at $14.25 per share of SHR common stock in cash, along with a mark-up of the merger agreement, a form of equity commitment letter and a form of a guaranty. Blackstone’s proposal noted this was its best and final price and that it had obtained all necessary approvals. The proposal stated that it would remain open through 12:00 p.m. Eastern Time on September 2, 2015. Blackstone’s proposed merger agreement deleted the two-tier termination fee proposed by SHR and provided instead for a $120 million termination fee if SHR terminated the merger agreement to enter into a definitive acquisition agreement providing for the implementation of a superior proposal. The agreement also provided for a $400 million reverse termination fee, guaranteed by the Sponsor, that would become payable to SHR if the merger agreement is terminated in certain circumstances.

On August 31, 2015, the Board held a telephonic meeting in which representatives of Sidley Austin and J.P. Morgan participated. Representatives of J.P. Morgan updated the Board on the developments since the last Board meeting. After discussing the Blackstone proposal, the key issues raised by Blackstone’s comments on the merger agreement and the alternatives available to SHR, the Board approved continuing to negotiate the terms of the merger agreement with Blackstone.

Between August 31, 2015 and September 4, 2015, representatives of SHR, Blackstone, Simpson Thacher & Bartlett LLP, counsel to Blackstone (“Simpson Thacher”), and Sidley Austin negotiated and finalized the terms of the draft merger agreement and the related agreements. These negotiations covered various aspects of the transaction, including, among other things, the structure of the transaction, the representations and warranties made by the parties, the restrictions on the conduct of each party’s business, the definition of material adverse effect, the conditions to completion of the merger, the termination provisions and the amount and triggers of the termination fee, the rights and obligations of the parties with respect to debt financing, the provisions regarding SHR’s equity awards and other compensation matters and third party consents.

At a Board meeting held on September 4, 2015, in which representatives of Sidley Austin and J.P. Morgan participated, SHR’s management updated the Board regarding the status of the negotiations with Blackstone regarding the potential acquisition of SHR by Blackstone. Representatives of Sidley Austin reviewed for the Board the key provisions of the merger agreement, noting in particular those provisions that had been modified since the Board’s last review of the agreement. Mr. Gellein reviewed with the Board the discussions held with Blackstone regarding the proposed merger. Ms. Maggio then reviewed with the Board the effect that the potential transaction would have on SHR’s existing employee benefit plans and arrangements, including the effect on SHR’s equity awards and the amounts payable to SHR’s named executive officers in the event of a termination of employment in conjunction with the transaction. Representatives of J.P. Morgan presented to the Board its financial analysis with respect to the contemplated merger. Upon conclusion of its presentation, J.P. Morgan delivered to the Board its oral opinion, which was confirmed by delivery of a written opinion dated September 4,

2015, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the cash consideration to be paid to the holders of the shares of SHR common stock in the merger was fair, from a financial point of view, to such holders. Representatives of Duff & Phelps then presented to the Board its financial analysis with respect to the contemplated partnership merger and the fairness, from a financial point of view, of the consideration to be received by the holders of the SH Funding membership units. Duff & Phelps’ analyses included a discounted cash flow analysis and an analysis of selected public companies/M&A transactions, each prepared on a consolidated basis, and a property-level valuation analysis using a direct capitalization methodology. Each of Duff & Phelps’ analyses indicated a lower value per SH Funding membership unit than $14.25. Duff & Phelps delivered to the Board its oral opinion, which was confirmed by delivery of a written opinion dated September 4, 2015, to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limiting conditions set forth therein, the cash consideration to be paid to the holders of the SH Funding membership units (other than SHR) in the partnership merger was fair, from a financial point of view, to such holders.

The Board then discussed whether a sale of SHR was preferable compared to the prospects of SHR continuing as an independent public company. During this discussion, the Board considered that if SHR did not enter into a sale agreement, its stock price may re-set lower, similar to the recent experience of its industry peers, potentially resulting in a far lower price per share of SHR common stock than its then-current stock price. Additionally, the Board discussed that a lower stock price would make further external growth through accretive acquisitions difficult. The Board also considered the cyclical nature of the lodging industry, the increase in supply in the lodging industry, the advanced stage of lodging industry’s current economic recovery cycle and the negative impact on SHR’s results and stock price from a potential downturn in the cycle. The Board also weighed delivering the stockholders $14.25 in cash on a current basis versus the market and timing risks to achieve such value for SHR’s stockholders in the future. The Board also discussed the multiples in the lodging REIT sector and considered whether multiples may be beyond their peaks for the current economic cycle. After engaging in further discussion and considering a variety of factors, including the items set forth below in the section entitled “—Reasons for the Board’s recommendation,” the Board unanimously determined that it was advisable and in the best interests of SHR and its stockholders to enter into the merger agreement and consummate the transactions contemplated thereby, including the mergers, and the Board unanimously approved the merger agreement and the transactions contemplated thereby, including the mergers, and resolved to recommend that the stockholders of SHR approve the merger and the other transactions contemplated by the merger agreement.

On September 4, 2015 after the closing of trading on the NYSE, the parties executed the merger agreement and the related ancillary agreements.

On September 8, 2015, prior to the opening of trading on the NYSE, SHR issued a press release announcing the execution of the merger agreement.

Reasons for Recommending the Approval of the Merger

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Board consulted with outside legal and financial advisors, as well as with SHR’s senior management team, and considered and evaluated a variety of factors over the course of thirteen (13) meetings of the Board since the Board received Party A’s initial unsolicited proposal to acquire SHR on April 13, 2015. The factors considered include the factors set forth below.

Merger Considerations

The Board considered the following, with respect to the merger:

•	the fact that the merger consideration to be paid by BRE Holdings was the result of arms’-length negotiations and two (2) price increases by BRE Holdings from its July 21, 2015 indication of $14.00 per share of SHR common stock and the Board’s belief that the merger consideration represented the highest consideration that BRE Holdings was willing to agree to pay;

•	the fact that, after the process pursued by SHR, including engaging with Party A, Party A’s various proposed co-investors, Party B, Party K and Blackstone, contacting three additional financial sponsors (including Blackstone) and one strategic buyer, and responding to preliminary inquiries from a number of other parties, and taking into account the fact that no party other than BRE Holdings made an offer to acquire SHR despite (i) the publication of the Bloomberg Article, (ii) Party B’s filing of an amendment to its Schedule 13D on August 10, 2015 disclosing, among other things, Party B’s intention to approach SHR about the possibility of exploring strategic alternatives for SHR, including the possibility of Party B being a party to a transaction involving the acquisition of SHR, (iii) SHR’s public announcement on August 17, 2015 that it was exploring possible strategic alternatives and (iv) Party B’s public filing of an amendment to its Schedule 13D on August 17, 2015 disclosing Party B’s entry into a confidentiality agreement with SHR;

•	the Board’s belief that, in light of the process engaged in by SHR and the various public reports, it was unlikely that any other party would be willing to acquire SHR at a price in excess of $14.25 per share of SHR common stock;

•	the Board’s prior exploration of strategic alternatives, including the Board’s exploration of a sale of SHR as well as a merger of equals in 2013 and 2014 and the public report that SHR had hired an investment bank to explore a possible sale in 2013;

•	the fact that the merger consideration represents a premium of approximately 13% over the unaffected intra-day trading price on July 23, 2015, at which point the Bloomberg Article was published reporting a potential transaction for SHR;

•	the high multiples of EBITDA valuation at which companies operating in the upper upscale and luxury segment of the lodging industry, including SHR, have been trading in light of the economic recovery since the most recent economic downturn, the risk that those multiples might not be sustained in the event of some new economic downturn, and the fact that in the past high valuation multiples have not been sustained in connection with an economic downturn when leisure and business travelers become more sensitive to room rates, which could result in a decline in the trading price of SHR common stock;

•	the possibility that if SHR did not enter into a sale agreement, its stock price would re-set lower, similar to the recent experience of its industry peers, potentially resulting in a price far lower than its recent price;

•

SHR’s one-year strategic plan and five-year financial projections and the opportunities and risks relative to such strategic plan and projections, including the cyclical nature of the lodging industry and the advanced stage of the lodging industry’s current economic recovery cycle, the risk of a slowdown of the economy, expected increases in the interest rate environment which could increase the cost of debt and equity, the increase in supply in the lodging industry, which over time could drive down both hotel occupancy and room rates, the challenges in acquiring assets on an accretive basis in light of the recovery in hotel asset prices, the downside risks in SHR’s stock price and the negative impact of a material reduction in SHR’s stock price on its ability to use its equity as consideration for further expansion, which, in light of SHR’s balance sheet, represented the key means for SHR to continue to grow through acquisitions;

•	the risks and opportunities of continuing as an independent public company and expanding SHR’s portfolio through acquisitions, as well as the potential stockholder value that might result from such alternatives, the feasibility of such alternatives and the significant risks and uncertainties associated with pursuing such alternatives, as described in the above bullet;

•	the financial analyses reviewed and discussed with the Board (based on information provided to J.P. Morgan) by representatives of J.P. Morgan on September 4, 2015 and the oral opinion of J.P. Morgan delivered to the Board, which was confirmed by delivery of a written opinion dated September 4, 2015, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the $14.25 per share of SHR common stock in cash to be paid to the holders of shares of SHR common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (see below under “—Opinion of Our Financial Advisors”). The full text of the written opinion of J.P. Morgan, dated September 4, 2015, is attached as Annex B to this proxy statement;

•	the fact that the merger consideration is a fixed cash amount, providing SHR’s stockholders with certainty of value and liquidity immediately upon the closing of the merger, in comparison to the risks and uncertainty that would be inherent in remaining an independent public company or engaging in a transaction in which all or a portion of the consideration is payable in stock;

•	the Board’s belief, that in light of the terms of the merger agreement, including the $100 million termination fee, any other party that might potentially be interested in acquiring SHR at a price materially in excess of $14.25 per share of SHR common stock would be able to submit a competing proposal, if it so desired, following the announcement of the execution of the merger agreement;

•	the fact that SHR’s management team recommended the mergers to the Board;

•	the proven ability of BRE Holdings’ affiliates to complete large acquisition transactions on the agreed terms; and

•	the fact that BRE Holdings did not require a voting agreement from any of SHR’s principal stockholders.

Merger Agreement

The Board also considered the following with respect to the merger agreement:

•	the terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations as well as the likelihood of the consummation of the mergers, the proposed transaction structure, the termination provisions of the agreement and the Board’s evaluation of the likely time period necessary to close the transactions contemplated by the merger agreement;

•	the fact that the structure of the transaction as a one-step statutory merger will result in detailed public disclosure and a substantial period of time prior to consummation of the merger during which an unsolicited superior proposal could be brought forth, particularly given the belief of the Board that any other potential acquirers of SHR would likely be familiar with SHR and its industry;

•	the fact that completion of the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of SHR common stock;

•	the anticipated timing of the consummation of the transactions contemplated by the merger agreement and the structure of the transaction as a one-step statutory merger and the conclusion that the mergers could be completed in a reasonable timeframe and in an orderly manner;

•	the fact the potential for closing the mergers in a reasonable timeframe could reduce the amount of time in which our business would be subject to the potential uncertainty of closing and related disruption;

•	the conditions to the consummation of the mergers and the likelihood of closing and the fact that there are no antitrust impediments and no third-party consents or regulatory approvals required to consummate the mergers;

•	the absence of a financing condition, the receipt from BRE Holdings’ source of equity financing of an equity commitment letter and a guarantee of certain of the obligations of BRE Holdings, Merger Sub and Merger Opco under the merger agreement, and the terms of such letter and guaranty;

•	SHR’s ability, under certain circumstances, to furnish information to and conduct negotiations with a third party, if the Board determines in good faith, after consultation with its financial advisors and outside counsel, that the third party has made a competing proposal that constitutes or could reasonably be expected to lead to a superior proposal;

•	the fact that, in certain circumstances, the Board is permitted to change its recommendation that SHR’s stockholders vote to approve the merger, and terminate the merger agreement to enter into an agreement with respect to a superior proposal, subject to SHR’s payment to BRE Holdings of a termination fee of $100 million concurrently with the termination of the merger agreement;

•	the fact that the Board believed that the termination fee of $100 million payable to BRE Holdings under the merger agreement in certain circumstances, or approximately 2.5% of the aggregate equity value of the transaction, is reasonable and not preclusive of other offers;

•	the fact that under certain circumstances, BRE Holdings is required to pay SHR a termination fee of $400 million, which payment is guaranteed by the Sponsor; and

•	the fact that as a result of the merger agreement SHR’s directors and executive officers may receive certain benefits that are different from, or in addition to, those of SHR’s stockholders (See “The Merger—Interests of Directors and Executive Officers in the Merger”).

Negative Factors

The Board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the merger agreement, including:

•	the fact that the merger consideration represents a discount of approximately 1.5% to the highest closing price of the shares of SHR common stock over the 52-week period ended September 4, 2015;

•	the fact that the merger agreement precludes SHR from actively soliciting competing proposals;

•	the possibility that SHR’s obligation to pay BRE Holdings a termination fee of $100 million if the merger agreement is terminated under certain circumstances could discourage other potential acquirers from making a competing proposal to acquire SHR;

•	the fact that, following the merger, SHR will no longer exist as an independent public company and SHR’s existing stockholders will not participate in SHR’s or BRE Holdings’ future earnings or growth or benefit from any synergies resulting from the consummation of the transactions contemplated by the merger agreement;

•	the fact that the mergers might not be consummated in a timely manner or at all, due to a failure of certain conditions precedent to the closing of the mergers;

•	the fact that if any of BRE Holdings, Merger Sub or Merger Opco fails, or threatens to fail, to satisfy its obligations under the merger agreement, SHR is not entitled to specifically enforce the merger agreement or the equity commitment letter;

•	the restrictions on the conduct of SHR’s business prior to the consummation of the merger, which may delay or prevent SHR from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations of SHR;

•	the fact that dissenters’ rights are not available to SHR’s stockholders in connection with the merger;

•	the fact that, for U.S. federal income tax purposes, the merger consideration will be taxable to SHR’s stockholders;

•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the transactions contemplated by the merger agreement, which may disrupt SHR’s business operations; and

•	the risks and contingencies related to the announcement and pendency of the transactions contemplated by the merger agreement, including the impact on SHR’s employees and its existing and prospective business relationships with third parties.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented, including the factors described above. The above factors are not presented in any order of priority. The explanation of the factors and reasoning set forth above contain forward-looking statements and should be read in conjunction with the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Forward-Looking Financial Information

Due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, SHR does not as a matter of general practice publicly disclose detailed projections as to its anticipated financial position or results of operations, other than providing, from time to time, estimated ranges for the then-current fiscal year of certain expected financial results and operational metrics in its regular earnings press releases and other investor materials.

In connection with the evaluation of a possible transaction, SHR’s management prepared and provided to the Board forward-looking financial information for the second half of 2015 and years 2016 through 2020 (which we refer to as the “management case projections”), which are summarized below. The management case projections were also provided to J.P. Morgan for use in connection with its financial analyses and opinion, and based on the management case projections, J.P. Morgan prepared, at the direction of management, extrapolations of the management case projections for years 2021 through 2024 (the “extrapolations”, and together with the management case projections, the “financial projections”), which were approved by SHR’s management, and which are also summarized below. The summary set forth below includes an estimate of unlevered free cash flow, which was prepared by J.P. Morgan at the direction of SHR’s management, and which was based on information included in the financial projections. In connection with BRE Holdings’ due diligence investigation, SHR made available to BRE Holdings property level and certain corporate level expenditure projections incorporated into the management case projections for the second half of 2015.

None of the financial projections were intended for public disclosure. A summary of the financial projections is included in this proxy statement only because the financial projections were made available to the Board and J.P. Morgan and because portions of the projections incorporated into the management case projections for the second half of 2015 were also made available to BRE Holdings.

The projections summarized below and provided to the Board, J.P. Morgan, and, to the extent described above, Blackstone, updated forward-looking financial information that was initially provided to them. The updated information reflected immaterial changes to the forward looking financial information originally provided, reflecting an aggregate increase in Adjusted EBITDA of $1 million for the second half of 2015. Specifically, the updated financial information included in the updated management case projections reflected (i) the exercise of a put option by KSL Resorts, one of our joint venture partners, with respect to its ownership of a portion of the JW Marriott Essex House New York resulting in our ownership of such portion, (ii) actual publicly-reported results through the second quarter of 2015, and (iii) updated forecasts for our properties undertaken in the ordinary course.

The financial projections are unaudited and were not prepared with a view toward public disclosure or compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles as applied in the U.S. (which we refer to as “GAAP”) or the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures. Neither SHR’s independent public accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on the financial projections or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation by SHR that the information is material.

In the view of SHR’s management, the management case projections were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding SHR’s future financial performance. The financial projections have been included only to reflect information made available at the time of certain events and decisions to the Board, J.P. Morgan and, to the extent described herein, BRE Holdings, are not facts and should not be relied upon as indicative of actual future results, and you are cautioned not to rely on the financial projections. Some or all of the assumptions that have been made in connection with the preparation of the financial projections may have changed since the date the financial projections were prepared. None of SHR, BRE Holdings or any of their respective affiliates, advisors or other representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial projections. Neither SHR nor any of its affiliates has or intends to, and each of them disclaims any obligation to, update, revise or correct the financial projections if any or all of them have become or become inaccurate (even in the short term) since the time of their preparation. These considerations should be taken into account in reviewing the financial projections, which were prepared as of an earlier date.

The financial projections do not reflect changes in general business or economic conditions since the time they were prepared, changes in SHR’s businesses or their prospects, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared, and the financial projections are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below and should not be regarded as a representation that the financial forecasts will be achieved.

Because the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results. For additional information on factors that may cause SHR’s future financial results to materially vary from the projected results summarized below, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 18. Accordingly, there can be no assurance that the projected results summarized below will be realized or that actual results will not differ materially from the projected results summarized below, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such. No representation is made by SHR or its affiliates or advisors or any other person to any SHR stockholder or any other person regarding the actual performance of SHR compared to the results included in the financial projections.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding SHR contained in SHR’s public filings with the SEC. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the merger. Further, the financial projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context.

Financial Projections

The following table summarizes the financial projections that were provided to the Board, and the management projections that were provided to SHR’s financial advisors and, to the extent described above, Blackstone, in connection with the evaluation of a possible transaction.

($ in millions)
	(management case projections)						(extrapolations)
	H2 2015	2016	2017	2018	2019	2020	2021 (1)	2022 (1)	2023 (1)	2024 (1)
Revenue	$688	$1,461	$1,530	$1,618	$1,693	$1,763	$1,833	$1,903	$1,973	$2,042
Adjusted EBITDA (2)	169	364	390	426	452	475	494	513	531	550
Taxes (3)	(4)	(9)	(10)	(11)	(11)	(12)	(12)	(13)	(13)	(14)
FF&E	(28)	(58)	(61)	(65)	(68)	(71)	(73)	(76)	(79)	(82)
Owner Funded Capex	(25)	(75)	(74)	(64)	(67)	(70)	(64)	(67)	(69)	(71)
Unlevered Free Cash Flow (4)	113	222	245	287	306	322	344	357	370	383

(1)	Extrapolations assume a revenue growth rate of 4.0% for 2021, 3.8% for 2022, 3.7% for 2023 an 3.5% for 2024.
(2)	Adjusted EBITDA represents net income (or loss) attributable to SHR common stockholders excluding: (i) interest expense, (ii) income taxes, including deferred income tax benefits and expenses applicable to SHR’s foreign subsidiaries and income taxes applicable to sales of assets; (iii) depreciation and amortization; and (iv) preferred stock dividends. In addition, as applicable, Adjusted EBITDA eliminates the effect of realizing deferred gains on our sale leasebacks, as well as the effect of gains or losses on sales of assets, early extinguishment of debt, impairment losses, foreign currency exchange gains or losses and certain other charges that are highly variable from year to year, and Adjusted EBITDA also excludes interest expense, income taxes and depreciation and amortization of SHR’s unconsolidated affiliates. Adjusted EBITDA is presented on a full participation basis, which means SHR has assumed conversion of all redeemable noncontrolling interests of SH Funding into SHR common stock.
(3)	Assumes taxes of 2.5% of Adjusted EBITDA.
(4)	Unlevered free cash flow represents Adjusted EBITDA (excluding stock-based compensation expense) less taxes, less furniture fixtures and equipment reserves (“FF&E”) and less owner funded capital expenditures (“Owner Funded Capex”).

SHR DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN THEY WERE PROVIDED TO THE BOARD OR SHR’S FINANCIAL ADVISORS OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE

ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Opinion of Our Financial Advisor

Pursuant to an engagement letter dated July 27, 2015, SHR retained J.P. Morgan as its financial advisor in connection with the proposed merger.

At the meeting of the Board on September 4, 2015, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the merger consideration to be paid to SHR’s common stockholders in the proposed merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its September 4, 2015, oral opinion by delivering its written opinion to the Board, dated September 4, 2015, that, as of such date, the merger consideration to be paid to SHR’s common stockholders in the proposed merger was fair, from a financial point of view, to such stockholders. No limitations were imposed by the Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of J.P. Morgan dated September 4, 2015, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. Holders of SHR common stock are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Board, is directed only to the merger consideration to be paid to the holders of SHR common stock in the proposed merger and does not constitute a recommendation to any holder of SHR common stock as to how such stockholder should vote with respect to the merger or any other matter. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning SHR and the industries in which it operates;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of SHR with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of SHR common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of SHR relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of this opinion.

J.P. Morgan also held discussions with certain members of the management of SHR with respect to certain aspects of the merger, and the past and current business operations of SHR, the financial condition and future prospects and operations of SHR, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by SHR or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of SHR, SH Funding, BRE Holdings, Merger Sub, Merger Opco or the Sponsor under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of SHR to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of SHR, and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by SHR and SH Funding, on the one hand, and BRE Holdings, Merger Sub, Merger Opco and the Sponsor, on the other hand, in the merger agreement and the related agreements are and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to SHR with respect to all such issues. J.P. Morgan assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on SHR or SH Funding or on the contemplated benefits of the merger.

The management case projections furnished to J.P. Morgan for SHR were prepared by the management of SHR. For more information regarding the use of projections, please refer to the section entitled “Forward-Looking Financial Information” beginning on page 47.

J.P. Morgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the opinion. Subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of SHR’s common stock in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of SHR or SH Funding or as to the underlying decision by SHR or SH Funding to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons relative to the merger consideration to be paid to the holders of SHR’s common stock in the merger or with respect to the fairness of any such compensation.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. The financial analyses summarized below include information presented in tabular format. The tables are not intended to stand alone and, in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth herein without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared certain trading multiples of SHR with similar data for publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to SHR’s business or aspects thereof.

The companies selected by J.P. Morgan were as follows:

•	Host Hotels & Resorts, Inc.

•	LaSalle Hotel Properties

•	DiamondRock Hospitality Company

•	Sunstone Hotel Investors, Inc.

•	Pebblebrook Hotel Trust

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of SHR based on the nature of their assets and operations and the form and geographic location of their operations. However, these companies may also have characteristics that are materially different from those of SHR. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect SHR.

For each company listed above, based on publicly available information, J.P. Morgan calculated and compared the company’s enterprise value (market value of the company’s equity plus the company’s net debt) to research analysts’ consensus estimates for earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the calendar year 2015 (“FV / 2015E EBITDA”) and for the calendar year 2016 (“EV / 2016E EBITDA”) based on publicly available information and market data as of September 2, 2015.

Based on the results of this analysis, J.P. Morgan selected multiple reference ranges for EV / 2015E EBITDA of 12.5x – 16.0x and for EV / 2016E EBITDA of 11.5x – 14.5x.

After applying such ranges to SHR’s projected 2015 Adjusted EBITDA and 2016 Adjusted EBITDA set forth in the management case projections, the analysis indicated the following implied equity value per share ranges for SHR common stock, rounded to the nearest $0.05:

Equity value per SHR share
Public Trading Multiples Analysis
EV / 2015E EBITDA	$8.80 – $12.90
EV / 2016E EBITDA	$8.70 – $12.55

The range of implied equity value per share for SHR was compared to SHR’s share price of $12.59 at approximately 3:34 p.m. New York time on July 23, 2015 (immediately prior to media reports that SHR was exploring a sale of SHR) and to SHR’s share price of $13.60 at the close of trading on September 2, 2015.

Selected Transactions Multiple Analysis

Using publicly available information, J.P. Morgan reviewed selected transactions involving acquired businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to SHR’s business. Specifically, J.P. Morgan reviewed the following transactions:

Acquiror	Target	Month/Year Announced
Apollo, Aimbridge & JF Capital	Eagle Hospitality Properties Trust	April 2007
JER Partners	Highland Hospitality Corporation	April 2007
MSREF	CNL 8 Asset Luxury Portfolio	January 2007
Ashford Hospitality Trust	CNL 51 Asset Portfolio	January 2007
Blackstone	Hilton Hotels Corporation	July 2007
Westmont Hospitality and Cadim	Boykin Lodging Company	May 2006
Blackstone	MeriStar Hospitality Corporation	February 2006
Kingdom Hotels and Colony Capital	Fairmont Hotels & Resorts	January 2006
Host Marriott	Starwood Hotels – 38 Asset Portfolio	November 2005
Blackstone	Wyndham International Inc.	June 2005
Blackstone	Boca Resorts, Inc.	October 2004
Blackstone	Apple REIT Six	November 2012
Inland American Real Estate Trust	Apple Hospitality Five	July 2007
Whitehall Street Global Real Estate Fund	Equity Inns Inc.	June 2007
Apollo	Innkeepers USA Trust	April 2007
Inland American Real Estate Trust	Winston Hotels, Inc.	March 2007
ING Clarion	Apple Hospitality Two	February 2007

Using publicly available information, J.P. Morgan calculated, for each selected transaction, the ratio of the target company’s enterprise value (calculated at the time of announcement of the transaction) to the target company’s EBITDA for the twelve-month period following announcement of the applicable transaction (“EV / NTM EBITDA”).

Based on the results of this analysis, J.P. Morgan selected a multiple reference range of 13.0x – 16.5x for EV / NTM EBITDA and applied it to an EBITDA estimate for SHR (calculated as the mean of SHR’s projected 2015 Adjusted EBITDA and 2016 Adjusted EBITDA set forth in the management case projections), based on projections from SHR’s management. The analysis indicated an implied per share equity value range for the shares of SHR common stock, rounded to the nearest $0.05, of $10.00 – $14.30, which was compared to SHR’s share price of $12.59 at approximately 3:34 p.m. New York time on July 23, 2015 (immediately prior to media reports that SHR was exploring a sale of SHR) and to SHR’s share price of $13.60 at the close of trading on September 2, 2015.

Net Asset Value Analysis

J.P. Morgan prepared a per share net asset value analysis based on SHR’s management’s estimated range of values of total hotel assets and asset and liability balances as of June 30, 2015, pro forma for subsequent events, which resulted in a range of net asset values of $3.788 billion – $4.320 billion. For the purposes of developing a net asset value estimate, SHR’s management provided net operating income and value estimates by property resulting in an overall implied capitalization rate range of 5.2% – 5.8% for SHR. The implied net asset value for SHR was divided by the number of SHR diluted shares outstanding (including dilution resulting from SH Funding membership units), to arrive at a range of implied net asset values per share of SHR common stock.

The analysis indicated an implied equity value per share range for SHR, rounded to the nearest $0.05, of $13.20 – $15.10.

The range of implied equity value per share for SHR was compared to SHR’s share price of $12.59 at approximately 3:34 p.m. New York time on July 23, 2015 (immediately prior to media reports that SHR was exploring a sale of SHR) and to SHR’s share price of $13.60 at the close of trading on September 2, 2015.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for SHR’s common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating their “present value”. The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow for this purpose represents adjusted EBITDA (excluding stock-based compensation expense) less taxes, less furniture, fixtures and equipment reserves and less owner funded capital expenditures. “Present value” refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

J.P. Morgan calculated the unlevered free cash flows that SHR is expected to generate from July 1, 2015 through the end of 2024 which are disclosed above in the section entitled “The Merger—Forward-Looking Financial Information” and which are based upon the management case projections. J.P. Morgan also calculated a range of terminal values of SHR at the end of the 10-year period ending 2024 by applying a perpetual growth rate ranging from 3.25% to 3.75% of the unlevered free cash flow of SHR during the terminal period of the projections. The unlevered free cash flows and the range of terminal values were then discounted to present values as of June 30, 2015, using a range of discount rates from 8.50% to 9.50%. The discount rate range was based upon J.P. Morgan’s analysis of the weighted average cost of capital of SHR.

Based on the foregoing, this analysis indicated an implied equity value per share range for SHR, rounded to the nearest $0.05, of $10.40 – $15.10.

The range of implied equity value per share for SHR was compared to SHR’s share price of $12.59 at approximately 3:34 p.m. New York time on July 23, 2015 (immediately prior to media reports that SHR was exploring a sale of SHR) and to SHR’s share price of $13.60 at the close of trading on September 2, 2015.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to SHR, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of SHR.

The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to SHR.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise SHR with respect to the merger on the basis of such experience and its familiarity with SHR.

For services rendered in connection with the merger, SHR has agreed to pay J.P. Morgan a fee of approximately $23 million, a substantial portion of which will become payable only if the merger is consummated. In addition, SHR has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with SHR and with Blackstone, the parent of Blackstone Real Estate Advisors L.P., which acts as advisor to the Sponsor, which in turn owns BRE Holdings, for which J.P. Morgan and such affiliates received customary compensation. Such services during such period have included acting as joint bookrunner on SHR’s equity offering in May 2014, acting as joint bookrunner on SHR’s equity offering in December 2014, acting as lead arranger for SHR’s revolving credit facility in May 2014 and acting as financial advisor to Blackstone in connection with its acquisition of Orica Chemicals in March of 2015 and acting as lead left bookrunner on Blackstone’s syndicated credit facility in February 2015. In addition, during such two year period J.P. Morgan and its affiliates have provided M&A financial advisory services, acted as sole or joint bookrunner on bond offerings, acted as sole or joint bookrunner on equity offerings and acted as sole or joint lead arranger on syndicated credit facilities for certain portfolio company affiliates of Blackstone. J.P. Morgan or its affiliates have provided treasury services to certain affiliates of Blackstone and own on a proprietary basis approximately 0.0015% of the outstanding common stock of SHR and approximately 0.29% of the outstanding common units of Blackstone. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of SHR or BRE Holdings for their own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities. During the two years preceding the date of its opinion J.P. Morgan received aggregate fees of approximately $10 million from SHR and of approximately $290 million from Blackstone and its affiliates (including portfolio company affiliates). The information disclosed in this paragraph is based upon information provided to us by J.P. Morgan.

Interests of Directors and Executive Officers in the Merger

Members of the Board and our executive officers have various interests in the merger described in this section that may be different from, or in addition to, the interests of SHR stockholders generally. You should keep this in mind when considering the recommendation of the Board for the approval of the merger and the other transactions contemplated by the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that SHR stockholders approve the merger and the other transactions contemplated by the merger agreement. These interests are described below.

Treatment of Outstanding Equity Awards

As a result of the merger, all outstanding RSU Awards, Performance Awards and DSU Awards that were granted pursuant to SHR’s stock plans prior to the date of the merger agreement will vest in full and/or be cancelled as set forth below. In addition, the merger agreement provides that, prior to the effective time of the merger:

•	the Board will cause each outstanding RSU Award granted pursuant to our stock plans to be fully vested immediately prior to the effective time of the merger and be cancelled, and, in exchange, each holder of any such cancelled RSU Award will be entitled to receive a cash payment, without interest and less required withholding taxes, in an amount equal to the product of (i) the merger consideration and (ii) the number of restricted stock units subject to such RSU Award;

•	the Board will cause each outstanding Performance Award granted pursuant to our stock plans to be vested immediately prior to the effective time of the merger at the level calculated using the merger consideration as the applicable measure of SHR’s performance and using the average closing market price of SHR’s designated peer group during the 60-day trading period ending on the date of the merger agreement as the applicable measure of peer group performance and cancelled, and, in exchange, each holder of any such cancelled vested Performance Award will be entitled to receive a cash payment, without interest and less required withholding taxes, in an amount equal to the product of (i) the merger consideration and (ii) the number of performance units or performance shares, as the case may be, subject to such vested Performance Award; and

•	the Board will cause each outstanding DSU Award granted pursuant to our stock plans to be cancelled, and, in exchange, each holder of any such cancelled DSU Award will be entitled to receive a cash payment, without interest and less required withholding taxes, in an amount equal to the product of (i) the merger consideration and (ii) the number of deferred stock units subject to such DSU Award.

Summary Table

The following table sets forth the cash proceeds that each of our directors and executive officers would receive at the closing of the merger in respect of their outstanding RSU Awards, Performance Awards and DSU Awards, in each case, based on the number of shares of SHR common stock subject to each equity award held as of October 16, 2015, the treatment of such equity awards pursuant to the terms of the merger agreement and the merger consideration. This table also includes cash proceeds for equity awards that may vest prior to the completion of the merger based upon the completion of continued service with SHR and/or the prior achievement of performance goals, in either case independent of the occurrence of the merger. To the extent that any equity awards vest prior to the closing of the merger, such equity awards will instead be settled in shares of SHR common stock. In addition, in the case of the 2013 and 2014 Performance Awards, in October 2015, SHR amended the terms of such awards to clarify that the underlying stock price performance for SHR and its peer group will be determined in accordance with the methodology set forth in the merger agreement. All share, unit numbers and dollar amounts have been rounded to the nearest whole number.

Equity Awards Summary Table

Name	RSU Awards (#) (1)	Payout of RSU Awards ($) (1)	Performance Awards (earned upon vesting) (#) (2)	Payout of Performance Awards (earned upon vesting) ($) (2)	DSU Awards (#) (1)	Payout of DSU Awards ($) (1)
Raymond L. Gellein, Jr.	142,276	$2,027,433	826,363	$11,775,673	38,057	$542,312
Sheli Z. Rosenberg	9,838	140,192	—	—	48,801	695,414
Robert P. Bowen	7,264	103,512	—	—	58,872	838,926
James A. Jeffs	7,264	103,512	—	—	65,767	937,180
David W. Johnson	7,264	103,512	—	—	1,877	26,747
Richard D. Kincaid	7,264	103,512	—	—	49,767	709,180
Sir David M.C. Michels	7,264	103,512	—	—	54,554	777,395
William A. Prezant	7,264	103,512	—	—	64,290	916,133
Eugene F. Reilly	7,264	103,512	—	—	55,426	789,821
Diane M. Morefield	46,853	667,655	256,009	3,648,128	—	—
Richard J. Moreau	46,853	667,655	256,009	3,648,128	106,847	1,522,570
Paula C. Maggio	40,549	577,823	221,610	3,157,943	—	—

(1)	Holders of RSU Awards and DSU Awards will be entitled to receive an amount of cash, without interest and less required withholding taxes, equal to the product of (i) the merger consideration and (ii) the number of restricted stock units or deferred stock units, as the case may be, subject to such RSU Award and DSU Award, as applicable. All DSU Awards are fully vested as October 16, 2015.
(2)	Performance Awards will vest at the performance level calculated using the merger consideration as the applicable measure of SHR’s performance and using the average closing market price of SHR’s designated peer group during the 60-day trading period ending on the date of the merger agreement as the applicable measure of peer group performance, and each Performance Award will be cancelled in exchange for the right to receive an amount in cash, without interest and less required withholding taxes, equal to the product of (i) the merger consideration and (ii) the number of performance units or performance shares, as the case may be, subject to such vested Performance Award.

Employment Agreement and Change in Control Severance Agreements with Executive Officers

SHR previously entered into employment or severance agreements with each of its executive officers specifying certain compensation and benefits payable to such executive officers in the event of a qualifying termination of employment following a change in control.

Under the terms of Mr. Gellein’s employment agreement, in the event of Mr. Gellein’s constructive termination or termination by SHR without cause on or within twenty-four (24) months following a change in control, Mr. Gellein is entitled to the following post-termination benefits: (i) a lump sum payment equal to three (3) times the sum of his annual base salary then in effect plus his target bonus, (ii) a pro-rata target bonus for the elapsed portion of the calendar year through the date of termination, payable in lump sum, and (iii) continued medical coverage for thirty-six (36) months following the date of termination or, if SHR so elects, a lump sum payment reflecting the cost of such coverage for Mr. Gellein. Mr. Gellein will have a right to terminate the agreement due to a constructive termination if, without his consent, his base salary or bonus opportunity is materially reduced, SHR materially breaches the employment agreement, there is a material reduction in his duties or authority, SHR fails to nominate Mr. Gellein to the Board, Mr. Gellein is required to report other than to the Board or a committee thereof, or a successor fails to assume the employment agreement. Mr. Gellein’s change in control benefits are subject to an automatic reduction to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), in the event such reduction would result in a better after-tax result for Mr. Gellein.

In exchange for the right to receive the change in control severance benefits described above, Mr. Gellein is required to execute a release of claims in favor of SHR. Mr. Gellein’s employment agreement also requires him to (a) maintain in confidence the confidential information of SHR, (b) refrain from serving as a chief executive officer or a comparable position of any publicly-traded lodging REIT for twelve (12) months following termination of Mr. Gellein’s employment, (c) abide by an employee non-solicitation restrictive covenant for twelve (12) months following termination of Mr. Gellein’s employment and (d) not disparage SHR (and SHR may not disparage Mr. Gellein).

In October 2015, SHR amended Mr. Gellein’s employment agreement to extend the expiration of the employment period from December 31, 2015 to June 30, 2016. In the event Mr. Gellein’s employment with SHR is terminated prior to June 30, 2016 due to constructive termination or termination by SHR without cause, Mr. Gellein will be eligible to receive the severance benefits described above.

Executive officers other than Mr. Gellein are each a party to a severance agreement pursuant to which, if the executive officer is terminated without cause or experiences a constructive termination by reason of or within two (2) years following a change in control, each executive officer would be entitled to a lump sum payment equal to (i) two (2) times the sum of annual base salary plus target bonus for each executive officer, (ii) a pro-rata target bonus for the year of termination, and (iii) if the bonuses for the preceding calendar year have not been paid by the date of termination, a bonus for such preceding calendar year in an amount no less than the target bonus for such preceding year. In addition, each executive officer would be eligible to receive continuation of medical coverage for twenty-four (24) months post-termination. Each executive officer will have the right to terminate the agreement due to a constructive termination if, without the executive officer’s consent, the executive officer’s base salary or bonus opportunity is materially reduced, SHR materially breaches the severance agreement, there is a material reduction in duties or authority, the principal offices of SHR or SH Funding or the executive officer’s principal place of employment is relocated to outside the Chicago metropolitan area, or a successor fails to assume the severance agreement. In exchange for the right to receive the change in control severance benefits described above, each executive officer is required to execute a release of claims in favor of SHR. Each severance agreement also requires the executive officer to maintain in confidence the confidential information of SHR and not disparage SHR.

Pursuant to the terms of the merger agreement, if the effective time of the merger occurs prior to the date on which SHR pays annual bonuses for the 2015 performance year, then SHR will pay a bonus (which may be prorated as set forth below and which would replace (i) the pro rata target bonus under the applicable employment or severance agreement if the merger closes on or prior to December 31, 2015 or (ii) the bonus with respect to 2015 if the merger closes in 2016 prior to the date on which such bonuses are paid) to each employee of SHR or any of its subsidiaries who is otherwise eligible to receive such a bonus for 2015. The amount of any such bonus initially will be calculated (i) with respect to quantitative performance, based on the actual performance of SHR through the effective time of the merger (or, if earlier, December 31, 2015) and, to the extent applicable, the forecasted performance of SHR through December 31, 2015, as determined by the Board, in good faith and consistent with the terms and conditions of the applicable 2015 bonus terms and (ii) with respect to qualitative performance, assuming maximum performance, with such amounts in (i) and (ii) prorated to reflect the portion of the 2015 performance year completed as of the effective time of the merger. If SHR’s actual performance for the full 2015 performance year would result in any recipient being entitled (in the reasonable determination of BRE Holdings) to a 2015 bonus amount greater than the estimated bonus, then SHR will pay, no later than March 15, 2016, to each such recipient who is employed by SHR or one of our subsidiaries on the applicable bonus payment date, the positive difference, if any, between the final 2015 bonus (as prorated through the effective time of the merger) and the estimated 2015 bonus.

Please see the “Golden Parachute Compensation” section below for an estimate of the quantification of the amounts each executive officer would be eligible to receive under his or her respective employment or severance agreement.

New Employment Arrangements

As of the date of this proxy statement, none of our executive officers has entered into any agreement, arrangement or understanding with BRE Holdings or any of its subsidiaries regarding employment with, or the right to purchase or participate in the equity of, BRE Holdings or the surviving company. Although no such agreement, arrangement or understanding exists as of the date of this proxy statement, certain of our executive officers may, prior to the closing of the merger, enter into new arrangements with BRE Holdings or its subsidiaries regarding employment with, or the right to purchase or participate in the equity of, BRE Holdings, certain of its subsidiaries or the surviving company.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below presents the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and, in this section, we use such term to describe the merger-related compensation payable to SHR’s named executive officers. This merger-related compensation is subject to a non-binding advisory vote of SHR’s stockholders, as set forth in Proposal 2 to this proxy statement. See the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal” beginning on page 27.

The amounts set forth below have been calculated assuming the merger is consummated on October 16, 2015, the merger consideration of $14.25 per share of SHR common stock and that each named executive officer experiences a qualifying termination of employment as of October 16, 2015. The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available, and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

	Golden Parachute Compensation (1)
Name	Cash (2)	Equity (3)	Pension/Non- Qualified Deferred Compensation	Perquisites/ Benefits (4)	Tax Reimbursement (5)	Other	Total
Raymond L. Gellein, Jr. President and Chief Executive Officer	$7,808,006	$13,803,106	—	$65,922	—	—	$21,677,034

Diane M. Morefield Executive Vice President, Chief Financial Officer	$1,947,359	$4,315,783	—	$62,424	—	—	$6,325,566

Richard J. Moreau Executive Vice President and Chief Operating Officer	$1,906,497	$4,315,783	—	$43,948	—	—	$6,266,178

Paula C. Maggio Executive Vice President, Secretary & General Counsel	$1,799,128	$3,735,766	—	$62,424	—	—	$5,597,318

Stephen M. Briggs (6) Former Senior Vice President, Chief Accounting Officer	—	$353,357	—	—	—	—	$353,357

(1)	All amounts reflected in the table are attributable to double-trigger arrangements (i.e., the amounts are triggered by the change in control that will occur upon completion of the merger and payment is conditioned upon the officer’s qualifying termination of employment by reason of or within twenty-four (24) months following, as applicable, the change in control), except for the accelerated vesting and payment in cancellation of equity awards, which will occur upon completion of the merger and with respect to which payment is not conditioned upon the officer’s qualifying termination of employment.
(2)	Amounts reflect cash severance benefits that would be payable in a lump sum payment under the employment or severance agreements entered into with each of the named executive officers, assuming a termination of employment by SHR, other than for cause, or the named executive officer’s constructive termination, in each case, by reason of, on, or within twenty-four (24) months following, as applicable, a change in control. The cash severance benefits payable under these agreements are equal to (i) a payment equal to two (2) times (or, in the case of Mr. Gellein, three (3) times) the sum of the named executive officer’s annual base salary plus target bonus (Mr. Gellein—$6,204,000, Ms. Morefield—$1,460,025, Mr. Moreau—$1,460,025, Ms. Maggio—$1,347,500, and Mr. Briggs—$0) and (ii) a pro-rata target bonus for the year of termination. Amounts do not include any payments in respect of fiscal 2014 bonuses, as such bonuses have already been paid. Pursuant to the terms of the merger agreement, each named executive officer is eligible to receive an estimated bonus (which would replace the pro rata target bonus under the applicable employment or severance agreement if the merger closes on or prior to December 31, 2015), calculated as follows: (i) with respect to quantitative performance, based on the actual performance of SHR through the effective time of the merger (or, if earlier, December 31, 2015) and, to the extent applicable, the forecasted performance of SHR through December 31, 2015, as determined by the Board in good faith and consistent with the terms and conditions of the applicable 2015 bonus terms, and (ii) with respect to qualitative performance, assuming maximum performance, with such amounts in (i) and (ii) prorated to reflect the portion of the 2015 performance year completed as of the effective time of the merger. If SHR’s actual performance for the full 2015 performance year would result in any recipient being entitled (in the reasonable determination of BRE Holdings) to such a bonus amount greater than the estimated bonus, then SHR will pay, no later than March 15, 2016, to each such recipient who is employed by SHR or one of our subsidiaries on the applicable bonus payment date, the positive difference, if any, between the final bonus (as prorated through the effective time of the merger) and the estimated bonus. The bonus amounts included in this table are based on SHR’s estimated performance through October 16, 2015 with respect to the quantitative performance goals and maximum performance with respect to the qualitative performance goals (Mr. Gellein -$1,558,055, Ms. Morefield—$432,143, Mr. Moreau—$432,143, Ms. Maggio—$398,837, and Mr. Briggs—$0). The amounts reported in this column also include the value of accrued vacation that would be paid out to each named executive officer upon a termination of employment (Mr. Gellein—$45,951, Ms. Morefield—$55,191, Mr. Moreau—$14,279, Ms. Maggio—$52,791, and Mr. Briggs—$0).
(3)	Amounts reflect the cash consideration to be received by each named executive officer based on the merger consideration of $14.25 per share of SHR common stock with respect to the accelerated vesting and cancellation of RSU Awards and Performance Awards held by each of the named executive officers, which acceleration of vesting and cancellation will occur upon completion of the merger, as summarized in the following table:

Name	RSU Awards (#) (A)	RSU Awards ($) (A)	Performance Awards (#) (B)	Performance Awards ($) (B)
Raymond L. Gellein, Jr.	142,276	$2,027,433	826,363	$11,755,673
Diane M. Morefield	46,853	$667,655	256,009	$3,648,128
Richard J. Moreau	46,853	$667,655	256,009	$3,648,128
Paula C. Maggio	40,549	$577,823	221,610	$3,157,943
Stephen M. Briggs	—	—	24,797	$353,357

(A)	Holders of RSU Awards will be entitled to receive an amount of cash, without interest and less required withholding taxes, equal to the product of (i) the merger consideration and (ii) the number of restricted stock units subject to such award. Depending on when the merger occurs, certain equity awards that are now unvested may vest pursuant to the terms of the equity awards based upon the completion of continued service with SHR, independent of the occurrence of the merger.

(B)	Performance Awards will vest at the performance level calculated using the merger consideration as the applicable measure of SHR’s performance and using the average closing market price of SHR’s designated peer group during the 60-day trading period ending on the date of the merger agreement as the applicable measure of peer group performance and each Performance Award will be cancelled in exchange for the right to receive an amount in cash, without interest and less required withholding taxes, equal to the product of (i) the merger consideration and (ii) the number of performance units or performance shares, as the case may be, subject to such vested Performance Award. Depending on when the merger occurs, certain equity awards that are now unvested may vest pursuant to the terms of the equity awards based upon the completion of continued service with SHR or the prior achievement of performance goals, in either case, independent of the occurrence of the merger. To the extent that any equity awards vest prior to the closing of the merger, such equity awards will instead be settled in shares of SHR common stock.

(4)	Amounts reflect the cost of providing twenty-four (24) months (or, in the case of Mr. Gellein, thirty-six (36) months) of continued coverage under SHR’s health plans.
(5)	None of the named executive officers are eligible to receive an excise tax gross up. Mr. Gellein’s change in control benefits are subject to an automatic reduction to avoid the imposition of excise taxes under Section 4999 the Code in the event such reduction would result in a better after-tax result for Mr. Gellein.
(6)	Mr. Briggs’ employment with SHR ended June 30, 2014. Because Mr. Briggs separated from SHR prior to the merger, he is not eligible to receive any merger-related cash severance benefits. The amounts reported for Mr. Briggs represent the consideration to be received with respect to Mr. Brigg’s outstanding Performance Awards.

Director and Officer Indemnification and Insurance

From and after the effective time of the merger, to the fullest extent permitted by applicable law, BRE Holdings will, and will cause the surviving company and the surviving partnership to, indemnify, defend and hold harmless each current or former director or officer of SHR or any of our subsidiaries, or any fiduciary under the benefit plans of SHR or any of our subsidiaries, against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the effective time of the merger (and whether asserted or claimed prior to, at or after the effective time of the merger) to the extent that they are based on or arise out of the fact that such person is or was a director, officer or fiduciary under benefit plans, including payment on behalf of or advancement to such indemnified person of any expenses incurred by such indemnified person in connection with enforcing any rights with respect to such indemnification and/or advancement (the “indemnified liabilities”), and (ii) all indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time of the merger, and including any expenses incurred in enforcing such indemnified person’s rights in connection with the foregoing; however (x) none of BRE Holdings, the surviving company or the surviving partnership will be liable for any settlement effected without their prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); and (y) except for legal counsel engaged on the date of the merger agreement, none of BRE Holdings, the surviving company or the surviving partnership will be obligated to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable indemnified parties) for all indemnified parties in any jurisdiction with respect to any single legal action except to the extent that, on the advice of any such indemnified party’s counsel, two or more of such indemnified parties will have conflicting interests in the outcome of such action. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the effective time of the merger), the surviving company or the surviving partnership, as applicable, will pay the reasonable fees and expenses of counsel selected by the indemnified parties promptly, and in any event within 10 days, after statements therefor are received and otherwise advance to such indemnified party upon request, reimbursement of documented expenses reasonably incurred (provided that, if legally required, the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under law).

SHR is permitted to, prior to the effective time of the merger, and if SHR fails to do so, BRE Holdings will cause the surviving company to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the effective time of the merger for events occurring prior to the effective time of the merger that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than our existing directors’ and officers’ liability insurance policy (but in no event will compliance with the foregoing obligations require BRE Holdings or the surviving company, or permit SHR, to pay an annual premium for such insurance in excess of 300% of the annual premium paid as of the date of the merger agreement by SHR for such insurance).

If SHR and the surviving company for any reason fail to obtain such “tail” insurance policy, (i) the surviving company will, and BRE Holdings will cause the surviving company to, continue to maintain in effect for a period of six (6) years from and after the effective time of the merger (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) such insurance in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in our existing policies as of the date of the merger agreement, or (ii) the surviving company will, and BRE Holdings will cause the surviving company to, purchase comparable insurance for such six-year period (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in our existing policies as of the date of the merger agreement (but in no event will compliance with the foregoing obligations require BRE Holdings or the surviving company to pay an annual premium for such insurance in excess of 300% of the annual premium paid as of the date of the merger agreement by SHR for such insurance).

In addition, for not less than six (6) years following the effective time of the merger, BRE Holdings, the surviving company and the surviving partnership will provide to the indemnified parties the same rights to exculpation, indemnification and advancement of expenses as provided to the indemnified parties under the provisions contained in the organizational documents of SHR and our subsidiaries in effect immediately prior to the effective time of the merger.

Certain Effects of the Merger

If the proposal to approve the merger and the other transactions contemplated by the merger agreement receives the affirmative vote of stockholders holding a majority of the outstanding shares of SHR common stock entitled to vote on such matter and the other conditions to the closing of the merger are either satisfied or (if permissible) waived, SHR will be merged with and into Merger Sub upon the terms set forth in the merger agreement.

Following the merger, none of SHR’s current stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, Merger Sub, the surviving company or BRE Holdings.

Except as described below, at the effective time of the merger, each share of SHR common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $14.25 in cash, without interest and less required withholding taxes. At the effective time of the merger, each share of SHR common stock (i) owned of record by us or any of our wholly-owned subsidiaries or (ii) owned of record by BRE Holdings, Merger Sub, Merger Opco or any of their wholly-owned subsidiaries will, in each case, be cancelled and cease to exist, and no payment will made with respect to those shares. See the section entitled “The Agreement and Plan of Merger—Merger Consideration” beginning on page 71.

For information regarding the effects of the merger on outstanding equity awards, please see the section entitled “—Interests of Directors and Executive Officers in the Merger” beginning on page 55, and the section entitled “The Agreement and Plan of Merger—Treatment of Outstanding Equity Awards” beginning on page 72.

SHR common stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “BEE.” Following the completion of the merger, shares of SHR common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of SHR common stock under the Exchange Act will be terminated, and SHR will no longer be required to file periodic and other reports with the SEC with respect to SHR common stock. Termination of registration of SHR common stock under the Exchange Act will reduce the information required to be furnished by SHR to SHR’s stockholders and the SEC and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to SHR.

Consequences if the Merger is Not Completed

If the proposal to approve the merger and the other transactions contemplated by the merger agreement is not approved by the holders of shares representing a majority of the outstanding shares of SHR common stock entitled to vote thereon or if the merger is not completed for any other reason, you will not receive any consideration from BRE Holdings for your shares of SHR common stock. Instead, SHR will remain a public company, and SHR common stock will continue to be listed and traded on the NYSE. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of SHR common stock will continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of SHR common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of SHR common stock, including the risk that the market price of SHR common stock may decline to the extent that the current market price of SHR common stock reflects a market assumption that the merger will be completed. If the proposal to approve the merger and the other transactions contemplated by the merger agreement is not approved by the holders of shares representing a majority of the outstanding shares of SHR common stock entitled to vote thereon or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, upon termination of the merger agreement under specified circumstances, SHR would be obligated to pay BRE Holdings a termination fee of $100 million, including if, after following certain procedures and adhering to certain restrictions, the Board approves, and concurrently with the termination of the merger agreement, SHR enters into, a definitive agreement providing for the implementation of a superior proposal. Upon termination of the merger agreement in certain other circumstances, SHR would be obligated to pay BRE Holdings an amount not to exceed $5 million for reasonable transaction costs and expenses incurred by BRE Holdings, Merger Sub, Merger Opco and their respective affiliates. Under certain other circumstances under which the merger agreement is terminated, BRE Holdings would be obligated to pay SHR a termination fee of $400 million. See the section entitled “The Agreement and Plan of Merger—Termination Fees” beginning on page 94.

Financing of the Mergers

In connection with the closing of the mergers, BRE Holdings will cause an aggregate of approximately $4 billion to be paid to the holders of SHR common stock, holders of SHR equity awards and holders (other than the surviving company) of SH Funding membership units. Our credit agreement will be repaid at the closing, and our mortgage loans will be repaid or remain outstanding. As of October 16, 2015, we had an aggregate principal amount of approximately $1,761 million of consolidated indebtedness under our credit agreement and mortgage loans outstanding.

BRE Holdings has informed us that it is currently in the process of obtaining debt financing to be provided in connection with the mergers. In addition, it is expected that the Sponsor will contribute equity to BRE Holdings for the purpose of funding the acquisition costs (including the merger consideration) that are not covered by such debt financing.

In addition to the payment of the cash merger consideration, the funds to be obtained from the debt and equity financing will be used for purposes such as reserves, the refinancing of our existing debt and for other costs and expenses related to the mergers.

The completion of the mergers is not conditioned upon BRE Holdings, Merger Sub or Merger Opco obtaining any debt or equity financing. Under the merger agreement, we have agreed to provide, and cause our subsidiaries to provide, all cooperation reasonably requested by BRE Holdings in connection with BRE Holding arranging any debt financing. For more information, see “The Agreement and Plan of Merger—Conditions Precedent to the Mergers” and “The Agreement and Plan of Merger—Financing.”

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of certain material U.S. federal income tax consequences of the merger to beneficial owners of SHR common stock who receive cash for their shares of SHR common stock in the merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a beneficial owner of shares in light of such beneficial owner’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary deals only with shares of SHR common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary also does not address tax considerations applicable to any holder of shares that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in such an entity);

•	a mutual fund;

•	a REIT or regulated investment company;

•	a personal holding company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation”, “passive foreign investment company”, or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a U.S. expatriate.

This summary is based on the Code, the regulations promulgated under the Code and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (which we refer to as the “IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary or that a court will not sustain any challenge by the IRS in the event of litigation.

This discussion is intended only as a general summary of the material U.S. federal income tax consequences to a holder of shares of SHR common stock. You should consult your own tax advisors in respect of the tax consequences of the merger in light of your particular circumstances, including U.S. federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-U.S. tax laws, including any information reporting aspects.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of SHR common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S., any state thereof or the District of Columbia;

•	a trust that (i) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” means a beneficial owner of SHR common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of SHR common stock, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding shares of SHR common stock should consult such partner’s tax advisor.

Consequences of the Merger to SHR

For U.S. federal income tax purposes, the merger will be treated as if SHR had sold all of its assets to Merger Sub in exchange for the merger consideration and then made a liquidating distribution of the merger consideration to SHR stockholders in exchange for their shares of SHR common stock. Since SHR is a REIT, SHR is entitled to receive a deduction for liquidating distributions and anticipates that the deemed liquidating distribution will exceed taxable income recognized as a result of the merger, and SHR will not be subject to U.S. federal income tax on any gain recognized in connection with the merger and the other transactions contemplated by the merger agreement.

U.S. Holders

General. A U.S. holder’s receipt of cash for shares of SHR common stock pursuant to the merger will be a fully taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash in exchange for shares of SHR common stock in the merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger.

Gain or loss will be determined separately for each block of shares of SHR common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the shares is more than one year at the effective time of the merger. Long-term capital gain recognized by an individual U.S. holder generally is subject to tax at a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses against ordinary income.

In addition to the U.S. federal income tax described above, a 3.8% tax is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. For individuals, the additional 3.8% tax generally is imposed on all or a portion of the net investment income of individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash for shares in the merger.

Special Rule for U.S. Holders Who Have Held SHR Common Stock For Less Than Six Months. A U.S. holder who has held SHR common stock for less than six (6) months at the effective time of the merger, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of SHR common stock in the merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such stock.

Information Reporting and Backup Withholding. A U.S. holder may be subject to information reporting. In addition, all payments to which a U.S. holder would be entitled pursuant to the merger will be subject to backup withholding at the statutory rate unless such holder (i) is a corporation or other exempt recipient (and, when required, demonstrates this fact); or (ii) provides a taxpayer identification number (which we refer to as a “TIN”) and certifies, under penalty of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not otherwise establish exemption should complete and sign the IRS Form W-9, in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. holder does not provide a correct TIN, such U.S. holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding is not an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided, however, that the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. holders should consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Non-U.S. Holders

General. The U.S. federal income tax consequences of the merger to a non-U.S. holder will depend on various factors, including whether the receipt of the merger consideration is treated as a distribution from SHR to its stockholders that is attributable to gain from the sale of “U.S. real property interests.” The IRS announced in Notice 2007-55 that it intends to (1) take the position that under current law a non-U.S. holder’s receipt of a liquidating distribution from a REIT (including the receipt of cash in exchange for SHR common stock in the merger, which will be treated as a deemed liquidation for U.S. federal income tax purposes) is generally subject to tax under FIRPTA as a distribution to the extent attributable to gain from the sale of U.S. real property interests, and (2) issue regulations that will be effective for transactions occurring on or after June 13, 2007, clarifying this treatment. Although legislation effectively overriding Notice 2007-55 has previously been proposed, it is not possible to say if or when any such legislation will be enacted. As a result, the following paragraphs provide alternative discussions of the tax consequences that would arise to the extent the tax treatment set forth in Notice 2007-55 does or does not apply. Notwithstanding the discussion in the following paragraphs, we intend to take the position that the cash received in exchange for SHR common stock will be subject to tax in accordance with Notice 2007-55 as described in more detail below. In general, the provisions governing the taxation of distributions by REITs can be less favorable to non-U.S. holders than the taxation of sales or exchanges of REIT stock by non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the application of these provisions.

Distribution of Gain from the Disposition of U.S. Real Property Interests. To the extent the tax treatment set forth in Notice 2007-55 applies, and to the extent cash received by non-U.S. holders in the merger is attributable to gain from the deemed sale of SHR U.S. real property interests (which we expect to be a substantial portion of such cash), then such amount will be treated as income effectively connected with a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis. A corporate non-U.S. holder will also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty). In addition, 35% (or 20% to the extent provided in Treasury Regulations) of any such amounts paid to a non-U.S. holder will be withheld and remitted to the IRS. Notwithstanding the foregoing, to the extent the tax treatment set forth in Notice 2007-55 does not apply, or if a non-U.S. holder has not owned more than 5% of SHR common stock at any time during the one-year period ending as of the effective time of the merger and SHR common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the U.S., then the 35% withholding tax described above would not apply, and such non-U.S. holder would instead be subject to the rules described below under “—Taxable Sale of our Common Stock.” We believe that SHR common stock is regularly traded on an established securities market in the U.S. as of the date of this proxy statement.

Taxable Sale of SHR Common Stock. Subject to the discussion of backup withholding described below and of distribution of gain from the disposition of U.S. real property interest, a non-U.S. holder’s receipt of cash for shares of SHR common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who was present in the U.S. for 183 days or more during the taxable year of the merger and certain other conditions are met;

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.; or

•	such shares of stock constitute a U.S. real property interest under FIRPTA.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such non-U.S. holder during the taxable year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

If a non-U.S. holder’s stock constitutes a U.S. real property interest under FIRPTA, as described in the third bullet point above, any gain recognized by such holder in the merger will be treated as income effectively connected with a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder. A non-U.S. holder’s shares of SHR common stock generally will not constitute a U.S. real property interest if either (1) SHR is a “domestically controlled qualified investment entity” at the effective time of the merger, or (2) both (a) SHR common stock is regularly traded on an established securities market at the date of the effective time of the merger and (b) the non-U.S. holder holds 5% or less of the total fair market value of that class of stock at all times during the shorter of (x) the five-year period ending with the date of the effective time of the merger and (y) the non-U.S. holder’s holding period for the stock. As discussed above, we believe that SHR common stock is regularly traded on an established securities market as of the date of this proxy statement. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the effective time of the merger if non-U.S. holders hold directly or indirectly less than 50% in value of SHR common stock at all times during the five-year period ending with the effective time of the merger, No assurances can be given that the actual ownership of SHR common stock has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the effective time of the merger.

U.S. Withholding Tax. As described above, it is unclear whether the receipt of the merger consideration by a non-U.S. holder will be treated as a sale or exchange of SHR common stock or as a distribution that is attributable to gain from the deemed sale of our U.S. real property interests in the mergers. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% (or 20% to the extent provided in applicable Treasury Regulations) from the portion of the merger consideration that is, or is treated as, attributable to gain from the sale of U.S. real property interests and paid to a non-U.S. holder, unless such holder qualifies for the 5% exception described above. If a non-U.S. holder holds its stock through a nominee, that nominee may take a contrary position and conclude that withholding applies to the merger consideration payable to such non-U.S. holder.

A non-U.S. holder may be entitled to a refund or credit against the holder’s U.S. federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisor regarding withholding tax considerations.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Any amount paid as backup withholding is not an additional tax and will be creditable against a non-U.S. holder’s U.S. federal income tax liability, provided, however, that the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a non-U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. holders should consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Regulatory Approvals Required for the Merger

We are unaware of any consent, approval, authorization or permit of, or filing or registration with or notification to any federal, state, local or foreign governmental entity that is required for the execution of the merger agreement or the completion of either the merger or the partnership merger, other than as required under the applicable requirements of the Exchange Act, the rules and regulations of the NYSE or applicable federal or state securities or “blue sky” laws, the filing of the articles of merger with respect to the merger with, and the acceptance of such articles of merger for record by, the State Department of Assessments and Taxation of Maryland, the filing of the certificate of merger with respect to the merger with the Secretary of State of the State of Delaware and the filing of a certificate of merger with respect to the partnership merger by SH Funding with the Secretary of State of the State of Delaware.

Litigation Related to the Merger

Between September 10, 2015 and October 16, 2015, eight putative class action lawsuits (Solak v. Raymond L. Gellein, Jr., et al., Case No. 24-C-15-004678; Snell v. Strategic Hotels & Resorts, Inc. et al., Case No. 24-C-15-004668; Taylor v. Strategic Hotels & Resorts, Inc. et al., Case No. 24-C-15-004771 (the “Taylor Action No. 4771”); Parshall v. Strategic Hotels & Resorts, Inc. et al., Case No. 24-C-15-004772 (the “Parshall Action”);

Burr v. Strategic Hotels & Resorts, Inc., et al., Case No. 24-C-15-004792; Mussman v. Strategic Hotels & Resorts, Inc., et al., Case No. 24-C-004840 (the “Mussman Action”); Taylor v. The Blackstone Group L.P., et al., Case No. 24-C-15-005056 (the “Taylor Action No. 5056”); and Dahr v. Strategic Hotels & Resorts, Inc., et al., Case No. 24-C-15-005057 (all such actions, collectively, the “Lawsuits”)) purportedly on behalf of holders of SHR common stock were filed in the Circuit Court for Baltimore City, Maryland against SH Funding and members of the Board as well as BRE Holdings, Merger Sub, and Merger Opco in connection with the merger. Certain of the Lawsuits also name SH Funding, Sponsor, Blackstone and/or SHR as defendants (BRE Holdings, Merger Sub, Merger Opco, Sponsor and Blackstone are collectively referred to as the “Blackstone Defendants”). The Taylor Action No. 5056 also purports to bring a derivative claim on behalf of SHR. The Lawsuits generally allege that members of the Board breached their fiduciary duties to holders of SHR common stock by, among other things: (i) failing to undertake an adequate sales process; (ii) failing to maximize stockholder value and agreeing to a sales price that undervalues SHR; (iii) implementing preclusive or coercive deal protection devices; (iv) engaging in self-dealing and failing to act in the best interests of holders of SHR common stock; and (v) failing to act with good faith, due care and loyalty. The Lawsuits also allege that SHR, SH Funding, and/or certain of the Blackstone Defendants aided and abetted the members of the Board in allegedly breaching their fiduciary duties. The Taylor Action No. 4771, the Parshall Action and the Mussman Action also include a claim against all of the defendants for declaratory relief pursuant to Courts and Judicial Proceedings Article of the Annotated Code of Maryland § 3-401, et seq. The Lawsuits seek, among other things, declaration of the action as a proper class action, equitable relief that would enjoin the consummation of the merger, rescinding, to the extent already implemented, the merger agreement and the terms thereof and fees and costs associated with the litigation.

THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

Set forth below is a summary of the material provisions of the merger agreement. The summary of the merger agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding SHR or BRE Holdings or their respective businesses. Such information can be found elsewhere in this proxy statement and in the public filings that SHR makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. See the section entitled “Where You Can Find More Information” beginning on page 103.

The representations, warranties and covenants made in the merger agreement by SHR, SH Funding, BRE Holdings, Merger Sub and Merger Opco are qualified and subject to important limitations agreed to by SHR, SH Funding, BRE Holdings, Merger Sub and Merger Opco in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made only for purposes of the merger agreement and as of specific dates and are solely for the benefit of the parties to the merger agreement. In addition, certain representations and warranties were used for the purpose of allocating risk between the parties to the merger agreement, rather than establishing matters of fact. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the others, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, which subsequent developments or new information may or may not be included in this proxy statement or other public disclosures by SHR.

Date of the Merger Agreement

The merger agreement was executed by SHR, SH Funding, BRE Holdings, Merger Sub and Merger Opco on September 4, 2015 (which we refer to as the “date of the merger agreement”).

The Mergers

The Partnership Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, and in accordance with Delaware law, at the effective time of the partnership merger, Merger Opco will be merged with and into SH Funding, whereupon the separate corporate existence of Merger Opco will cease and SH Funding will continue as the surviving partnership and a wholly-owned subsidiary of SHR.

The Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, and in accordance with Maryland and Delaware law, at the effective time of the merger, SHR will be merged with and into Merger Sub, whereupon the separate corporate existence of SHR will cease and Merger Sub will continue as the surviving company and a wholly-owned subsidiary of BRE Holdings.

Closing; Effective Times of the Mergers

The closing of the mergers will take place on the third business day after the satisfaction or waiver of all of the conditions to the closing of the mergers specified in the merger agreement and described in this proxy statement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or, if permissible, waiver of such conditions), unless another date is agreed to in writing by the parties.

On the closing date, SH Funding will file, with respect to the partnership merger, a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law (at which time we expect that the partnership merger will become effective, unless another date and time is agreed by the parties and specified in such certificate of merger). Immediately following the effective time of the partnership merger, SHR and Merger Sub will file, with respect to the merger, (i) articles of merger with the State Department of Assessments and Taxation of Maryland in accordance with Maryland law and (ii) a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law (at which time we expect that the merger will become effective, unless another date and time is agreed to by the parties and specified in such articles of merger and certificate of merger).

Organizational Documents; Directors and Officers

Surviving Partnership

The certificate of formation of SH Funding and the limited liability company agreement of Merger Opco, each as in effect immediately prior to the effective time of the partnership merger, will be the certificate of formation and limited liability company agreement of the surviving partnership, until thereafter amended as provided by law.

The merger agreement provides that SHR will continue as the managing member of the surviving partnership until the effective time of the merger when the surviving company will be the managing member of the surviving partnership until replaced in accordance with the terms of the surviving partnership’s limited liability company agreement and applicable law. At the effective time of the partnership merger, the officers of SH Funding will serve as the officers of the surviving partnership.

Surviving Company

The certificate of formation and limited liability company agreement of Merger Sub, each as in effect immediately prior to the effective time of the merger, will be the certificate of formation and limited liability company agreement of the surviving company, until thereafter amended as provided by law.

The merger agreement provides that BRE Holdings will be the managing member of the surviving company, until replaced in accordance with the terms of the surviving company’s limited liability company agreement and applicable law. At the effective time of the merger, the officers of SHR will serve as the officers of the surviving company.

Merger Consideration

Outstanding SHR Common Stock

Except as described below, at the effective time of the merger, each share of SHR common stock issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive $14.25 in cash, without interest and less required withholding taxes.

Shares Owned by SHR or BRE Holdings

At the effective time of the merger, each share of SHR common stock (i) owned of record by SHR or any of our wholly-owned subsidiaries or (ii) owned of record by BRE Holdings, Merger Sub, Merger Opco or any of their wholly-owned subsidiaries will, in each case, be cancelled and cease to exist, and no payment will be made with respect to those shares.

Merger Sub Limited Liability Company Interests

At the effective time of the merger, all of the limited liability company interests of Merger Sub issued and outstanding immediately prior to the effective time of the merger will remain as the issued and outstanding limited liability company interests of the surviving company.

Partnership Merger Consideration

Outstanding SH Funding Membership Units

Except as described below, at the effective time of the partnership merger, each SH Funding membership unit issued and outstanding immediately prior to the effective time of the partnership merger will automatically be converted into the right to receive $14.25 in cash, without interest and less required withholding taxes. This proxy statement does not constitute any solicitation of consents in respect of the partnership merger.

SH Funding Membership Units Held by SHR or BRE Holdings

At the effective time of the partnership merger, (i) each membership unit of SH Funding held by SHR will remain outstanding as a membership unit of the surviving partnership in accordance with the organizational documents of the surviving partnership and (ii) each membership unit of SH Funding held by BRE Holdings or any of its wholly-owned subsidiaries will be cancelled and cease to exist, and no payment will be made with respect to such membership units.

Merger Opco Limited Liability Company Interests

At the effective time of the partnership merger, all of the limited liability company interests of Merger Opco issued and outstanding immediately prior to the effective time of the partnership merger will be cancelled and cease to exist, and no payment will be made with respect to such interests.

Treatment of Outstanding Equity Awards

As a result of the merger, all outstanding RSU Awards, Performance Awards and DSU Awards that were granted pursuant to SHR’s stock plans prior to the date of the merger agreement will vest in full and/or be cancelled as set forth below. In addition, the merger agreement provides that, prior to the effective time of the merger:

•	the Board will cause each outstanding RSU Award granted pursuant to our stock plans to be fully vested immediately prior to the effective time of the merger and be cancelled, and, in exchange, each holder of any such cancelled RSU Award will be entitled to receive a cash payment, without interest and less required withholding taxes, in an amount equal to the product of (i) the merger consideration and (ii) the number of restricted stock units subject to such RSU Award;

•

the Board will cause each outstanding Performance Award granted pursuant to our stock plans to be vested immediately prior to the effective time of the merger at the level calculated using the merger consideration as the applicable measure of SHR’s performance and using the average closing market price of SHR’s designated peer group during the 60-day trading period ending on the date of the merger agreement as the applicable measure of peer group performance and cancelled, and, in exchange, each holder of any such cancelled vested Performance Award will be entitled to receive a cash payment, without interest and less required withholding taxes, in an amount equal to the product of (i) the merger consideration and (ii) the number of performance units or performance shares, as the case may be, subject to such vested Performance Award; and

•	the Board will cause each outstanding DSU Award granted pursuant to our stock plans to be cancelled, and, in exchange, each holder of any such cancelled DSU Award will be entitled to receive a cash payment, without interest and less required withholding taxes, in an amount equal to the product of (i) the merger consideration and (ii) the number of deferred stock units subject to such DSU Award.

At the effective time of the merger, BRE Holdings will deposit with the surviving company cash in the amount necessary to make payments with respect to the RSU Awards, Performance Awards and DSU Awards in accordance with the foregoing, and BRE Holdings will cause the surviving company to make such payments as promptly as practicable after the effective time of the merger, or at such later time as necessary to avoid certain adverse tax consequences.

Treatment of SHR Stock Plans

As of the effective time of the merger, all stock plans of SHR will terminate and no additional RSU Awards, Performance Awards, DSU Awards or other rights with respect to shares of SHR common stock will be granted thereunder.

Exchange Procedures

Prior to the effective time of the merger, BRE Holdings will designate a U.S.-based nationally recognized financial institution reasonably acceptable to SHR to act as paying agent, and, at or prior to the effective time of the merger, will deposit with the paying agent a cash amount equal to the aggregate merger consideration to be paid to (i) the holders of SHR common stock and (ii) the holders of SH Funding membership units, in connection with the mergers.

As promptly as practicable after the effective time of the merger, and in any event not later than the fifth business day thereafter, BRE Holdings will cause the paying agent to mail to each record holder of a certificate representing any shares of SHR common stock or SH Funding membership units, in each case that were converted into a right to receive the merger consideration, a letter of transmittal and instructions for surrendering the certificate in exchange for payment of such merger consideration. Upon surrender of a certificate (or an affidavit of loss in lieu thereof) and upon delivery of a duly executed letter of transmittal in proper form, the holder of such certificate will be entitled to receive the portion of the aggregate merger consideration payable to such holder pursuant to the mergers (without interest and less required withholding taxes). The surrendered certificates representing shares of SHR common stock and SH Funding membership units will be cancelled. Holders of any shares of SHR common stock or SH Funding membership units that are represented by book-entry will automatically be entitled to receive such merger consideration (without interest and less required withholding taxes), upon the effective time of the merger or the partnership merger, as applicable, and the surviving company or surviving partnership, as applicable, will cause the paying agent to pay and deliver such merger consideration, as soon as reasonably practicable (but in no event more than five (5) business days thereafter) following the effective time of the merger or the partnership merger, as applicable, without any requirement the person in whose name such book-entry shares or membership units are registered deliver a certificate or letter of transmittal.

No interest will be paid or will accrue on the cash payable (i) upon surrender of any certificate (or affidavit of loss in lieu thereof) representing shares of SHR common stock or SH Funding membership units or (ii) in respect of any book-entry shares or membership units. The merger consideration paid upon surrender of any such certificate or book-entry shares or membership units will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of SHR common stock or membership units of SH Funding formerly represented by such certificate or book-entry share or membership unit.

At the effective time of the mergers, our stock transfer books and the unit transfer books of SH Funding will be closed, and there will be no further registration of transfers of SHR common stock or SH Funding membership units, as applicable.

None of the paying agent, BRE Holdings, the surviving company, or the surviving partnership will be liable to any person for any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that is not disbursed to the former holders of SHR common stock or SH Funding membership units following the first anniversary of the effective time of the merger may be delivered to the surviving company upon request of the surviving company. Such former holders of SHR common stock or SH Funding membership units who have not complied with the exchange and payment procedures contained in the merger agreement within twelve (12) months after the effective time of the merger may only look to the surviving company or to the surviving partnership, as applicable (subject to abandoned property, escheat or other similar laws) for payment of the merger consideration, without interest and less required withholding taxes, payable upon compliance with the procedures set forth in the merger agreement.

You should not return your stock or membership unit certificates with the enclosed proxy card, and you should not send in your stock or membership unit certificates to the paying agent until you receive a letter of transmittal from the paying agent with instructions for the surrender of your stock or membership unit certificates.

Lost, Stolen and Destroyed Certificates

If a certificate representing shares of SHR common stock or SH Funding membership units is lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to BRE Holdings) of that fact, the paying agent, surviving company or surviving partnership, as applicable, will issue, in exchange for such lost, stolen or destroyed certificate, the aggregate merger consideration into which the shares of SHR common stock or SH Funding membership units formerly represented by such certificate were converted into the right to receive pursuant to the merger agreement and, if required by BRE Holdings in its reasonable discretion, may also be required to provide a bond (in a customary amount) prior to receiving any such merger consideration.

Representations and Warranties

SHR and SH Funding, on the one hand, and BRE Holdings, Merger Sub and Merger Opco, on the other hand, have each made representations and warranties to each other in the merger agreement. None of the representations and warranties of any of the parties to the merger agreement will survive the effective time of the merger.

Representations and Warranties of SHR and SH Funding

We and SH Funding, jointly and severally, have made customary representations and warranties to BRE Holdings, Merger Sub and Merger Opco in the merger agreement regarding aspects of our business and various other matters. The topics covered by our representations and warranties include the following:

•	the organization, existence, qualification to do business and good standing of each of SHR, SH Funding and our other subsidiaries;

•	the capital structure and indebtedness of, and the absence of restrictions or encumbrances with respect to the equity interests of, SHR, SH Funding and our other subsidiaries;

•	SHR’s authority to enter into, and, subject to SHR stockholder approval, consummate the transactions contemplated by, the merger agreement;

•	SH Funding’s authority to enter into, and consummate the transactions contemplated by, the merger agreement;

•	the absence of conflicts with, or violations of, laws or organizational documents and the absence of any consents under, conflicts with or defaults under contracts to which we or any of our subsidiaries is a party, in each case as a result of SHR or SH Funding entering into, performing under or consummating the transactions contemplated by, the merger agreement;

•	approvals of, filings with, or notices to, governmental entities required in connection with entering into, performing under or consummating the transactions contemplated by, the merger agreement;

•	the authorizations, licenses and permits of SHR and our subsidiaries;

•	our and our subsidiaries compliance with laws, including the Foreign Corrupt Practices Act of 1977;

•	our SEC filings since January 1, 2013 and the financial statements contained in those filings;

•	the accuracy of the information supplied by SHR for this proxy statement;

•	our internal controls over financial reporting and disclosure controls and procedures;

•	the absence of any material adverse effect or certain other changes or events since December 31, 2014;

•	the absence of undisclosed liabilities;

•	the absence of litigation, investigations, outstanding judgments or pending proceedings;

•	employee benefits matters;

•	labor matters;

•	tax matters;

•	our and our subsidiaries’ owned and leased real properties;

•	environmental matters;

•	intellectual property;

•	our and our subsidiaries’ material contracts (including our hotel management agreements and existing loan documents) and the absence of breaches of or defaults under such contracts;

•	our and our subsidiaries’ insurance policies;

•	receipt of fairness opinions from our financial advisors;

•	the inapplicability of takeover laws to the merger or the partnership merger;

•	the vote of SHR stockholders required to approve the merger and the other transactions contemplated by the merger agreement; and

•	the absence of broker’s or finder’s fees, other than those payable to our financial advisors, in connection with the transactions contemplated by the merger agreement.

Many of our representations and warranties are qualified by the concept of a “material adverse effect.” Under the terms of the merger agreement, a material adverse effect means any change, event, state of facts or development that has had, or would reasonably be expected to have, a material adverse effect on (i) the business, financial condition, assets or continuing results of operations of SHR and our subsidiaries, taken as a whole, or (ii) the ability of SHR or SH Funding to consummate the mergers before March 2, 2016 (which we refer to as the “outside date”). However, no change, event, state of facts or development resulting from any of the following items will be taken into account in determining whether there has been a material adverse effect on SHR and our subsidiaries, taken as a whole, with respect to foregoing clause (i):

•

the entry into or the announcement, pendency or performance of the merger agreement or the transactions contemplated by the merger agreement, including the identity of BRE Holdings and its affiliates, any communication made by BRE Holdings or any of its affiliates regarding the plans or intentions of BRE Holdings with respect to the conduct of SHR’s business following the effective time of the merger, the failure to obtain any third-party consent in connection with the transactions contemplated by the merger agreement and the impact of the foregoing on relationships with customers, suppliers, vendors, business partners, employees or any other person;

•	any change, event or development in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates or exchange rates, or any changes therein, in the U.S. or other countries in which SHR or any of our subsidiaries conduct operations or any change, event or development generally affecting the lodging industry, except to the extent they disproportionally adversely affect SHR and our subsidiaries, taken as a whole, compared to other companies operating in the lodging industry in the U.S.;

•	any change in the market price or trading volume of the equity securities of SHR or of the equity or credit ratings or the ratings outlook for SHR or any of our subsidiaries by any applicable rating agency (it being understood that the foregoing exceptions in this bullet will not prevent the underlying facts giving rise or contributing to any such change (to the extent not otherwise falling within any of the other exceptions described in this list) from being taken into account);

•	the suspension of trading in securities generally on the NYSE;

•	any adoption, implementation, proposal or change after the date of the merger agreement in any applicable law or GAAP or interpretation of any of the foregoing, except to the extent they disproportionally adversely affect SHR and our subsidiaries, taken as a whole, compared to other companies operating in the lodging industry in the U.S.;

•	any action taken or not taken by SHR or any of our subsidiaries to which BRE Holdings has consented in writing;

•	any action expressly required by the merger agreement to be taken by SHR or any of our subsidiaries or taken by SHR or any of our subsidiaries at the request of BRE Holdings;

•	the failure of SHR or any of our subsidiaries to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of the merger agreement (it being understood that the foregoing exceptions in this bullet will not prevent the underlying facts giving rise or contributing to any such failure (to the extent not otherwise falling within any of the other exceptions described in this list) from being taken into account);

•	the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism, except to the extent they disproportionally adversely affect SHR and our subsidiaries, taken as a whole, compared to other companies operating in the lodging industry in the U.S.;

•	any actions or claims made or brought by any of the current or former stockholders or equityholders of SHR or any of our subsidiaries (or on their behalf or on behalf of SHR or any of our subsidiaries, but, in any event, only in their capacities as current or former stockholders or equityholders) arising out of the merger agreement or the mergers; and

•	the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, except to the extent they disproportionally adversely affect SHR and our subsidiaries, taken as a whole, compared to other companies operating in the lodging industry in the U.S.

Representations and Warranties of BRE Holdings, Merger Sub and Merger Opco

BRE Holdings, Merger Sub and Merger Opco, jointly and severally, made customary representations and warranties to us in the merger agreement, including representations and warranties relating to the following:

•	organization, existence and good standing of BRE Holdings, Merger Sub and Merger Opco;

•	BRE Holdings’, Merger Sub’s and Merger Opco’s authority to enter into, and consummate the transactions contemplated by, the merger agreement;

•	the absence of conflicts with, or violations of, laws or organizational documents and the absence of any consents under, conflicts with or defaults under contracts to which BRE Holdings, Merger Sub or Merger Opco is a party, in each case as a result of BRE Holdings’, Merger Sub’s or Merger Opco’s entering into, performing under or consummating the transactions contemplated by, the merger agreement;

•	approvals of, filings with, or notices to, governmental entities required in connection with entering into, performing under or consummating the transactions contemplated by, the merger agreement;

•	the accuracy of the information supplied by BRE Holdings, Merger Sub and Merger Opco for this proxy statement;

•	the absence of litigation which would prevent or materially delay the transactions contemplated by the merger agreement;

•	the ownership of Merger Sub by BRE Holdings, the ownership of Merger Opco by Merger Sub and the absence of the conduct of any business prior to the date of the merger agreement by Merger Sub or Merger Opco;

•	the absence of ownership of shares of SHR common stock by BRE Holdings or any of its wholly-owned subsidiaries;

•	the equity commitment letter made available by BRE Holdings to SHR (which we refer to as the “equity commitment letter”) (including the enforceability thereof) and, assuming that equity funding is provided in accordance with the equity commitment letter, the accuracy of the representations and warranties under the merger agreement and the performance by SHR and SH Funding of their obligations under the merger agreement, the sufficiency of the funds to be provided thereunder to pay the aggregate merger consideration and any other cash amounts required to be paid by BRE Holdings, Merger Sub and Merger Opco in connection with the transactions contemplated by the merger agreement and any obligations of the surviving company, the surviving partnership or their subsidiaries that become due and payable in connection with or as result of such transactions;

•	the guaranty between the Sponsor and SHR (which we refer to as the “guaranty”) pursuant to which the Sponsor guaranteed certain payment obligations of BRE Holdings, Merger Sub and Merger Opco under the merger agreement (including the enforceability thereof);

•	the absence of broker’s or finder’s fees for which SHR or SH Funding would be responsible in connection with the transactions contemplated by the merger agreement;

•	the solvency of the surviving company and each of its subsidiaries (including the surviving partnership) immediately following the effective time of the merger;

•	the absence of any exclusivity arrangement with any bank or other potential financing source prohibiting such bank or financing source from providing financing to any third party in connection with a transaction relating to SHR or SH Funding; and

•	the absence of certain arrangements between BRE Holdings, Merger Sub, Merger Opco or any of their respective controlled affiliates, on the one hand, and our or our subsidiaries’ officers, directors, employees or stockholders, on the other hand.

Covenants Regarding Conduct of Business by SHR Prior to the Merger

Under the merger agreement, until the effective time of the merger or the partnership merger, as applicable, except as contemplated by the merger agreement or any hotel management agreement or related documents to which SHR or any of our subsidiaries is bound, as required by applicable law or a governmental entity or as agreed to in writing by BRE Holdings (which agreement will not be unreasonably withheld, conditioned or delayed), we and SH Funding will, and will cause our subsidiaries to:

•	use commercially reasonable efforts to conduct our and their respective operations in all material respects in the ordinary course of business, consistent with past practice in all material respects; and

•	use commercially reasonable efforts to maintain and preserve substantially intact the business organization of SHR and our subsidiaries, to retain the services of our current officers and key employees, to preserve our and their assets and properties in good repair and condition and to preserve our goodwill and current relationships with persons with which we or our subsidiaries have significant business relations.

In addition, until the effective time of the merger or the partnership merger, as applicable, except as contemplated by the merger agreement or any hotel management agreement or related documents to which SHR or any of our subsidiaries is bound, as required by applicable law or a governmental entity or as consented to in writing by BRE Holdings (which consent will not be unreasonably withheld, conditioned or delayed), we and SH Funding will not, and will not permit our subsidiaries to:

•	amend SHR’s charter or bylaws or the certificate of formation or limited liability company agreement of SH Funding or similar organizational documents of any of our other subsidiaries;

•	issue or dispose of or authorize the issuance or disposition of any equity securities or equity-based award in SHR or any of our subsidiaries, or securities convertible into, or exchangeable or exercisable for, any such equity securities or awards, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than (i) upon the vesting of RSU Awards, or settlement of Performance Awards and DSU Awards, in each case, outstanding as of the date of the merger agreement or (ii) the issuance of shares of SHR common stock to non-managing members of SH Funding in connection with the redemption of their membership units as provided in the operating partnership agreement;

•	other than in the ordinary course of business, sell, pledge, dispose of, transfer, lease, license or encumber (other than certain permitted liens) any material personal property, equipment or assets (other than real estate) of SHR or any of our subsidiaries, except pursuant to certain specified existing contracts (which contracts we agree not to amend or waive or to release any material rights or claims under);

•	sell, pledge, dispose of, transfer, lease, license or encumber any real property, other than the execution of easements, covenants, rights of way, restrictions and other similar instruments that, individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the existing use, operation or value of, the property or asset affected by the applicable instrument;

•	declare, set aside, make or pay any dividend or other distribution with respect to the capital stock or equity interests of SHR or any of our subsidiaries, whether payable in cash, stock, equity interests, property or a combination thereof, other than (i) any distribution by SHR that is the minimum amount necessary for SHR to maintain REIT status, or avoid the incurrence of any taxes under certain sections of the Code and (ii) dividends paid by one of our wholly-owned subsidiaries to SHR or another wholly-owned SHR subsidiary, provided that if SHR declares or pays a distribution with respect to SHR common stock, the merger consideration will be decreased by an amount equal to the per share amount of such distribution;

•	enter into any contract with respect to the voting or registration of any capital stock or equity interest of SHR or any of our subsidiaries;

•	other than (i) in the case of our wholly-owned subsidiaries, (ii) in connection with tax withholdings on the vesting or payment of RSU Awards, Performance Awards and DSU Awards or (iii) in connection with the redemption of any SH Funding membership units pursuant to the operating partnership agreement, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of SHR’s or any of our subsidiaries’ equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities;

•	merge or consolidate SHR or any of our subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SHR or any of our subsidiaries (other than a merger of one or more of our wholly-owned subsidiaries with or into one or more of our other wholly-owned subsidiaries);

•	acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any person (or equity interests thereof) or any assets, real property, personal property, equipment, business or other rights (whether by merger, stock purchase, asset purchase or otherwise), other than (i) acquisitions of inventory, personal property and equipment in the ordinary course of business, substantially consistent with past practice, and (ii) any other acquisitions of assets or businesses for consideration that is individually or in the aggregate not in excess of $2 million;

•	incur, assume, refinance or guarantee any indebtedness for borrowed money (other than indebtedness from SHR to one of our wholly-owned subsidiaries) or issue any debt securities, or assume or guarantee any indebtedness for borrowed money of any person, except (i) for borrowings and guarantees in the ordinary course of business, consistent with past practice, under our credit agreement, (ii) acquisitions permitted pursuant to the immediately preceding bullet or (iii) indebtedness that is prepayable at any time without penalty or premium in an amount not to exceed $5 million in the aggregate and is not secured, directly or indirectly, by our real property;

•	prepay, refinance or amend any indebtedness, except for (i) repayments under our credit agreement in the ordinary course of business, consistent with past practice, and (ii) mandatory payments under the terms of any other indebtedness in accordance with its terms;

•	make any loans, advances or capital contributions to, or investments in, any other person in excess of $5 million (other than to any of our wholly-owned subsidiaries as required by any contract in effect on the date of the merger agreement);

•	except to the extent required by law or the terms of any SHR benefit plan as in effect on the date of the merger agreement, or as specifically contemplated by the merger agreement:

•	other than annual increases in salary in the ordinary course of business and consistent with past practice with respect to any non-executive officer, increase the compensation or benefits payable or to become payable to its directors, officers or employees;

•	grant or provide any rights to severance or termination pay or other termination benefit, or enter into any employment or severance agreement;

•	establish, adopt, enter into, terminate or materially amend any SHR benefit plan, collective bargaining agreement or profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance or other similar plan or agreement, that if in effect on the date of the merger agreement, would have been an SHR benefit plan;

•	take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any SHR benefit plan; or

•	hire any new employee (other than with respect to individuals whose total annual compensation will not exceed $200,000);

•	except in each case to the extent required by law, file any material tax return materially inconsistent with past practice, make or change any material tax election inconsistent with past practice (it being understood and agreed that SHR will not be precluded from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), settle or compromise any material tax claim or assessment by any governmental entity, adopt or change any accounting method with respect to taxes, enter into any closing agreement with a taxing authority or surrender any right to claim a refund of a material amount of taxes;

•	enter into or amend any tax protection agreement;

•	make any material change in accounting policies or procedures, other than as required by GAAP, applicable law or any governmental entity of competent jurisdiction (of which change SHR will promptly notify BRE Holdings);

•	make any capital expenditures or enter into any contract for any renovation, construction or capital expenditure, other than (i) capital expenditures as required by law, (ii) expenditures as permitted to be made from reserved funds pursuant to and as permitted under our hotel management agreements, (iii) emergency capital expenditures as necessary in SHR’s reasonable judgment to maintain our ability to operate our businesses in the ordinary course, (iv) capital expenditures that in the aggregate do not exceed $5 million and (v) contracts related to the capital expenditures permitted by the foregoing clauses (i) through (iv);

•	settle or compromise any suit or proceeding, other than any suit or proceeding that provides solely for the payment of an amount less than $2 million individually or $5 million in the aggregate, net of any amount covered by insurance or indemnification (but in no event will SHR or SH Funding settle any suit or proceeding related to the merger agreement or the mergers except as provided below in the section entitled “—Other Covenants and Agreements”);

•	modify, amend, terminate or waive compliance with or breaches under, or assign any material rights or claims under, any material contract;

•	enter into any new contract that, if entered into prior to the date of the merger agreement, would have been a material contract;

•	initiate or consent to any material zoning reclassification of any of our real properties or any change to any approved site plan, special use permit or other land use entitlement affecting any of our material real properties in any material respect;

•	amend, modify or terminate, or authorize any of our hotel management companies to amend, modify, terminate or allow to lapse, any material permit, including any liquor license;

•	fail to use our commercially reasonable efforts (i) to maintain in full force and effect our existing insurance policies or (ii) to replace such insurance policies with comparable or substantially equivalent insurance policies covering SHR, our real properties and our subsidiaries and their respective properties, assets and businesses; or

•	authorize or enter into any contract to do any of the foregoing.

Obligations with Respect to the Special Meeting

Under the terms of the merger agreement, we have agreed to, as promptly as reasonably practicable after the proxy statement is cleared by the SEC for mailing to SHR stockholders, call, give notice of, convene and hold a meeting (the “stockholder meeting”) of the SHR stockholders for the purpose of seeking approval by the SHR stockholders of the merger and the other transactions contemplated by the merger agreement (which approval we refer to as the “Company stockholder approval”). The merger agreement provides that the Board will recommend that the SHR stockholders give the Company stockholder approval (which recommendation we refer to as the “company recommendation”) except to the extent the Board has made a change of company recommendation (as such term is defined below in the section entitled “—Obligation of the Board of Directors with Respect to Its Recommendation”) in accordance with the provisions described in such section. Under the terms of the merger agreement, we have also agreed, except to the extent there has been a change of company recommendation or the merger agreement has been terminated in accordance with its terms, to use our reasonable best efforts to solicit the Company stockholder approval, including by soliciting proxies from the SHR stockholders in favor thereof, and to keep BRE Holdings updated with respect to proxy solicitation results as reasonably requested by BRE Holdings. Unless the merger agreement is terminated in accordance with its terms, we are prohibited from submitting to the vote of SHR stockholders any competing proposal.

A “competing proposal” is defined in the merger agreement to mean, other than the transactions contemplated by the merger agreement, any inquiry, proposal or offer (other than a proposal or offer by BRE Holdings or any of its affiliates) from any person, relating to, whether in one transaction or a series of related transactions:

•	the acquisition (directly or indirectly and whether by transfer, merger, consolidation, equity investment or otherwise) by any person of fifteen percent (15%) or more of the consolidated assets of SHR and our subsidiaries, taken as a whole (as determined on a book-value basis (including indebtedness secured solely by such assets));

•	the acquisition in any manner, directly or indirectly, by any person (including by way of tender offer or exchange offer, merger, consolidation, sale of equity interests, share exchange, business combination or otherwise) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing fifteen percent (15%) or more of the issued and outstanding shares of SHR common stock (or of any class of voting securities of SHR) or fifteen percent (15%) or more of the equity interests in SH Funding; or

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any contract to engage in any of the foregoing.

Notwithstanding the foregoing, we may adjourn, recess or postpone the stockholder meeting, after consultation with BRE Holdings, (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to SHR stockholders within a reasonable amount of time in advance of the stockholder meeting, (ii) if, as of the time for which the stockholder meeting is originally scheduled (as set forth in this proxy statement), there are insufficient shares of SHR common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the stockholder meeting or to the extent that at such time SHR has not received proxies sufficient to allow the receipt of the Company stockholder approval at the stockholder meeting; provided, that, in the case of this clause (ii), without the consent of BRE Holdings, in no event will the stockholder meeting (as so postponed or adjourned) be held on a date that is more than thirty (30) days after the date for which the stockholder meeting was originally scheduled or (iii) to the extent required by applicable law.

Restriction on Solicitation of Competing Proposals

Under the terms of the merger agreement, we have agreed to the following, except as permitted by certain exceptions described below:

•	from and after the date of the merger agreement, we and SH Funding will, will cause our subsidiaries and our and their respective directors and officers to, and will direct our employees, advisors (including investment bankers, financial advisors, legal counsel, accountants and consultants) and other agents and representatives of us and our subsidiaries (such persons, together with our and our subsidiaries’ officers and directors, referred to as the “SHR representatives”) to immediately cease any solicitations, discussions, negotiations or communications with any persons that may be ongoing with respect to any competing proposal; and

•	from and after the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, we will not and will cause our subsidiaries to not, and we will not authorize any SHR representative to:

•	initiate, solicit, knowingly encourage or facilitate (including by way of furnishing non-public information) the submission of any competing proposal;

•	furnish any non-public information regarding SHR or any of our subsidiaries to any person with respect to any competing proposal or the making of any proposal or offer that constitutes or could reasonably be expected to lead to a competing proposal; or

•	participate in any discussions or negotiations with any person with respect to any competing proposal or the making of any proposal or offer that constitutes or could reasonably be expected to lead to a competing proposal.

In addition, SHR will not, and will not permit any of our subsidiaries to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which SHR or any of our subsidiaries is a party, in each case with respect to the submission of any competing proposal, except to the extent to allow the applicable party to make a confidential competing proposal to the Board.

Notwithstanding anything to the contrary contained in the merger agreement (but subject to SHR’s compliance with the provisions described in this section, if, at any time following the date hereof and prior to SHR obtaining the Company stockholder approval, (i) SHR has received a written unsolicited bona fide competing proposal from a person that did not result from a breach of the provisions described in the two paragraphs preceding this paragraph (except that the Board may correspond in writing with any person making such a written competing proposal to request clarification of the terms and conditions thereof so as to determine whether such competing proposal constitutes or could reasonably be expected to lead to a superior proposal) and (ii) the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal constitutes or could reasonably be expected to lead to a superior proposal, then SHR may:

•	furnish information with respect to SHR and our subsidiaries to the person making such competing proposal and its representatives; and

•	participate in discussions or negotiations with the person making such competing proposal and its representatives regarding such competing proposal.

Nevertheless, SHR:

•	will not, will not permit our subsidiaries to, and will not authorize any of the SHR representatives to, disclose any non-public information regarding SHR to such person without first entering into either (i) a confidentiality agreement that contains confidentiality provisions of the relevant person that has made a competing proposal that are no less favorable in the aggregate in the good faith judgment of SHR to SHR than those contained in our confidentiality agreement with Blackstone Real Estate Advisors L.P., dated July 14, 2014 or (ii) a confidentiality agreement entered into by SHR with another party prior to the execution and delivery of the merger agreement (each of the foregoing, referred to as an “acceptable confidentiality agreement”) with such person and will as promptly as practicable (and in any event within forty-eight (48) hours thereafter) advise BRE Holdings in writing of the receipt of any competing proposal, the material terms and conditions thereof (including, if applicable, providing copies of any written competing proposals and drafts of proposed agreements related thereto) and the identity of any person making such competing proposal;

•	will as promptly as practicable (and in any event within twenty-four (24) hours thereafter) after receipt of any request for non-public information relating to it or any of our subsidiaries or for access to its or any of our subsidiaries’ properties, books or records by any person that, to our knowledge, is reasonably likely to make, or has made, a competing proposal, notify BRE Holdings orally and in writing of such receipt;

•	will promptly (and in any event within twenty-four (24) hours thereafter) provide to BRE Holdings any information concerning us or any of our subsidiaries provided or made available to such other person (or its representatives) that was not previously provided or made available to BRE Holdings; and

•	will promptly (and in any event within forty-eight (48) hours thereafter) notify BRE Holdings of any change to the financial and other material terms and conditions of any competing proposal and otherwise keep BRE Holdings reasonably informed of the status of any such competing proposal, including by providing copies of all proposals, offers and drafts of proposed agreements related thereto. In addition, neither SHR nor any of our subsidiaries will, after the date of the merger agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to BRE Holdings.

A “superior proposal” is defined in the merger agreement to mean a bona fide written competing proposal (with all references in the definition of competing proposal to “fifteen percent (15%)” changed to “fifty percent (50%)” for purposes of this definition) made by any person on terms that the Board determines in good faith, after consultation with our outside financial and legal advisors, is reasonably likely to be consummated and would result, if consummated, in a transaction that is more favorable to the SHR stockholders from a financial point of view than the merger, after taking into account (i) the legal, financial, regulatory or other aspects of such proposal, (ii) the likelihood and timing of consummation (as compared to the transactions contemplated by the merger agreement) and (iii) any changes to the terms of the merger agreement proposed by BRE Holdings and any other information provided by BRE Holdings.

Obligation of the Board of Directors with Respect to Its Recommendation

The merger agreement provides that, except as described below, neither the Board nor any committee of the Board will:

•	adopt, authorize, approve or recommend (or publicly propose to adopt, authorize, approve or recommend) any competing proposal;

•	withhold, modify or amend (or publicly propose to withhold, modify or amend), in a manner adverse to BRE Holdings, the company recommendation;

•	fail to include the company recommendation in this proxy statement; or

•	authorize or allow SHR or any of our subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any competing proposal (other than an acceptable confidentiality agreement) or requiring SHR or SH Funding to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

We refer to any action described in the first three bullet points above as a “change of company recommendation”, and any of the foregoing referenced in the fourth bullet above an “alternative acquisition agreement”.

Notwithstanding anything to the contrary contained in the merger agreement, at any time prior to obtaining the Company stockholder approval, if SHR is not in breach of the provisions described in the section entitled “—Restriction on Solicitation of Competing Proposals” or the provisions described in this section in any material respect, the Board may make a change of company recommendation and may cause SHR to terminate the merger agreement in accordance with the provisions set forth in the first bullet in the section entitled “—Termination of the Merger Agreement—SHR Termination Rights” if:

•	(i) a written competing proposal (that did not result from a breach of the provisions described in the section entitled “—Restriction on Solicitation of Competing Proposals”) is made to SHR or any of our subsidiaries by any person, and such competing proposal is not withdrawn and (ii) the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal constitutes a superior proposal;

•	SHR provides BRE Holdings prior written notice of our intention to make a change of company recommendation (which notice we refer to as a “notice of change of recommendation”), which notice will identify the person making such superior proposal and include the material terms and conditions of such superior proposal, including, if applicable, copies of any written proposals or offers and any proposed agreements related thereto;

•	SHR has negotiated (and caused the SHR representatives to negotiate) in good faith with BRE Holdings (to the extent BRE Holdings desires to negotiate) with respect to any changes to the terms of the merger agreement proposed by BRE Holdings in order to obviate the need to make such change of company recommendation or terminate the merger agreement in accordance with the provisions set forth in the first bullet in the section entitled “—Termination of the Merger Agreement—SHR Termination Rights” for at least three (3) business days following receipt by BRE Holdings of such notice of change of recommendation, with any amendment to the financial terms or any other material term of such superior proposal requiring a new notice of change of recommendation, and SHR will be required to comply again with the foregoing provisions of this section; except that, in the case of any such amendment, the reference to three (3) business days in this bullet will instead be two (2) business days following receipt by BRE Holdings of any such new notice of change of recommendation; and

•	at the end of such three (3) business day period (or two (2) business day period, if applicable), taking into account any changes to the terms of the merger agreement proposed by BRE Holdings to SHR, the Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such competing proposal would continue to constitute a superior proposal even if such changes proposed by BRE Holdings were given effect.

In addition, the merger agreement provides that, other than in connection with a competing proposal (which is subject to the provisions described in the immediately preceding paragraph and will not be subject to the provisions described in this paragraph), nothing in the merger agreement will prohibit or restrict the Board from withholding, modifying or amending in a manner adverse to BRE Holdings the company recommendation if, prior to obtaining the Company stockholder approval:

•	the Board determines in good faith, after consultation with our outside legal counsel, that the failure of the Board to effect a change of company recommendation would reasonably be likely to be inconsistent with its duties under applicable law;

•	SHR provides BRE Holdings prior written notice of its intention to take such action, which notice will specify in reasonable detail the reasons therefor (it being agreed that the delivery of such notice by SHR will not constitute a change of company recommendation);

•	SHR has negotiated (and caused the SHR representatives to negotiate) in good faith with BRE Holdings (to the extent BRE Holdings desires to negotiate) with respect to any changes to the terms of the merger agreement proposed by BRE Holdings in order to obviate the need to make such change of company recommendation for at least three (3) business days following receipt by BRE Holdings of such notice; and

•	at the end of the three (3) business day period described in the bullet immediately above, and taking into account any changes to the merger agreement proposed by BRE Holdings to SHR, the Board has determined in good faith, after consultation with its outside legal counsel, that the failure of the Board to effect a change of company recommendation would reasonably be likely to be inconsistent with its duties under applicable law even if such changes proposed by BRE Holdings were given effect.

The merger agreement does not prohibit the Board from:

•	disclosing to the SHR stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act;

•	making any disclosure to the SHR stockholders that the Board determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would reasonably be likely to be inconsistent with its duties under applicable law; or

•	issuing a “stop, look and listen” statement pending disclosure of its position (which statement will not constitute a change of company recommendation).

Notwithstanding the foregoing, the merger agreement provides that neither SHR nor the Board will recommend that the SHR stockholders tender any securities in connection with any tender offer or exchange offer that is a competing proposal or effect a change of company recommendation except as permitted by the provisions described in this section.

In addition, the merger agreement provides that SHR and the Board will not take any actions to exempt any person from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or establish or increase an “Excepted Holder Limit,” as such terms are defined in SHR’s organizational documents unless such actions are taken concurrently with the termination of this Agreement in accordance with the provisions set forth in the first bullet in the section entitled “—Termination of the Merger Agreement, SHR Termination Rights”.

Efforts to Complete the Merger

Under the terms of the merger agreement, each of SHR and SH Funding, on the one hand, and each of BRE Holdings, Merger Sub and Merger Opco, on the other hand, will use its reasonable best efforts to consummate the transactions contemplated by the merger agreement and cause the conditions to the merger to be satisfied (as described below in the section entitled “—Conditions Precedent to the Mergers”), including using reasonable best efforts to:

•	promptly obtain all actions or non-actions, consents, permits (including environmental permits), waivers, approvals, authorizations and orders from governmental entities necessary or advisable in connection with the consummation of the transactions contemplated by the merger agreement;

•	as promptly as practicable, make and not withdraw (without our consent) all registrations and filings with any governmental entity necessary or advisable in connection with the consummation of the transactions contemplated by the merger agreement, including any filings required of them or their “ultimate parent entities” under any antitrust law, and promptly make any further filings pursuant thereto that may be necessary or advisable;

•	defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it or any of its affiliates is a party challenging or affecting the merger agreement or the consummation of the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding;

•	seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealable order with respect thereto;

•	seek to resolve any objection or assertion by any governmental entity challenging the merger agreement or the transactions contemplated by the merger agreement; and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

In addition, each party to the merger agreement agreed to:

•	give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to the transactions contemplated by the merger agreement;

•	keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and

•	promptly inform the other parties of any communication to or from or any governmental entity regarding the mergers.

Each party to the merger agreement agreed to consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the transactions contemplated by the merger agreement. In addition, except as may be prohibited by any governmental entity or by any law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party to the merger agreement will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with such request, inquiry, investigation, action or legal proceeding.

Each party to the merger agreement also agreed to use their respective commercially reasonable efforts to obtain any third party consents necessary or advisable in connection with the transactions contemplated by the merger agreement. In the event that the parties to the merger agreement fail to obtain any third party consent described above, SHR will use its commercially reasonable efforts, and will take such actions as are reasonably requested by BRE Holdings, to minimize any adverse effect upon SHR and its subsidiaries resulting, or which would reasonably be expected to result, after the effective time of the merger, from the failure to obtain such consent. Notwithstanding anything to the contrary in the merger agreement, in connection with obtaining any approval or consent from any person (other than a governmental entity) with respect to any transaction contemplated by the merger agreement, (i) none of SHR or any of our subsidiaries will be required to, or, without the prior written consent of BRE Holdings, will, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) none of BRE Holdings, Merger Sub or Merger Opco or any of their affiliates will be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

Financing

The consummation of the mergers is not conditioned upon BRE Holdings’ receipt of financing. Pursuant to the merger agreement, in no event will BRE Holdings or any of its affiliates, in connection with the mergers or the other transactions contemplated by the merger agreement, enter into any contract with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis or otherwise on terms that prohibit or otherwise restrict such provider from providing or seeking to provide such financing to any person in connection with a transaction relating to SHR or our subsidiaries. BRE Holdings may disclose non-public information regarding no more than four (4) of the real properties of SHR (and in SHR’s sole discretion, additional properties) to up to eight (8) potential purchasers of such assets (and their advisors and financing sources) (and in SHR’s sole discretion, additional potential purchasers of such assets (and their advisors and financing sources)).

In addition, BRE Holdings may disclose non-public information regarding SHR to up five (5) potential debt financing sources (and their advisors) (and subject to SHR’s prior consent, not to be unreasonably withheld, additional potential debt financing sources (and their advisors)) subject to the entry by such potential debt financing source into an agreement with SHR with confidentiality and use provisions that are no less favorable in the aggregate to SHR than the confidentiality agreement (such debt financing sources referred to as “approved debt financing sources”).

Prior to the closing of the mergers, at BRE Holdings’ sole expense, SHR will, and will cause our subsidiaries to and will use commercially reasonable efforts to cause the SHR representatives to, provide to BRE

Holdings, Merger Sub and Merger Opco all customary cooperation reasonably requested in writing by BRE Holdings in connection with BRE Holdings arranging debt financing through approved debt financing sources with respect to SHR, our subsidiaries or our real properties (which we refer to as the “debt financing”) so long as (i) such cooperation does not interfere unreasonably with the business or operations of SHR or any of our subsidiaries, (ii) neither SHR nor any of our subsidiaries is required to commit to enter into any definitive agreement relating to the debt financing that is not contingent upon the closing of the mergers or that is effective at or prior to the effective time of the merger and (iii) neither the Board nor any of our subsidiaries’ boards of directors (or equivalent bodies) is required to approve any debt financing or related agreements at or prior to the effective time of the merger.

Promptly following BRE Holdings’ request, SHR will deliver to each of the lenders under SHR’s existing indebtedness a notice prepared by BRE Holdings, in form and substance reasonably acceptable to SHR, notifying each of the lenders thereunder of the merger agreement and the contemplated mergers. At BRE Holdings’ election, such notice may include a request for a consent, in form and substance reasonably acceptable to SHR, to the consummation of the mergers and the other transactions contemplated by the merger agreement and to certain modifications of the existing loan documents. In connection with any of SHR’s existing indebtedness that BRE Holdings intends not to repay or cause SHR or our subsidiaries to repay at the closing of the mergers, SHR will use commercially reasonable efforts to cooperate with BRE Holdings in connection with contacting any lender regarding maintaining such existing indebtedness after the closing of the mergers.

Access to Information

Subject to certain limitations, including confidentiality obligations and compliance with applicable law, under the merger agreement we have agreed to, and to cause our subsidiaries to, (i) provide to BRE Holdings, Merger Sub and Merger Opco and their respective representatives, upon prior written notice to SHR, reasonable access during normal business hours to the officers, employees, properties, offices and other facilities of SHR and our subsidiaries and to the books and records thereof, in such a manner as not to interfere unreasonably with the operation of any business conducted by SHR or our subsidiaries and (ii) furnish promptly such information concerning the business, properties, contracts, assets and liabilities of SHR as BRE Holdings or its representatives may reasonably request.

Director and Officer Indemnification and Insurance

From and after the effective time of the merger, to the fullest extent permitted by applicable law, BRE Holdings will, and will cause the surviving company and the surviving partnership to, indemnify, defend and hold harmless each current or former director or officer of SHR or any of our subsidiaries, or any fiduciary under the benefit plans of SHR or any of our subsidiaries, against (i) all indemnified liabilities and (ii) all indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time of the merger, and including any expenses incurred in enforcing such indemnified person’s rights in connection with the foregoing; however, (x) none of BRE Holdings, the surviving company or the surviving partnership will be liable for any settlement effected without their prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); and (y) except for legal counsel engaged on the date of the merger agreement, none of BRE Holdings, the surviving company or the surviving partnership will be obligated to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable indemnified parties) for all indemnified parties in any jurisdiction with respect to any single legal action except to the extent that, on the advice of any such indemnified party’s counsel, two or more of such indemnified parties will have conflicting interests in the outcome of such action. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the effective time of the merger), the surviving company or the surviving partnership, as applicable, will pay the reasonable fees and expenses of counsel selected by the indemnified parties promptly, and in any event within ten (10) days, after statements therefor are received and otherwise advance to such indemnified party upon request, reimbursement of documented expenses reasonably incurred (provided that, if legally required, the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under law).

In addition, under the merger agreement, SHR, BRE Holdings, the surviving company and the surviving partnership have agreed to certain obligations regarding insurance coverage and rights to exculpation, indemnification and advancement of expenses. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Director and Officer Indemnification and Insurance.”

Employee Benefits

Under the terms of the merger agreement, BRE Holdings has agreed to provide or cause its subsidiaries, including the surviving company and the surviving partnership, to provide, for one year following the effective time of the merger:

•	a base salary to each individual who is an employee of SHR or our subsidiaries immediately prior to the effective time of the merger and for such period of time, if any, as applicable thereafter (including employees who are not actively at work on account of illness, disability or leave of absence) (each of which we refer to as a “Company employee”) at a rate that is no less favorable than the rate of base salary provided to such Company employee immediately prior to the effective time of the merger;

•	an annual cash bonus opportunity to each Company employee that is no less favorable than the annual cash bonus opportunity provided to such Company employee immediately prior to the effective time of the merger; and

•	other compensation and benefits (including long-term incentive compensation, severance benefits, paid-time off and health insurance) to Company employees that are substantially comparable, in the aggregate, to the other compensation and benefits provided to Company employees immediately prior to the effective time of the merger.

In addition, BRE Holdings has agreed that it will, or will cause its subsidiaries (including the surviving company and the surviving partnership) to, assume, honor and continue all of SHR’s and our subsidiaries’ employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between SHR or any of our subsidiaries and any Company employee), in each case, in accordance with their terms as in effect immediately prior to the effective time of the merger, including with respect to any payments, benefits or rights arising as a result of the merger or the other transactions contemplated by the merger agreement (either alone or in combination with any other event).

For certain purposes as set forth in the merger agreement, each Company employee’s service with or otherwise credited by SHR or any of our subsidiaries will be treated as service with BRE Holdings or any of its subsidiaries, including the surviving company and the surviving partnership, except that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. BRE Holdings will take all necessary action so that each Company employee will, after the effective time of the merger, continue to be credited with the unused vacation and sick leave credited to such employee through the effective time of the merger under the applicable vacation and sick leave policies of SHR and our subsidiaries, and BRE Holdings will permit or cause its subsidiaries to permit such employees to use such vacation and sick leave in accordance with such policies.

BRE Holdings has further agreed to, and to cause its subsidiaries (including the surviving company and the surviving partnership) to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by BRE Holdings or any of its subsidiaries, including the surviving company and the surviving partnership, in which Company employees (and their eligible dependents) will be eligible to participate from and after the effective time of the merger, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable SHR benefit plan immediately prior to the effective time of the merger. BRE Holdings will or will cause its subsidiaries, including the surviving company and the surviving partnership, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the effective time of the merger occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company employee (and dependents) will be eligible to participate from and after the effective time of the merger.

If the effective time of the merger occurs prior to the date on which SHR pays annual bonuses for the 2015 performance year, then SHR will pay a bonus (which may be prorated as set forth below and which would replace (i) the pro rata target bonus under the applicable employment or severance agreement if the merger closes on or prior to December 31, 2015 or (ii) the bonus with respect to 2015 if the merger closes in 2016 prior to the date on which such bonuses are paid) to each employee of SHR or any of its subsidiaries who is otherwise eligible to receive such a bonus for 2015. The amount of any such bonus initially will be calculated (i) with respect to quantitative performance, based on the actual performance of SHR through the effective time of the merger (or, if earlier, December 31, 2015) and, to the extent applicable, the forecasted performance of SHR through December 31, 2015, as determined by the Board, in good faith and consistent with the terms and conditions of the applicable 2015 bonus terms and (ii) with respect to qualitative performance, assuming maximum performance, with such amounts in (i) and (ii) prorated to reflect the portion of the 2015 performance year completed as of the effective time of the merger. If SHR’s actual performance for the full 2015 performance year would result in any recipient being entitled (in the reasonable determination of BRE Holdings) to a 2015 bonus amount greater than the estimated bonus, then SHR will pay, no later than March 15, 2016, to each such recipient who is employed by SHR or one of our subsidiaries on the applicable bonus payment date, the positive difference, if any, between the final 2015 bonus (as prorated through the effective time of the merger) and the estimated 2015 bonus.

Other Covenants and Agreements

SHR and SH Funding, on the one hand, and BRE Holdings, Merger Sub and Merger Opco, on the other hand, have each made certain other covenants to and agreements with each other regarding various other matters including:

•	cooperation with the preparation and filing of this proxy statement and in responding to any comments received from the SEC on this proxy statement;

•	delivery of resignation letters of our and our subsidiaries’ directors and officers as requested by BRE Holdings;

•	press releases or other public statements with respect to the merger agreement or the transactions contemplated by the merger agreement;

•	actions necessary to exempt the merger agreement and the transactions contemplated by the merger agreement from, or minimize the effects of, any applicable anti-takeover statutes;

•	each party being responsible for all costs and expenses incurred by it in connection with the merger agreement and the transactions contemplated by the merger agreement and from and after the effective time of the merger, BRE Holdings, Merger Sub and Merger Opco will pay or cause to be paid all real property transfers and gain taxes incurred in connection with the transactions contemplated by the merger agreement;

•

SHR taking actions as may be necessary or appropriate to ensure that the disposition of SHR equity securities (including derivative securities) by SHR officers and directors who are covered persons for purposes of Section 16 of the Exchange Act in connection with the transactions contemplated by the merger agreement is exempt under Rule 16b-3 promulgated under the Exchange Act; and

•	SHR providing prompt notice to BRE Holdings of any litigation commenced against SHR or any of our directors, officers or affiliates, relating to the merger agreement or the transactions contemplated by the merger agreement, and SHR giving BRE Holdings, Merger Sub and Merger Opco the opportunity to participate in the defense or settlement of any such litigation. Under the merger agreement, SHR has also agreed not to, and not to permit any of our subsidiaries nor any of their representatives to, compromise or settle any such stockholder litigation unless BRE Holdings has consented in writing (which consent will not be unreasonably withheld, conditioned or delayed).

Pre-Closing Transactions

In its sole discretion, BRE Holdings may request that we, immediately prior to the closing of the mergers, (i) convert or cause the conversion of one or more of our wholly-owned subsidiaries organized as a corporation or limited partnership into a limited liability company, (ii) sell or cause to be sold the stock, partnership interests, limited liability company interests or other equity interests owned by us in any of our wholly-owned subsidiaries at a price and on such other terms as designated by BRE Holdings and (iii) sell or cause to be sold any of our or our wholly-owned subsidiaries’ assets at a price and on such other terms as designated by BRE Holdings or exercise any right of SHR or any of our subsidiaries to terminate or cause to be terminated any contract to which it is a party. Such rights of BRE Holdings are limited, however, in that (a) we may not be required to take any action that contravenes any organizational document or material contract, (b) any such actions or transactions would be contingent upon all conditions to the obligations of us, SH Funding, BRE Holdings, Merger Sub and Merger Opco under the merger agreement having been satisfied or waived, our receipt of a written notice from BRE Holdings to such effect and that BRE Holdings, Merger Sub and Merger Opco are prepared to proceed immediately with the closing and any other evidence reasonably requested by us that the closing will occur, (c) these actions (or the inability to complete them) will not affect or modify the obligations of BRE Holdings, Merger Sub and Merger Opco under the merger agreement and (d) we and our subsidiaries will not be required to take any action that could adversely affect our classification as a REIT within the meaning of the Code, that could subject us to any prohibited transactions taxes or certain other material taxes under the Code, or that could result in any U.S. federal, state or local income tax being imposed on the limited partners of our operating partnership.

Conditions Precedent to the Mergers

Conditions to Each Party’s Obligations

Each party’s obligations to effect the mergers are subject to the satisfaction or waiver (where permitted) of the following conditions:

•	SHR must have obtained the Company stockholder approval; and

•	no governmental entity of competent jurisdiction has issued any order, injunction or decree that is in effect, and no law has been enacted or promulgated, that renders the mergers illegal or prohibits, enjoins or otherwise prevents the mergers (provided, that this condition is not available to any party whose failure to fulfill its obligations described above in the sections entitled “—Obligations with Respect to the Special Meeting” and “—Efforts to Complete the Merger” results in the failure of this condition to be satisfied).

Conditions to BRE Holdings’, Merger Sub’s and Merger Opco’s Obligations

The obligations of BRE Holdings, Merger Sub and Merger Opco to effect the mergers are also subject to the satisfaction or waiver by BRE Holdings of the following additional conditions:

•	each of the representations and warranties of SHR and SH Funding (i) with respect to certain capitalization matters, must be true and correct in all material respects; (ii) with respect to the absence of a material adverse effect since December 31, 2014, must be true and correct in all respects; and (iii) contained in the merger agreement (other than those described in clauses (i) and (ii) above), without regard to materiality or material adverse effect qualifiers contained within such representations and warranties, must be true and correct except for any failure of such representations and warranties to be true and correct, that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect, in the case of each of clauses (i), (ii) and (iii), as of the effective time of the partnership merger as though made on and as of the effective time of the partnership merger (except to the extent expressly made as of a specific date, in which case as of such specific date);

•	each of SHR and SH Funding must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the effective time of the partnership merger;

•	BRE Holdings must have received a certificate signed on behalf of SHR and SH Funding by an executive officer of SHR as to the satisfaction of the two foregoing conditions;

•	since the date of the merger agreement, there must not have been any change, event, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect; and

•	BRE Holdings must have received a tax opinion, dated as of the closing date, of Paul Hastings LLP (or another law firm reasonably acceptable to BRE Holdings), which opinion will be based on factual representations contained in an officer’s certificate executed by SHR concluding that (i) commencing with our taxable year ended December 31, 2004 (which was our first REIT taxable year) through the taxable year ended on the closing date, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and SHR’s actual and proposed method of operation, as described in the Registration Statement on Form S-3 filed by SHR on February 24, 2015 and as represented by SHR, has enabled it during such times to meet the requirements for qualification and taxation as a REIT under the Code, and SHR will be able to meet such requirements for qualification and taxation as a REIT up to the date of the mergers and (ii) SH Funding is properly taxed as a partnership and not an association taxable as a corporation or a publicly-traded partnership within the meaning of the Code.

Conditions to SHR’s and SH Funding’s Obligations

Our and SH Funding’s obligations to effect the mergers are also subject to the satisfaction or waiver by us of the following additional conditions:

•	each of the representations and warranties of BRE Holdings, Merger Sub and Merger Opco contained in the merger agreement must be true and correct in all material respects as of the effective time of the partnership merger as though made on and as of the effective time of the partnership merger (except to the extent expressly made as of a specific date, in which case as of such specific date);

•	each of BRE Holdings, Merger Sub and Merger Opco must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the effective time of the partnership merger; and

•	we must have received a certificate signed on behalf of BRE Holdings, Merger Sub and Merger Opco by an executive officer of BRE Holdings as to the satisfaction of the foregoing conditions.

We cannot give any assurance that all of the conditions to the mergers will be either satisfied or waived or that the mergers will occur.

Termination of the Merger Agreement

Mutual Termination Rights

The merger agreement may be terminated at any time prior to the effective time of the partnership merger, whether before or after receipt of the Company stockholder approval:

•	by mutual written consent of BRE Holdings and SHR;

•	by either SHR or BRE Holdings, by written notice to the other, if the effective time of the partnership merger has not occurred on or before the outside date (it being understood that the right to terminate the merger agreement in such an event will not be available to SHR, if SHR or SH Funding, or to BRE Holdings, if BRE Holdings, Merger Sub or Merger Opco, as applicable, has breached in any material respect its obligations under the merger agreement in any manner that will have caused the failure of the effective time of the partnership merger to have occurred on or before such date);

•	by either SHR or BRE Holdings, by written notice to the other, if the Company stockholder approval has not been obtained upon a vote taken thereon at the stockholder meeting, including any adjournment or postponement thereof; or

•	by either SHR or BRE Holdings, by written notice to the other, if any governmental entity of competent jurisdiction has issued any order, injunction or decree permanently enjoining, restraining or prohibiting the mergers, and such law has become final and non-appealable, if applicable (it being understood that the right to terminate the merger agreement under such a circumstance will not be available to SHR, if SHR or SH Funding, or to BRE Holdings, if BRE Holdings, Merger Sub or Merger Opco, as applicable, has failed to comply with the provisions described above in the section entitled “—Efforts to Complete the Merger”).

SHR Termination Rights

We may also terminate the merger agreement at any time prior to the effective time of the partnership merger, whether before or after receipt of the Company stockholder approval:

•	by written notice to BRE Holdings, if at any time prior to the receipt of the Company stockholder approval, if the Board has effected a change of company recommendation in accordance with the provisions described above in the section entitled “—Obligation of the Board of Directors with Respect to Its Recommendation” and has approved, and concurrently with the termination of the merger agreement, SHR has entered into, a definitive acquisition agreement providing for the implementation of a superior proposal (it being understood that such termination will not be effective and SHR will not enter into any such agreement, unless SHR has paid the $100 million termination fee concurrently with such termination in accordance with the provisions described below in the section entitled “—Termination Fees”);

•	by written notice to BRE Holdings, if BRE Holdings, Merger Sub or Merger Opco has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case, such that a condition precedent to the closing of the mergers relating to such representations, warranties, covenants or agreements would be incapable of being satisfied by the outside date (it being understood that SHR will not be permitted to terminate the merger agreement in such a circumstance if SHR or SH Funding has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case, such that a condition precedent to the closing of the mergers relating to such representations, warranties, covenants or agreements would be incapable of being satisfied by the outside date); or

•

by written notice to BRE Holdings, if (i) all of the conditions precedent to the obligations of BRE Holdings, Merger Sub and Merger Opco to effect the mergers (other than those conditions that by their nature are to be satisfied at the closing so long as such conditions to be satisfied at the closing would be satisfied as of the date of the notice referenced in clause (ii) below if the closing were to occur on the date of such notice) have been satisfied or waived, (ii) on or after the date the closing should have occurred pursuant to the terms of the merger agreement, SHR has delivered written notice to BRE Holdings that all of the conditions precedent to the obligations of BRE Holdings, Merger Sub and Merger Opco to effect the mergers have been satisfied or waived by BRE Holdings (other than those conditions that by their nature are to be satisfied at the closing so long as such conditions to be satisfied at the closing would be satisfied as of the date of such notice if the closing were to occur on the date of such notice) and SHR and SH Funding are ready, willing and able to consummate the closing, and (iii) BRE Holdings, Merger Sub and Merger Opco have failed to consummate the closing on or before the third business day after delivery of the notice referenced in clause (ii) above and SHR and SH Funding were ready, willing and able to consummate the closing during such three business day period.

BRE Holdings Termination Rights

BRE Holdings may also terminate the merger agreement at any time prior to the effective time of the partnership merger, whether before or after receipt of the Company stockholder approval:

•	by written notice to SHR, if (i) the Board has effected a change of company recommendation, (ii) SHR has entered into an alternative acquisition agreement, (iii) SHR has failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a competing proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by SHR stockholders) within ten (10) business days after the commencement of such tender offer or exchange offer, or (iv) the Board has failed to publicly reaffirm the company recommendation within ten (10) business days after the date a competing proposal has been publicly announced (or if the stockholder meeting is scheduled to be held within ten (10) business days from the date a competing proposal is publicly announced, promptly and in any event prior to the date on which the stockholder meeting is scheduled to be held); or

•	by written notice to SHR, if SHR or SH Funding has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case, such that a condition precedent to the closing of the mergers relating to such representations, warranties, covenants or agreements would be incapable of being satisfied by the outside date (it being understood that BRE Holdings will not be permitted to terminate the merger agreement in such a circumstance if BRE Holdings, Merger Sub or Merger Opco has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case, such that a condition precedent to the closing of the mergers relating to such representations, warranties, covenants or agreements would be incapable of being satisfied by the outside date).

Effect of Termination

If the merger agreement is terminated by either SHR or BRE Holdings, the merger agreement will become void, and there will be no liability or obligation on the part of BRE Holdings, Merger Sub, Merger Opco, Sponsor, SHR, SH Funding or any of their respective representatives, in either case, relating to, based on or arising under or out of the merger agreement, the transactions contemplated thereby or the subject matter thereof (including the negotiation and performance of the merger agreement), in each case whether based on contract, tort, equity or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any laws or otherwise and whether by or through attempted piercing of the corporate veil, by or through any claim by or on behalf of a party hereto or another person or otherwise, except with respect to certain obligations in the merger agreement, in addition to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party, in every case subject to the limitations on liability and restrictions on rights of recovery set forth in the merger agreement.

Termination Fees

Termination Fee Payable by SHR

We would be required to pay BRE Holdings a termination fee in the amount of $100 million if:

•	BRE Holdings terminates the merger agreement pursuant to the provisions described in the first bullet under “BRE Holdings Termination Rights”;

•	SHR terminates the merger agreement pursuant to the provisions described in the first bullet under “SHR Termination Rights”; or

•	(A) either SHR or BRE Holdings terminates the merger agreement pursuant to the provisions described in the second bullet or the third bullet under “Mutual Termination Rights” or (B) BRE Holdings terminates the merger agreement pursuant to the provisions described in the second bullet under “BRE Holdings Termination Rights” and

•	after the date of the merger agreement, SHR received a competing proposal or any person publicly proposed or publicly disclosed an intention (whether or not conditional) to make a competing proposal (and in the case of a termination pursuant to the third bullet under “Mutual Termination Rights,” such competing proposal or publicly proposed or publicly disclosed intention will have been made prior to the stockholder meeting); and

•	within twelve (12) months after the termination of the merger agreement, SHR entered into a definitive agreement with respect to any competing proposal or any competing proposal is consummated (provided that the term “competing proposal” will have the meaning assigned to such term, except that all percentages therein will be changed to “fifty percent (50%)” for purposes of this bullet).

We would be required to pay BRE Holdings or its designee all of the documented reasonable out-of-pocket costs and expenses incurred prior to the termination of the merger agreement by or on behalf of BRE Holdings, Merger Sub or Merger Opco (or their affiliates) in connection with the merger agreement and the transactions contemplated thereby (including any debt financing), including reasonable fees and expenses of the representatives of the of BRE Holdings, Merger Sub or Merger Opco, up to an aggregate maximum amount of $5 million, if either BRE Holdings or SHR terminates the merger agreement pursuant to the provisions described in the third bullet under “Mutual Termination Rights”.

Termination Fee Payable by BRE Holdings

BRE Holdings would be required to pay SHR a termination fee in the amount of $400 million (which we refer to as the “Parent termination fee”) if SHR terminates the merger agreement pursuant to the provisions described in the second bullet or the third bullet under “SHR Termination Rights”.

Guaranty and Remedies

In connection with the merger agreement, the Sponsor has entered into a guaranty to unconditionally guarantee the due and punctual observance, performance and discharge of all of the payment obligations of BRE Holdings under the merger agreement with respect to the Parent termination fee and the payment obligations of BRE Holdings, Merger Sub and Merger Opco under the merger agreement with respect to certain expenses, costs, liabilities, losses and judgments incurred by SHR or any of our subsidiaries in connection with the debt financing or in connection with certain other pre-closing transactions, and any out of pocket costs incurred by SHR or any of our subsidiaries in connection with cooperating with BRE Holdings with respect to SHR’s existing indebtedness or enforcing SHR’s rights under the merger agreement, subject to the terms and conditions of the guaranty. Under the terms of such guaranty, the maximum aggregate liability of the Sponsor will not exceed $400 million plus certain costs and expenses incurred by us or SH Funding in connection with enforcing the terms of the guaranty.

Under the terms of the merger agreement, we and SH Funding cannot seek specific performance to require BRE Holdings, Merger Sub and Merger Opco to complete the mergers, nor are we or SH Funding entitled to any injunction to prevent breaches of the merger agreement by BRE Holdings, Merger Sub and Merger Opco or to enforce specifically any terms and provisions of the merger agreement (other than certain confidentiality provisions) or any other equitable relief, and SHR’s and SH Funding’s sole and exclusive remedy relating to any breach of the merger agreement by BRE Holdings, Merger Sub and Merger Opco or otherwise is to receive the Parent termination fee as described above in the section entitled “—Termination Fees”, in addition to certain expenses, costs, liabilities, losses and judgments incurred by SHR or any of our subsidiaries in connection with assisting BRE Holdings in obtaining the debt financing or in connection with certain other pre-closing transactions, and any out of pocket costs incurred by SHR or any of our subsidiaries in connection with cooperating with BRE Holdings with respect to SHR’s existing indebtedness or enforcing SHR’s rights under the merger agreement.

BRE Holdings, Merger Sub and Merger Opco are entitled to injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of the merger agreement by us or SH Funding and can seek specific performance to require us and SH funding to complete the mergers.

Miscellaneous

Amendment and Waiver of the Merger Agreement

The merger agreement may be amended by the parties thereto by action taken by or on behalf of their respective boards of directors or other governing bodies at any time prior to the effective time of the merger; provided, however, that, after receipt of the Company stockholder approval, no amendment or waiver may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by the SHR stockholders unless such further approval is obtained. The merger agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

At any time prior to the effective time of the merger, BRE Holdings, Merger Sub and Merger Opco, on the one hand, and SHR and SH Funding, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach or inaccuracy of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) subject to the immediately preceding paragraph, waive compliance by the other with any of the covenants or conditions contained in the merger agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Governing Law

The merger agreement is governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law thereof (other than with respect to issues relating to the merger, duties of SHR’s directors, general corporation law and any other provisions set forth in the merger agreement that are required to be governed by the Maryland General Corporation Law).

NO APPRAISAL RIGHTS

As permitted by the Maryland General Corporation Law, our charter provides that stockholders will not be entitled to exercise any appraisal rights unless the Board, upon the affirmative vote of a majority of the entire Board, shall determine that such rights apply. The Board has made no such determination. Additionally, under the Maryland General Corporation Law, because shares of SHR common stock were listed on the NYSE on the record date for determining stockholders entitled to vote at the special meeting, our common stockholders who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger. However, our common stockholders can vote against the approval of the merger.

MARKET PRICE AND DIVIDEND DATA

SHR common stock is traded on the NYSE under the symbol “BEE.” As of the close of business on October 16, 2015, the latest practicable trading day before the filing of this proxy statement, there were 282,090,156 shares of SHR common stock outstanding and entitled to vote, held by approximately 71 holders of record of SHR common stock. The following table presents the high and low sale prices of SHR common stock for the period indicated in published financial sources and the dividend declared per share during such period:

Quarter	High	Low	Dividend
2013
First Quarter	$8.55	$6.44	$—
Second Quarter	9.69	7.63	—
Third Quarter	9.20	8.09	—
Fourth Quarter	9.61	8.19	—

2014
First Quarter	10.57	8.89	—
Second Quarter	11.84	9.66	—
Third Quarter	12.38	11.27	—
Fourth Quarter	13.68	11.01	—

2015
First Quarter	14.26	12.13	—
Second Quarter	12.94	11.56	—
Third Quarter	14.48	11.82	—
Fourth Quarter (through October 16, 2015)	14.05	13.73	—

The following table presents the closing per share sales price of SHR common stock, as reported on the NYSE on September 4, 2015, the last full trading day before the public announcement of the merger, and on October 16, 2015, the latest practicable trading day before the filing of this proxy statement:

Date	Closing per Share Price
September 4, 2015	$13.60
October 16, 2015	$13.95

You are encouraged to obtain current market prices of SHR common stock in connection with voting your shares. Following the merger, there will be no further market for SHR common stock, and SHR common stock will be delisted from the NYSE and deregistered under the Exchange Act.

On November 4, 2008, our Board elected to suspend the quarterly dividend to holders of SHR common stock. Under the terms of the merger agreement, we may not declare or pay any other dividends to holders of SHR common stock (unless such distribution is of a minimum amount necessary for SHR to maintain REIT status or to avoid the incurrence of certain taxes) without the prior written consent of BRE Holdings.

STOCK OWNERSHIP

We have listed below, as of October 16, 2015 (except as otherwise indicated), the beneficial ownership of SHR common stock by (a) each of our directors, (b) each of our “named executive officers”, (c) all of our directors and executive officers as a group and (d) each person known by us to be the beneficial owner of more than five percent of the number of outstanding shares of SHR common stock. We are not aware of any other beneficial owner of more than five percent of the number of outstanding shares of SHR common stock as of October 16, 2015. Unless otherwise indicated, each of our directors and “named executive officers” has (a) the same business address as SHR and (b) sole investment and voting power over all of the shares that he or she beneficially owns. All share numbers have been rounded to the nearest whole number.

Name	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percent of Class (2)
The Vanguard Group, Inc.	37,096,351	(3)	13.2%
Cascade Investment, L.L.C.	26,912,800	(4)	9.5%
BlackRock, Inc.	21,111,041	(5)	7.5%
Vanguard Specialized Funds—Vanguard REIT Index Fund	18,855,566	(6)	6.7%
CBRE Clarion Securities, LLC	14,116,940	(7)	5.0%
Raymond L. Gellein, Jr.	391,929		*
Robert P. Bowen	35,943		*
James A. Jeffs	8,443		*
David W. Johnson	8,443		*
Richard D. Kincaid	113,443		*
Sir David M.C. Michels	81,512		*
William A. Prezant(8)	43,443		*
Eugene F. Reilly	28,443		*
Sheli Z. Rosenberg	10,043		*
Paula C. Maggio	240,685		*
Richard J. Moreau	58,004		*
Diane M. Morefield	109,938		*
Stephen M. Briggs(9)	1,465		*
All directors and executive officers as a group (10) (12 in group)	1,130,269		*

*	Less than 1% of the issued and outstanding shares.
(1)	Does not include the following shares of SHR common stock underlying RSU Awards: Mr. Bowen—7,264, Mr. Jeffs—7,264, Mr. Johnson—7,264, Mr. Kincaid—7,264, Sir David M.C. Michels—7,264, Mr. Prezant—7,264, Mr. Reilly—7,264 and Ms. Rosenberg—9,838, and does not include the following shares of SHR common stock underlying DSU Awards: Mr. Bowen—58,872, Mr. Jeffs—65,767, Mr. Johnson—1,877, Mr. Kincaid—49,767, Sir David M.C. Michels—54,554, Mr. Prezant—64,290, Mr. Reilly—55,426 and Ms. Rosenberg—48,801. Does not include the shares of SHR common stock underlying the following RSU Awards, DSU Awards and Performance Shares awarded to our named executive officers:

Name	RSUs	Performance Shares (earned upon vesting)	DSUs	Total
Raymond L. Gellein, Jr.	142,276	826,363	38,057	1,006,696
Diane M. Morefield	46,853	256,009	—	302,862
Richard J. Moreau	46,853	256,009	106,847	409,709
Paula C. Maggio	40,549	221,610	—	262,159
Stephen M. Briggs	—	24,797	—	24,797

(2)	The percentage calculations set forth in the table are based on 282,090,156 shares of SHR common stock outstanding on October 16, 2015.
(3)	In a report filed by The Vanguard Group, Inc. (“Vanguard”) on Schedule 13G/A dated February 11, 2015, Vanguard indicated that it is a registered investment advisor and has sole voting power over 718,442 shares, shared voting power over 209,200 shares, sole dispositive power over 36,521,309 shares and shared dispositive power over 575,042 shares. According to such Schedule 13G, the principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)	In a report filed by Cascade Investment, L.L.C. and William H. Gates III (collectively, “Cascade”) on Schedule 13D/A dated August 10, 2015, Cascade indicated that it has sole voting power and sole dispositive power over 26,912,800 shares. According to such Schedule 13D, the principal address of Cascade is 2365 Carillon Point, Kirkland, Washington 98033.
(5)	In a report filed by BlackRock, Inc. (“BlackRock”) on Schedule 13G dated February 2, 2015, BlackRock indicated that it has sole voting power over 20,505,924 shares and sole dispositive power over 21,111,041 shares. According to such Schedule 13G, the principal address of BlackRock is 5 East 52nd Street, New York, New York 10022.
(6)	In a report filed by Vanguard Specialized Funds—Vanguard REIT Index Fund (“Vanguard REIT”) on Schedule 13G/A dated February 6, 2015, Vanguard REIT indicated that it has sole voting power over 18,855,566 shares. According to such Schedule 13G, the principal business address of Vanguard REIT is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(7)	In a report filed by CBRE Clarion Securities, LLC (“Clarion”) on Schedule 13G/A dated February 13, 2015, Clarion indicated that it has sole voting power over 7,725,640 shares and sole dispositive power over 14,116,940 shares. According to such Schedule 13G, the principal business address of Clarion is 201 King of Prussia Road, Suite 600, Radnor, Pennsylvania 19087.
(8)	Includes common stock held directly.
(9)	Mr. Briggs’ employment with SHR ended on June 30, 2014.
(10)	Excluding Mr. Briggs.

OTHER MATTERS

As of the date of this proxy statement, the Board and management know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement and only matters included in the notice of the special meeting may be properly presented at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

It is not expected that SHR will hold its 2016 annual meeting of stockholders unless the merger is not completed. If the merger is not completed, SHR’s stockholders will continue to be entitled to notice of, and to attend and participate in, SHR stockholder meetings.

SHR stockholders may submit proposals on matters appropriate for stockholder action at meetings of SHR stockholders to our Secretary no later than December 12, 2015, in accordance with Rule 14a-8 of the Exchange Act. In addition, any stockholder who desires to bring business or nominate an individual for election or re-election as a director outside of Rule 14a-8 before our 2016 annual meeting, must comply with our bylaws, which currently require that a stockholder provide written notice of such business or nominee to our Secretary no earlier than November 12, 2015, and no later than 5:00 p.m. (Central Time) on December 12, 2015, and otherwise comply with the advance notice and other provisions set forth in SHR’s bylaws, which currently include, among other things, requirements as to stock ownership and the submission of specified information. For additional requirements, stockholders should refer to SHR’s bylaws, Article II, Section 11, a current copy of which may be obtained from our Secretary. Nothing in this paragraph shall be deemed to require SHR to include in its proxy statement and proxy relating to the 2016 annual meeting any stockholder proposal that may be omitted from the proxy materials of SHR under applicable regulations of the Exchange Act in effect at the time such proposal is received.

HOUSEHOLDING OF PROXY MATERIAL

We have adopted a procedure called “householding” under which we will deliver only one copy of our notice to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Upon written or oral request, we will deliver promptly a separate copy of this proxy statement or the notice to any stockholder at a shared address to which a single copy of either of those documents was delivered. If you are a stockholder and share an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent. A number of brokerage firms have also instituted householding. If you hold your shares in “street name”, please contact your bank, broker, trust or nominee to request information about householding.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	SHR’s Annual Report on Form 10-K for the year ended December 31, 2014 (filed on February 24, 2015);

•	SHR’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 (filed on May 4, 2015) and June 30, 2015 (filed on August 6, 2015);

•	SHR’s Definitive Proxy Statement for our 2015 annual meeting of stockholders (filed on April 10, 2015); and

•	SHR’s Current Reports on Form 8-K filed on February 24, 2015, February 25, 2015, March 3, 2015, May 14, 2015, May 22, 2015, June 2, 2015, July 30, 2015, August 17, 2015, September 8, 2015, October 2, 2015 and October 6, 2015.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website or by contacting our Investor Relations Department at (312) 658-5000.

If you would like to request documents from us, please do so at least five (5) business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 19, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

BRE DIAMOND HOTEL HOLDINGS LLC,

BRE DIAMOND HOTEL LLC,

BRE DIAMOND HOTEL ACQUISITION LLC,

STRATEGIC HOTELS & RESORTS, INC.

and

STRATEGIC HOTEL FUNDING, L.L.C.

Dated as of September 4, 2015

ARTICLE I

DEFINITIONS

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of September 4, 2015 (this “Agreement”), by and among BRE Diamond Hotel Holdings LLC, a Delaware limited liability company (“Parent”), BRE Diamond Hotel LLC, a Delaware limited liability company whose sole member is Parent (“Merger Sub”), BRE Diamond Hotel Acquisition LLC, a Delaware limited liability company whose sole member is Merger Sub (“Merger Opco” and, together with Parent and Merger Sub, the “Buyer Parties”), Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), and Strategic Hotel Funding, L.L.C., a Delaware limited liability company and subsidiary of the Company (the “Operating Partnership” and, together with the Company, the “Company Parties”).

RECITALS

WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into Merger Sub (the “Company Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the DLLCA (as defined below), whereby, among other matters, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock owned by any Buyer Party, the Company or any of their respective wholly-owned Subsidiaries, will be converted into the right to receive the Merger Consideration;

WHEREAS, Merger Sub, as the sole member of Merger Opco, and the Company, as the managing member of the Operating Partnership, have each approved the merger of Merger Opco with and into the Operating Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), whereby each Membership Unit of the Operating Partnership (the “Membership Units”) issued and outstanding immediately prior to the Partnership Merger, other than Membership Units owned by any Buyer Party, the Company or any of their respective wholly-owned Subsidiaries, will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company has (a) declared that this Agreement and the Mergers are advisable and in the best interests of the Company, its stockholders and the members of the Operating Partnership, (b) approved this Agreement and (c) recommended that its stockholders approve the Company Merger;

WHEREAS, (a) the sole member of Parent has approved the execution, delivery and performance of this Agreement, (b) Parent, as the sole member of Merger Sub, has approved the Company Merger and (c) Merger Sub, as the sole member of Merger Opco, has approved the Partnership Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Blackstone Real Estate Partners VIII L.P. (the “Guarantor”) is entering into a guarantee in favor of the Company pursuant to which Guarantor is guaranteeing certain of Parent’s, Merger Sub’s and Merger Opco’s obligations under this Agreement (the “Guaranty”); and

WHEREAS, each of the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means (a) a confidentiality agreement that contains confidentiality provisions of the relevant person that has made a Competing Proposal that are no less favorable in the aggregate in the good faith judgment of the Company to the Company than those contained in the Confidentiality Agreement or (b) a confidentiality agreement entered into by the Company with another party prior to the execution and delivery of this Agreement.

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Aggregate Membership Unit Consideration” means the product of the Merger Consideration and the number of Membership Units issued and outstanding immediately prior to the Partnership Merger Effective Time (other than Membership Units held by the Company to remain outstanding in accordance with Section 3.01(c)(ii)(A) and Membership Units held by Parent, Merger Sub, Merger Opco or any of their wholly-owned Subsidiaries to be cancelled in accordance with Section 3.01(c)(ii)(B)).

“Aggregate Common Stock Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Company Merger Effective Time (other than Shares to be cancelled in accordance with Section 3.01(a)(ii)).

“Aggregate Merger Consideration” means the sum of the Aggregate Common Stock Consideration, the Aggregate Membership Unit Consideration, the aggregate RSU Payments, the aggregate Performance Award Payments and the aggregate DSU Payments.

“Antitrust Laws” means competition, antitrust, merger control or investment Laws.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in Chicago, Illinois.

“Certificate” means any certificate representing or evidencing Shares or Membership Units.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any change, event, state of facts or development that has had or would reasonably be expected to have a material adverse effect on (i) the business, financial condition, assets or continuing results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of the Company or the Operating Partnership to consummate the Mergers before the Outside Date; provided, however, that in the case of clause (i) no change, event, state of facts or development resulting from any of the following shall be deemed to be or taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) the entry into or the announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the consummation of any transactions contemplated hereby, including (i) the identity of Parent and its affiliates, (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and the Company Subsidiaries following the Company Merger Effective Time, (iii) the failure to obtain any third-party consent in connection with the transactions contemplated hereby and (iv) the impact of any of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or any other person, (b) any change, event or development in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates or exchange rates, or any changes therein, in the United States or other countries in which the Company or any of the Company Subsidiaries conduct operations or any change, event or development generally affecting the lodging industry, (c) any change in the market price or trading volume of the equity securities of the Company or of the equity or credit ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency; provided, however, that the exception in this clause shall not prevent the underlying facts giving rise or contributing to such change, if not otherwise excluded from the definition of Company Material Adverse Effect, from being taken into account in determining whether a Company Material Adverse Effect has occurred, (d) the suspension of trading in securities generally on the New York Stock Exchange, (e) any adoption, implementation, proposal or change after the date hereof in any applicable Law or GAAP or interpretation of any of the foregoing, (f) any action taken or not taken to which Parent has consented in writing, (g) any action expressly required to be taken by this Agreement or taken at the request of Parent, (h) the failure of the Company or any Company Subsidiary to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement; provided, however, that the exception in this clause (h) shall not prevent the underlying facts giving rise or contributing to such failure, if not otherwise excluded from the definition of Company Material Adverse Effect, from being taken into account in determining whether a Company Material Adverse Effect has occurred; and provided, further, that this clause (h) shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period, (i) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism, (j) any actions or claims made or brought by any of the current or former stockholders or equityholders of the Company or any Company Subsidiary (or on their behalf or on behalf of the Company or any Company Subsidiary, but in any event only in their capacities as current or former stockholders or equityholders) arising out of this Agreement or the Mergers or (k) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; provided, that (i) with respect to clauses (b), (e), (i), and (k), such changes, events, state of facts or developments shall be taken into account to the extent they disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating in the lodging industry in the United States and (ii) clause (a) and clause (j) shall not apply to the use of Company Material Adverse Effect in Section 4.04 (or Section 7.02(a) as it applies to Section 4.04).

“Company Real Property” means, collectively, the Owned Real Property and the Ground Leased Real Property.

“Company Stock Plan” means the Company’s equity and equity-based compensation plans and forms of award agreements thereunder.

“Company Subsidiaries” means the Subsidiaries of the Company, including the Operating Partnership and its Subsidiaries, provided that, for purposes hereof, SHC Residences Nayarit, S de RL de CV is considered a Company Subsidiary.

“Company Termination Fee” means an amount in cash equal to $100,000,000.

“Competing Proposal” means, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer (other than a proposal or offer by Parent or any of its affiliates) from any person, relating to, whether in one transaction or a series of related transactions, (a) the acquisition (directly or indirectly and whether by transfer, merger, consolidation, equity investment or otherwise) by any person of fifteen percent (15%) or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole (as determined on a book-value basis (including Indebtedness secured solely by such assets)); (b) the acquisition in any manner, directly or indirectly, by any person (including by way of tender offer or exchange offer, merger, consolidation, sale of equity interests, share exchange, business combination or otherwise) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing fifteen percent (15%) or more of the issued and outstanding shares of Company Common Stock (or of any class of voting securities of the Company) or fifteen percent (15%) or more of the equity interests in the Operating Partnership; or (c) any public announcement of a proposal, plan or intention to do any of the foregoing or any Contract to engage in any of the foregoing.

“Confidentiality Agreement” means the letter regarding confidentiality between the Company and Blackstone Real Estate Advisors L.P. dated July 14, 2015.

“Contract” means any binding agreement, contract, lease (whether for real or personal property), commitment, note, bond, mortgage, indenture, deed of trust, loan or evidence of Indebtedness, to which a person is a party or to which the properties or assets of such person are subject, whether oral or written.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Copyrights” means United States and non-U.S. copyrights and mask works (as defined in 17 U.S.C. §901) and pending applications to register the same.

“Credit Agreement” means the Amended and Restated Senior Unsecured Credit Facility, dated as of May 27, 2015, by and among the Operating Partnership, Deutsche Bank AG New York Branch and the various financial institutions that are or may become parties thereto as lenders.

“Environmental Laws” means all Laws as in effect on or prior to the date hereof which (a) regulate or relate to (i) the protection or clean up of the environment, (ii) occupational safety and health in respect of Hazardous Substances, or (iii) the treatment, storage, transportation, handling, exposure to, disposal or Release of Hazardous Substances or (b) impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) with respect to any of the foregoing.

“Environmental Permits” means any permit, registration, identification number, license and other authorization required under any applicable Environmental Law.

“ERISA Affiliate” means any entity, which together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any national, federal, state, county, municipal or local government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Laws including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls), or mold.

“Indebtedness” means, as to the Company and the Company Subsidiaries, without duplication, all (a) indebtedness of the Company or any of the Company Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (b) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) obligations of the Company or any of the Company Subsidiaries under capitalized leases, (d) obligations of the Company or any Company Subsidiary in respect of interest rate and currency obligation swaps, hedges or similar arrangements, and (e) obligations of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of the Company Subsidiaries; provided that, for clarification, Indebtedness shall not include “trade debt” or “trade payables.”

“IRS” means the Internal Revenue Service.

“knowledge” means, (a) with respect to the Company, the actual (but not constructive or imputed) knowledge of the individuals listed in Section 1.01 of the Company Disclosure Letter (without independent investigation), and (b) with respect to Parent, the actual (but not constructive or imputed) knowledge of the individuals listed in Section 1.01 of the separate disclosure letter which has been delivered by Parent to the Company in connection with the execution and delivery of this Agreement (without independent investigation).

“Law” means any federal, state, local or foreign law (including common law), statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, charge, encumbrance, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Management Agreement Documents” means the management agreements entered into by the Company or any Company Subsidiary pursuant to which any person (other than the Company or any Company Subsidiary) manages or operates any Company Real Property (each a “Management Company”) on behalf of the Company or any Company Subsidiary and each amendment, guarantee, license or franchise agreement (whether with the Management Company or any affiliate thereof) or other Contracts related to such management agreements and entered into by the Company or any Company Subsidiary, in each case that are material to any Company Real Property.

“Material Company Lease” means any lease, sublease or occupancy agreement of real property (other than Ground Leases) under which the Company or any Company Subsidiary is the tenant or subtenant or serves in a similar capacity, (x) providing for annual rentals of $500,000 or more or (y) demising more than 5,000 square feet of space.

“Material Space Lease” means any lease, sublease, license or occupancy agreement of real property (other than Ground Leases) under which the Company or any Company Subsidiary is the landlord or sub-landlord or serves in a similar capacity, (x) providing for annual rentals of $500,000 or more or (y) demising more than 5,000 square feet of space.

“Operating Partnership Agreement” means the Limited Liability Company Agreement of the Operating Partnership, dated as of June 18, 2004, among the Company and the other members named therein, as amended by the First Amendment thereto, dated as of March 15, 2005, the Second Amendment thereto, dated as of

June 30, 2005, the Third Amendment thereto, dated as of January 31, 2006, the Fourth Amendment thereto, dated as of May 17, 2006, the Fifth Amendment thereto, dated as of March 1, 2007 and the Sixth Amendment thereto, dated December 12, 2007.

“Parent Parties” means, collectively, Parent, Merger Sub, Merger Opco, the Guarantor and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates, successors or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, successor or assignee of any of the foregoing.

“Parent Termination Fee” means an amount in cash equal to $400,000,000.

“Patents” means United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, extensions, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Payroll Agent” means the payroll agent of the Company.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which are being contested in good faith or for which appropriate reserves have been established in accordance with GAAP, (b) mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like Liens for amounts not yet due and payable or the amount or validity of which are being contested in good faith and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP, (c) Liens for which title insurance coverage has been obtained, (d) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the property (other than such matters that, individually or in the aggregate, materially adversely impair the current use, operation or value of the subject real property), (e) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date hereof or that the Company or a Company Subsidiary is permitted to enter into pursuant to the terms of Section 6.01, (f) rights of tenants or other parties in possession, without any right of first refusal, right of first offer or other option to purchase any Company Real Property (or any portion thereof), (g) title to any portion of any owned or leased real property lying within the boundary of any public or private road, easement or right of way, (h) rights of parties in possession, (i) Liens created, imposed or promulgated by Law or by any Governmental Entities, including zoning regulations, use restrictions and building codes, (j) such other Liens or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges or encumbrances disclosed in policies or commitments of title insurance that, individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the existing use, operation or value of, the property or asset affected by the applicable Lien or constitute a Company Material Adverse Effect, (k) Liens, rights or obligations created by or resulting from the acts or omission of the Buyer Parties or any of their affiliates and their respective investors, lenders, employees, officers, directors, members, stockholders, agents, representatives, contractors, invitees or licensees or any person claiming by, through or under any of the foregoing, and (l) any other Liens that individually or in the aggregate, would not reasonably be expected to materially adversely impair the current use, operation or value of the subject real property.

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person or group as defined in Section 13(d)(3) of the Exchange Act).

“Prior Sale Agreements” means any purchase or sale Contract relating to any real property or leasehold interest in any Ground Lease conveyed, transferred, assigned or otherwise disposed of by the Company or any Company Subsidiaries since January 1, 2010, except for easements or similar interests.

“REIT” means a “real estate investment trust” within the meaning of Section 856(a) of the Code.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” means, with respect to any person, the directors, officers, employees, advisors (including investment bankers, financial advisors, legal counsel, accountants and consultants) and other agents and representatives of such person and its Subsidiaries, and in the case of the Buyer Parties, subject to Section 6.07(b), any potential Debt Financing sources (and their advisors) and potential purchasers of assets (and their advisors and financing sources).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solvent” when used with respect to any person, means that, as of any date of determination, (a) the “present fair saleable value” of such person’s total assets exceeds the value of such person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage, and (c) such person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

“Subsidiary” of any person means another person at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person and/or by one or more of its Subsidiaries or of which such first person and/or one of its Subsidiaries serves as a general partner (in the case of a partnership) or a manager or managing member (in the case of a limited liability entity) or similar function.

“Superior Proposal” means a bona fide written Competing Proposal (with all references in the definition of Competing Proposal to “fifteen percent (15%)” changed to “fifty percent (50%)” for purposes of this definition) made by any person on terms that the Company’s board of directors determines in good faith, after consultation with the Company’s outside financial and legal advisors, is reasonably likely to be consummated and would result, if consummated, in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Company Merger, after taking into account (i) the legal, financial, regulatory or other aspects of such proposal, (ii) the likelihood and timing of consummation (as compared to the transactions contemplated by this Agreement) and (iii) any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent (including pursuant to Section 6.03 of this Agreement).

“Tax” and “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

“Tax Protection Agreements” means any Contract to which the Company or any Company Subsidiary is a party pursuant to which: (a) any liability to holders of equity of a Company Subsidiary (including holders of Membership Units) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of equity of a Company Subsidiary (including holders of Membership Units), the Company or any of the Company Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt or allow a partner or member to guarantee any debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, or (iv) only dispose of assets in a particular manner; or (c) limited partners of the Operating Partnership have guaranteed debt of the Operating Partnership.

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or payment for Tax benefits, other than customary Tax prorations and related indemnities contained in real estate transfer agreements and instruments.

“Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, corporate names, designs, logos, slogans, social media identifiers, domain names and general intangibles of like nature, including all goodwill associated therewith, and any registrations and applications to register the foregoing.

“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2015 Bonus	6.11(e)
Agreement	Preamble
Alternative Acquisition Agreement	6.03(c)
Approved Debt Financing Sources	6.07(a)
Articles of Merger	2.03(a)
Bankruptcy and Equity Exception	4.03(a)
Benefit Protection Period	6.11(a)
Bonus Recipient	6.11(e)
Book-Entry Shares	3.01(a)
Book-Entry Membership Units	3.01(c)
Buyer Parties	Preamble
Certificate of Company Merger	2.03(a)
Certificate of Partnership Merger	2.03(b)
Change of Company Recommendation	6.03(c)
Closing	2.02
Closing Date	2.02
Company	Preamble
Company Benefit Plan	4.12(a)
Company Bylaws	4.01(b)(ii)
Company Charter	4.01(b)(i)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Employee	6.11(a)
Company Financial Statements	4.06
Company Intellectual Property Rights	4.17(a)
Company Material Contract	4.18(b)

Term	Section
Company Merger	Recitals
Company Merger Effective Time	2.03(a)
Company Parties	Preamble
Company Permits	4.05(a)
Company Preferred Stock	4.02(a)
Company Recommendation	6.04(c)
Company SEC Documents	4.06
Company Stockholder Approval	4.22
Company Stockholder Meeting	6.04(c)
D&O Insurance	6.09(b)
Debt Financing	6.07(b)
DLLCA	Recitals
DSOS	2.03(b)
DSU Award	3.03(c)
DSU Payments	3.03(c)
Equity Commitment Letter	5.07(a)
Equity Financing	5.07(a)
Equity Financing Source	5.07(a)
Estimated 2015 Bonus	6.11(e)
Existing Indebtedness	4.18(b)(iii)
Existing Loan Consent	6.07(d)
Existing Loan Documents	4.18(b)(iii)
Existing Loan Lenders	6.07(d)
Existing Loan Notice	6.07(d)
ERISA	4.12(a)
Escrow Agreement	8.02(c)
Exchange Fund	3.02(a)
FCPA	4.05(b)
Ground Lease	4.15(b)
Ground Leased Real Property	4.15(b)
Ground Leases	4.15(b)
Guaranty	Recitals
Guarantor	Recitals
Indemnified Parties	6.09(a)
Indemnified Party	6.09(a)
Indemnified Liabilities	6.09(a)
Intellectual Property Rights	4.17(a)
Liability Limitation	9.12(c)
Management Company	1.01
Membership Units	Recitals
Mergers	Recitals
Merger Consideration	3.01(a)(i)
Merger Opco	Preamble
Merger Sub	Preamble
MGCL	Recitals
Notice of Change of Recommendation	6.03(d)(ii)
Operating Partnership	Preamble
Outside Date	8.01(b)
Owned Real Property	4.15(a)
Parent	Preamble
Partnership Merger	Recitals

Term	Section
Partnership Merger Effective Time	2.03(b)
Paying Agent	3.02(a)
Performance Award	3.03(b)
Performance Award Payments	3.03(b)
Permit	4.05(a)
Proxy Statement	4.07
Qualifying REIT Income	8.02(c)(i)
REIT Subsidiary	4.14(b)
RSU Award	3.03(a)
RSU Payments	3.03(a)
Sarbanes-Oxley Act	4.06
SDAT	2.03(a)
Share	3.01(a)(i)
Shares	3.01(a)(i)
Surviving Company	2.01(a)
Surviving Partnership	2.01(b)
Takeover Statute	4.21
Transfer and Gains Taxes	6.13
Treasury Regulation	3.05

ARTICLE II

THE MERGERS

SECTION 2.01 The Mergers.

(a) Company Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the DLLCA, at the Company Merger Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company shall cease, and Merger Sub shall continue as the surviving limited liability company (the “Surviving Company”).

(b) Partnership Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DLLCA, at the Partnership Merger Effective Time, Merger Opco shall be merged with and into the Operating Partnership, whereupon the separate existence of Merger Opco shall cease, and the Operating Partnership shall continue as the surviving limited liability company (the “Surviving Partnership”).

SECTION 2.02 Closing. The closing of the Mergers (the “Closing”) will take place at 10:00 a.m. (Central prevailing time) on a date to be agreed by Parent and the Company, but no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the “Closing Date.”

SECTION 2.03 Effective Times.

(a) Company Merger Effective Time. Concurrently with the Closing and immediately following the Partnership Merger Effective Time, the Company and Merger Sub shall (i) file the articles of merger with respect to the Company Merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in such form as required by, and executed in accordance with, the applicable provisions of the MGCL and (ii) file the certificate of merger with respect to the Company Merger (the “Certificate of

Company Merger”) with the DSOS in such form as required by, and executed in accordance with, the applicable provisions of the DLLCA. The Company Merger shall become effective at the later of the date and time at which the Articles of Merger are accepted for record by the SDAT and the Certificate of Company Merger has been filed with the DSOS or at such other date and time as is agreed between the parties and specified in the Articles of Merger and the Certificate of Company Merger, which shall not be more than thirty days after the Articles of Merger are accepted for record by the SDAT (such date and time, the “Company Merger Effective Time”).

(b) Partnership Merger Effective Time. Concurrently with the Closing and immediately prior to the filing and acceptance for record of the Articles of Merger with the SDAT and the filing of the Certificate of Company Merger with the DSOS, the Operating Partnership shall file the certificate of merger (the “Certificate of Partnership Merger”) with the Secretary of State of the State of Delaware (the “DSOS”) in such form as required by, and executed in accordance with, the applicable provisions of the DLLCA. The Partnership Merger shall become effective on the date and time at which the Certificate of Partnership Merger has been duly filed with the DSOS or at such other date and time as is agreed between the parties and specified in the Certificate of Partnership Merger (such date and time, the “Partnership Merger Effective Time”).

SECTION 2.04 Organizational Documents, Managing Member and Officers of the Surviving Company, Managing Member and Officers of Surviving Partnership.

(a) Managing Member; Organizational Documents of the Surviving Company. At the Company Merger Effective Time, (i) Parent shall continue as the managing member of the Surviving Company until replaced in accordance with applicable Law and the limited liability company agreement of the Surviving Company, (ii) the certificate of formation of Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the certificate of formation of the Surviving Company, until thereafter amended as provided by Law and (iii) the limited liability company agreement of Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the limited liability company agreement of the Surviving Company, until thereafter amended as provided therein or by Law.

(b) Managing Member; Organizational Documents of the Surviving Partnership. At the Partnership Merger Effective Time, (i) the Company shall continue as the managing member of the Surviving Partnership until the Company Merger Effective Time when the Surviving Company shall become the managing member of the Surviving Partnership until replaced in accordance with applicable Law and the limited liability company agreement of the Surviving Partnership, (ii) the certificate of formation of the Operating Partnership, as in effect immediately prior to the Partnership Merger Effective Time, shall be the certificate of formation of the Surviving Partnership, until thereafter amended as provided by Law and (iii) the limited liability company agreement of Merger Opco, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited liability company agreement of the Surviving Partnership, until thereafter amended as provided therein or by Law.

(c) Officers of the Surviving Company. From and after the Company Merger Effective Time, the officers of the Company at the Company Merger Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the limited liability company agreement of the Surviving Company.

(d) Officers of the Surviving Partnership. From and after the Partnership Merger Effective Time, the officers of the Operating Partnership at the Partnership Merger Effective Time shall be the officers of the Surviving Partnership, each to hold office in accordance with the certificate of formation of the Surviving Partnership and the limited liability company agreement of the Surviving Partnership.

ARTICLE III

EFFECTS OF THE MERGERS

SECTION 3.01 Conversion of Securities.

(a) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of the Company or limited liability company interests of Merger Sub:

(i) Conversion of Company Common Stock. Each share of Company Common Stock (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Company Merger Effective Time, other than Shares to be cancelled in accordance with Section 3.01(a)(ii), shall automatically be converted into the right to receive $14.25 in cash, without interest (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate or non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Shares to be cancelled in accordance with Section 3.01(a)(ii)) shall thereafter represent only the right to receive the Merger Consideration (less required withholdings as provided in Section 3.05).

(ii) Cancellation of Company-Owned Shares and Parent-Owned Shares. All Shares that are owned of record by the Company or any wholly-owned Company Subsidiary and all Shares owned of record by the Buyer Parties or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii) Limited Liability Company Interests of Merger Sub. All limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as the issued and outstanding limited liability company interests of the Surviving Company.

(b) Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, the number of outstanding shares of Company Common Stock or Membership Units, as applicable, shall have been changed into a different number of shares or units or a different class by reason of any reclassification, stock or unit split (including a reverse stock or unit split), recapitalization, split-up, combination, exchange of shares or units, readjustment or other similar transaction, or a stock or unit dividend or stock or unit distribution thereon shall be declared with a record date within said period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares and the holders of Membership Units, as applicable, the same economic effect as contemplated by this Agreement prior to such event. In addition, the Merger Consideration shall be subject to adjustment as contemplated by Section 6.01(d).

(c) Conversion of Membership Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of Merger Opco, the Operating Partnership or the holders of any Membership Units of the Operating Partnership:

(i) Each Membership Unit issued and outstanding immediately prior to the Partnership Merger Effective Time (other than any Membership Units to remain outstanding in accordance with Section 3.01(c)(ii)(A) or to be cancelled in accordance with Section 3.01(c)(ii)(B)) shall automatically be converted into the right to receive the Merger Consideration, and all of such Membership Units shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate or non-certificated Membership Units represented by book-entry (“Book-Entry Membership Units”) that formerly represented any of the Membership Units (other than any Membership Units to remain outstanding in accordance with Section 3.01(c)(ii)(A) or to be cancelled in accordance with Section 3.01(c)(ii)(B)) shall thereafter represent only the right to receive the Merger Consideration (less required withholdings as provided in Section 3.05).

(ii) Each Membership Unit (A) held by the Company immediately prior to the Partnership Merger Effective Time shall remain outstanding as a Membership Unit of the Surviving Partnership in accordance with the certificate of formation of the Surviving Partnership and the limited liability company agreement of the Surviving Partnership and (B) held by Parent, Merger Sub, Merger Opco or any of their wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii) Each limited liability company interest of Merger Opco issued and outstanding immediately prior to the Partnership Member Effective Time shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

SECTION 3.02 Exchange of Certificates and Membership Units; Payment for Shares and Membership Units.

(a) Paying Agent. At or prior to the Company Merger Effective Time, Parent shall deposit with a United States-based nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of the holders of Shares and Membership Units, a cash amount in immediately available funds equal to the sum of the Aggregate Common Stock Consideration and the Aggregate Membership Unit Consideration (the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Sections 3.01(a)(i) and 3.01(c)(i), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount sufficient to make such payments. Funds made available to the Paying Agent shall be invested by the Paying Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than 30 days, pending payment thereof by the Paying Agent to the holders of Shares and Membership Units pursuant to this Article III; provided, however, that, no investment of such deposited funds shall relieve Parent, the Surviving Company, the Surviving Partnership or the Paying Agent from promptly making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent, for the benefit of the holders of Shares and Membership Units, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent for payment of the Aggregate Common Stock Consideration to holders of Shares and payment of the Aggregate Membership Unit Consideration to holders of Membership Units. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the former holders of Company Common Stock and Membership Units and to make payments from the Exchange Fund in accordance with Section 3.02(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.02(b), except to the extent expressly provided for in this Agreement.

(b) Procedures for Surrender.

(i) Certificates. As promptly as practicable after the Company Merger Effective Time and in any event not later than the fifth Business Day thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate, in each case whose Shares or Membership Units, as applicable, were converted into the right to receive the Merger Consideration at the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.02(f)) to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent and the Company may reasonably agree; and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.02(f)) for cancellation to the Paying Agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive in exchange therefor (A) the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificates were converted pursuant to Section 3.01(a)(i) (less required withholdings as provided in Section 3.05) or (B) the portion of the Aggregate Membership Unit Consideration into which the Membership Units formerly represented by such Certificates were converted pursuant to Section 3.01(c) (less required withholdings as provided in Section 3.05), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company or a transfer of ownership of Membership Units that is not registered in the transfer records of the Operating Partnership, Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the person requesting such payment shall pay to the Paying Agent any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall establish to the reasonable satisfaction of the Paying Agent and Parent that such Taxes either have been paid or are not required to be paid.

(ii) Book-Entry Shares and Book-Entry Membership Units. Any holder of Book-Entry Shares or Book-Entry Membership Units shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each registered holder of one or more Book-Entry Shares or Book-Entry Membership Units shall automatically upon the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, be entitled to receive, and the Surviving Company or Surviving Partnership, as applicable, shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Company Merger Effective Time or Partnership Merger Effective Time, as applicable (but in no event more than five Business Days thereafter), the Merger Consideration (less required withholdings as provided in Section 3.05) for each Book-Entry Share or Book-Entry Membership Unit, as applicable. Payment of the Merger Consideration with respect to Book-Entry Shares and Book-Entry Membership Units shall only be made to the person in whose name such Book-Entry Shares or Book-Entry Membership Units, as applicable, are registered.

(iii) No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or affidavits of loss in lieu thereof in accordance with Section 3.02(f) or in respect of Book-Entry Shares or Book-Entry Membership Units.

(c) Transfer Books; No Further Ownership Rights in Shares. As of the Company Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of any Shares outstanding immediately prior to the Company Merger Effective Time on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article III upon surrender of any Certificates (or automatically in the case of Book-Entry Shares) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificates or Book-Entry Shares. From and after the Company Merger Effective Time, the holders of Shares outstanding immediately prior to the Company Merger Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Company Merger Effective Time, Certificates representing such Shares are presented to the Surviving Company for transfer, they shall be cancelled and exchanged as provided in this Agreement.

(d) Transfer Books; No Further Ownership Rights in Membership Units. As of the Partnership Merger Effective Time, the unit transfer books of the Operating Partnership shall be closed with respect to any Membership Units outstanding immediately prior to the Partnership Merger Effective Time (other than those held by the Company immediately prior to the Partnership Merger Effective Time) and thereafter there shall be no further registration of transfers of Membership Units outstanding immediately prior to the Partnership Merger Effective Time (other than any Membership Units held by the Company immediately prior to the Partnership Merger Effective Time) on the records of the Operating Partnership. The Merger Consideration paid in accordance with the terms of this Article III upon surrender of any Certificates (or automatically in the case of Book-Entry Membership Units) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificates or Book-Entry Membership Units. From and after the Partnership Merger Effective Time, the holders of Membership Units outstanding immediately prior to the Partnership Merger Effective Time (other than the Company) shall cease to have any rights with respect to such Membership Units except as otherwise provided for herein or by applicable Law. If, after the Partnership Merger Effective Time, Certificates representing

Membership Units outstanding immediately prior to the Partnership Merger Effective Time (other than any Membership Units held by the Company immediately prior to the Partnership Merger Effective Time) are presented to the Surviving Partnership for transfer, they shall be cancelled and exchanged as provided in this Agreement.

(e) Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Company Merger Effective Time, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to former holders of Shares or Membership Units, and thereafter such former holders shall be entitled to look only to the Surviving Company or Surviving Partnership, as applicable (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares or Membership Units and compliance with the procedures set forth in Section 3.02(b), without interest. Notwithstanding the foregoing, none of Parent, the Surviving Company, the Surviving Partnership or the Paying Agent shall be liable to any former holder of a Share or Membership Unit for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent or the Surviving Company or the Surviving Partnership, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted into the right to receive pursuant to Section 3.01(a)(i) or the portion of the Aggregate Membership Unit Consideration into which the Membership Units formerly represented by such Certificate were converted into the right to receive pursuant to Section 3.01(c)(i), as the case may be; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.

SECTION 3.03 Treatment of RSU Awards, Performance Awards, DSU Awards and Equity Plans.

(a) Treatment of Restricted Stock Units. Prior to the Company Merger Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Company Merger Effective Time and without any action on the part of any party, each outstanding award of restricted stock units with respect to Shares (each, an “RSU Award”) granted pursuant to a Company Stock Plan, shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled RSU Award shall cease to have any rights with respect thereto, except the right to receive, in consideration of the cancellation of such RSU Award and in settlement therefor, an amount in cash equal to the product of (i) the Merger Consideration and (ii) the number of restricted stock units subject to such RSU Award, without interest (such amounts payable hereunder, the “RSU Payments”) (less required withholdings as provided in Section 3.05). Each RSU Award shall be settled at the Company Merger Effective Time pursuant to Section 3.03(e), or at such later time as necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code.

(b) Treatment of Performance Units and Performance Shares. Prior to the Company Merger Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Company Merger Effective Time, each outstanding award of performance units and performance shares with respect to Shares (each, a “Performance Award”) granted pursuant to a Company Stock Plan, shall be vested at the level calculated using the Merger Consideration as the applicable measure of the Company’s performance and using the average closing market price of the Company’s designated peer group during the 60-day trading period ending on the date of this Agreement as the applicable measure of peer group performance and cancelled and, in exchange therefor, each holder of any such cancelled vested Performance Award shall cease to have any rights with respect thereto, except the right to receive, in consideration of the cancellation of such vested Performance Award and in settlement therefor, an amount in cash equal to the product of (i) the Merger Consideration and (ii) the number of performance units or performance shares, as the case may be, subject to such vested Performance Award, without interest (such amounts payable hereunder, the “Performance Award Payments”) (less required withholdings as provided in Section 3.05). Each Performance Award shall be settled at the earlier of the Company Merger Effective Time pursuant to Section 3.03(e) or the normal vesting date of such Performance Award, or at such later time as necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code.

(c) Treatment of Deferred Stock Units. Prior to the Company Merger Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Company Merger Effective Time, all outstanding deferred stock units (each, a “DSU Award”) granted pursuant to a Company Stock Plan, shall be cancelled and, in exchange therefor, each holder of any such cancelled DSU Award shall cease to have any rights with respect thereto, except the right to receive, in consideration of the cancellation of such DSU Award and in settlement therefor, an amount in cash equal to the product of (i) the Merger Consideration and (ii) the number of deferred stock units subject to such DSU Award, without interest (such amounts payable hereunder, the “DSU Payments”) (less required withholdings as provided in Section 3.05). Each DSU Award shall be settled at the Company Merger Effective Time pursuant to Section 3.03(e), or at such later time as necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code.

(d) Termination of Company Stock Plans. As of the Company Merger Effective Time, all Company Stock Plans shall terminate and no further RSU Awards, Performance Awards, DSU Awards or other rights with respect to Shares shall be granted thereunder.

(e) Parent Funding. At the Company Merger Effective Time, Parent shall deposit with the Surviving Company cash in the amount necessary to make the payments required under this Section 3.03, and Parent shall cause the Surviving Company to make the payments required under this Section 3.03 as promptly as practicable after the Company Merger Effective Time, or at such later time as necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code. Parent shall cause the Surviving Company to pay through the Payroll Agent the applicable RSU Payments, Performance Award Payments and DSU Payments, if any, to the holders of RSU Awards, Performance Awards and DSU Awards (less required withholdings as provided in Section 3.05).

SECTION 3.04 Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated hereby.

SECTION 3.05 Withholding Taxes. Each of Parent, the Surviving Company, the Surviving Partnership and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the Shares, Membership Units, RSU Awards, Performance Awards and DSU Awards cancelled in the Mergers such Tax amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, any regulation promulgated thereunder by the United States Department of Treasury (a “Treasury Regulation”) or any other applicable state, local or foreign Tax Law. To the extent that Tax amounts are so withheld by the Surviving Company, the Surviving Partnership, Parent or the Paying Agent, as the case may be, such withheld Tax amounts (a) shall be remitted by the Surviving Company, the Surviving Partnership, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Membership Units, RSU Awards, Performance Awards and DSU Awards in respect of which such deduction and withholding was made by the Surviving Company, the Surviving Partnership, Parent or the Paying Agent, as the case may be.

SECTION 3.06 Tax Treatment. The parties intend that for federal, and applicable state, income tax purposes the Company Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Merger Sub in exchange for the applicable portion of the Aggregate Common Stock Consideration to be provided to the stockholders of the Company and the assumption of all of the Company’s liabilities, followed by a distribution of the Aggregate Common Stock Consideration to the stockholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except (a) as disclosed in the Company SEC Documents furnished or filed prior to the date hereof, other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), or (b) as disclosed in the separate disclosure letter which has been delivered by the Company to Parent in connection with the execution and delivery of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company and the Operating Partnership hereby jointly and severally represent and warrant to the Buyer Parties:

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. The Operating Partnership is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each other Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing, as applicable, under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (i) the charter of the Company (the “Company Charter”), (ii) the Bylaws, as amended, of the Company (the “Company Bylaws”) and (iii) the Operating Partnership Agreement and the certificate of formation of the Operating Partnership, each as in effect as of the date hereof and together with all amendments thereto. Each of the Company Charter, Company Bylaws, the Operating Partnership Agreement and the certificate of formation of the Operating Partnership is in full force and effect, and neither the Company nor the Operating Partnership is in violation of any of the provisions of such documents.

(c) Section 4.01(c) of the Company Disclosure Letter sets forth a complete list of each Subsidiary of the Company, together with its jurisdiction of organization or incorporation and the ownership interest (and percentage interest) of the Company or a Company Subsidiary and any other person, as applicable, in such Subsidiary.

(d) Section 4.01(d) of the Company Disclosure Letter sets forth a complete list of persons, other than the Company Subsidiaries, in which the Company or any Company Subsidiary has an equity interest having a fair market value in excess of $2,000,000, together with the Company’s or applicable Company Subsidiary’s ownership interests and stated percentage interests in each such entity.

SECTION 4.02 Capitalization.

(a) The authorized capital stock of the Company consists of 350,000,000 shares of Company Common Stock and 150,000,000 shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”). As of the close of business on September 1, 2015, 282,090,156 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding.

(b) As of the close of business on September 1, 2015, the Company had no shares of Company Common Stock or Company Preferred Stock reserved for issuance, except for 3,758,833 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Plans (including 1,257,273 Shares for outstanding RSU Awards and DSU Awards and 1,523,801 Shares for outstanding Performance Awards assuming target level of performance).

(c) Section 4.02(c) of the Company Disclosure Letter sets forth the following information with respect to each RSU Award, Performance Award and DSU Award outstanding as of September 1, 2015: (i) the Company Stock Plan pursuant to which such RSU Award, Performance Award or DSU Award was granted; (ii) the name of the holder of such RSU Award, Performance Award or DSU Award; (iii) the number of Shares subject to such RSU Award, Performance Award or DSU Award; (iv) the date on which such RSU Award, Performance Award or DSU Award was granted; and (v) the extent to which such RSU Award, Performance Award or DSU Award is vested as of the date of this Agreement and the times and extent to which such RSU Award, Performance Award (assuming target level and maximum performance) or DSU Award is scheduled to become vested after the date of this Agreement. All Shares to be issued pursuant to any RSU Award, Performance Award or DSU Award shall be, when issued, duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights.

(d) As of the date hereof, except as provided in Sections 4.02(a)-(b) and except as set forth in Section 4.02(d) of the Company Disclosure Letter, there are no (i) outstanding securities of the Company or any Company Subsidiary convertible into or exchangeable for one or more shares of capital stock of, or other equity or voting interests in, the Company or any Company Subsidiary, (ii) options, warrants or other rights or securities issued or granted by the Company or any Company Subsidiary relating to or based on the value of the equity securities of the Company or any Company Subsidiary, (iii) Contracts that are binding on the Company or any Company Subsidiary that obligate the Company or any Company Subsidiary to issue, acquire or sell, redeem, exchange or convert any capital stock of, or other equity interests in, the Company or any Company Subsidiary, or (iv) outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, performance units, deferred stock units, contingent value rights, “phantom” stock or similar rights issued or granted by the Company or any Company Subsidiary that are linked to the value of the Company Common Stock. Since the close of business on September 1, 2015 through the date hereof, the Company has not issued any shares of Company Common Stock or other equity security (other than shares in respect of RSU Awards, Performance Awards and DSU Awards). As of the date of this Agreement, except as provided in the Operating Partnership Agreement, there are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem, exchange, convert or otherwise acquire or sell any shares of capital stock of the Company or any of the Company Subsidiaries. The Company does not have a shareholder rights plan in place. The Company has not exempted any individual from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Company Charter.

(e) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of the Company Subsidiaries having the right to vote on any matters on which holders of capital stock or other equity interests of the Company or any of the Company Subsidiaries may vote.

(f) Except as provided in Section 4.02(h) and except as set forth in Section 4.02(f) of the Company Disclosure Letter, the Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of stock or other equity securities of each of the Company Subsidiaries, free and clear of any Liens other than transfer and other restrictions under applicable federal and state securities Laws, and all of such outstanding shares of stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except (i) pursuant to the Operating Partnership Agreement, (ii) for equity securities in wholly-owned Subsidiaries of the Operating Partnership and (iii) as set forth in Section 4.02(f) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any obligation to acquire any equity interest in another person, or to provide funds to or make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in, any Company Subsidiary or any other person.

(g) Except as set forth in Section 4.02(g) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any Contract with respect to the voting of, that restricts the transfer of or that provides registration rights in respect of, any shares of capital stock or other voting securities or equity interests of the Company or any of the Company Subsidiaries.

(h) The Company is the sole managing member of the Operating Partnership. As of the close of business on September 1, 2015, the Company held 282,090,156 Membership Units. In addition to the Membership Units held by the Company, as of September 1, 2015, 739,788 Membership Units were issued and outstanding and no other units or equity interests in the Operating Partnership were issued and outstanding. Since September 1, 2015 and through the date of this Agreement, other than in connection with the redemption or conversion of Membership Units in accordance with the Operating Partnership Agreement, there have been no changes in the number of outstanding units of the Operating Partnership. Except as set forth in Section 4.02(h) of the Company Disclosure Letter, the Membership Units in the Operating Partnership that are owned by the Company are owned free and clear of any Liens other than any transfer and other restrictions under applicable federal and state securities Laws or the Operating Partnership Agreement.

(i) As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money of the Company and Company Subsidiaries in excess of $5,000,000 in principal amount, other than Indebtedness in the principal amounts identified by instrument in Section 4.02(i) of the Company Disclosure Letter and excluding inter-company Indebtedness among the Company and Company Subsidiaries.

SECTION 4.03 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company’s board of directors and, other than the Company Stockholder Approval, the filing, and acceptance for record, of the Articles of Merger with the SDAT and the filing of the Certificate of Company Merger with the DSOS, no additional corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby by the Company. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by the Buyer Parties) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Operating Partnership has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Operating Partnership and the consummation by the Operating Partnership of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Operating Partnership and, other than filing the Certificate of Partnership Merger with the DSOS, no additional limited liability company proceedings on the part of the Operating Partnership are necessary to authorize the execution, delivery and performance by the Operating Partnership of this Agreement or the consummation of the transactions contemplated hereby by the Operating Partnership. This Agreement has been duly executed and delivered by the Operating Partnership and (assuming the due authorization, execution and delivery of this Agreement by the Buyer Parties) constitutes the valid and binding obligation of the Operating Partnership enforceable against the Operating Partnership in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) The Company’s board of directors has unanimously (i) approved and declared advisable this Agreement and the Mergers and the other transactions contemplated by this Agreement, (ii) approved the execution, delivery and performance of this Agreement and, subject to receiving the Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby, including the Mergers, (iii) directed that, subject to the terms and conditions of this Agreement, the Company Merger be submitted to the stockholders of the Company for their approval and (v) resolved to, subject to the terms and conditions of this Agreement, recommend the approval of the Company Merger by the stockholders of the Company, in each case, by resolutions duly adopted, which resolutions, subject to Section 6.03, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

SECTION 4.04 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by the Company Parties or the consummation by the Company Parties of the transactions contemplated by this Agreement will: (i) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Charter, Company Bylaws or Operating Partnership Agreement; (ii) (x) conflict with or violate any provision of the organizational documents of any Company Subsidiary (other than the Operating Partnership) and (y) assuming that all consents, approvals and authorizations described in Section 4.04(b) have been obtained and all filings and notifications described in Section 4.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary, or any of their respective properties or assets; or (iii) require any consent, notice or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, modification, cancellation, purchase or sale of, or result in the triggering of any payment or in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets (including rights) of the Company or any Company Subsidiary, pursuant to, any Contract to which the Company or any Company Subsidiary is a party (or by which any of their respective properties or assets (including rights) are bound) or any Company Permit, except, with respect to clauses (ii) and (iii), (A) as set forth in Section 4.04(a) of the Company Disclosure Letter, (B) as contemplated by Section 3.03, (C) for any such consents, notices and approvals, the failure to obtain or give which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (D) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration, modification, cancellation, purchase, sale or payment or Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by the Company Parties or the consummation by the Company Parties of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing, and acceptance for record, of the Articles of Merger with the SDAT and the filing of the Certificate of Company Merger with the DSOS, (ii) the filing of the Certificate of Partnership Merger with the DSOS, (iii) compliance with, and such filings as may be required under, Environmental Laws, (v) compliance with the applicable requirements of the Exchange Act, (iv) filings as may be required under the rules and regulations of the New York Stock Exchange, (v) compliance with any applicable federal or state securities or “blue sky” Laws, (vi) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Parent or any of its affiliates, (vii) such filings as may be required in connection with the payment of any transfer and gain taxes and (viii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Mergers and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.05 Permits; Compliance with Laws.

(a) The Company and each Company Subsidiary is in possession of all franchises, authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets (including the Company Real Property), and to carry on and operate its businesses as currently conducted (including giving effect to the Management Agreement Documents) (the “Company Permits”), and all such Company Permits are in full force and effect, in each case except where the failure to have, or the failure to be in full force and effect of, any Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any Company Permits is pending or, to the knowledge of the Company, threatened in writing and no such suspension or cancellation will result from the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and each of the Company Subsidiaries is in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and activities, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, except for such investigations the outcomes of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary, nor, to the Company’s knowledge, any director, officer or employee of the Company or any Company Subsidiary, has (i) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other person, or (iii) taken any action, directly or indirectly, that would constitute a violation in any material respect by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

SECTION 4.06 Company SEC Documents; Financial Statements. Since January 1, 2013, the Company has filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, including those filed or furnished subsequent to the date hereof, collectively, the “Company SEC Documents”). As of their respective filing (or furnishing) dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (a) did not contain (and any Company SEC Documents filed with or furnished to the SEC subsequent to the date hereof will not contain) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of the Company Subsidiaries is currently required to file any forms or reports with the SEC. The Company has made available to Parent all comment letters and all material correspondence between the SEC, on the one hand, and the Company or the Operating Partnership, on the other hand, since January 1, 2013. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the reports filed or furnished by the Company with the SEC and, as of the date hereof, to the Company’s knowledge, none of the Company SEC Documents is the subject of ongoing SEC review. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (i) were prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by SEC rules and regulations) and (ii) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments). Neither the Company nor any of the Company Subsidiaries is required to be registered under the Investment Company Act of 1940, as amended.

SECTION 4.07 Information Supplied. The proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will not, at the time the Proxy Statement is first mailed to the Company’s stockholders, at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereof, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or the Company Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Buyer Parties or any of their Representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement.

SECTION 4.08 Internal Controls and Disclosure Controls. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

SECTION 4.09 Absence of Certain Changes. Except as otherwise contemplated by this Agreement, since December 31, 2014 through the date hereof, (a) the Company and each of the Company Subsidiaries have conducted in all material respects their respective businesses in the ordinary course of business consistent with past practice, (b) there have not been any changes, events, state of facts or developments, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect and (c) there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Shares or the Membership Units.

SECTION 4.10 Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP as in effect on the date hereof to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reserved against or provided for in the consolidated balance sheet of the Company as of June 30, 2015 or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice in all material respects since June 30, 2015, (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the transactions contemplated hereby or otherwise disclosed in Section 4.10 of the Company Disclosure Letter, or (d) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.11 Litigation. There is no suit, claim, action, investigation or proceeding which is against the Company or any Company Subsidiary (or any of their property or assets (including any Company Real Property)) pending or, to the knowledge of the Company, threatened in writing that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Entity or arbitrator unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there is no suit, claim, action or proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

SECTION 4.12 Employee Benefits.

(a) With respect to each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material employee benefit plan, policy, program or arrangement providing compensation or benefits to any current or former director, independent contractor, officer or employee, including bonus plans, employment, severance, fringe benefits, change in control, incentive, equity or equity-based compensation, or deferred compensation arrangements, in each case, contributed to, or sponsored or maintained by the Company or any Company Subsidiary, or pursuant to which the Company or any Company Subsidiary has an obligation to contribute or any direct or indirect liability, other than any plan, policy, program, or arrangement which is required to be maintained by applicable Law (each a “Company Benefit Plan”), the Company has made available to Parent a true and correct copy of: (i) each such Company Benefit Plan that has been reduced to writing and all amendments thereto (or, to the extent no such copy exists, an accurate description); (ii) each trust, insurance or material administrative agreement relating to each such Company Benefit Plan; (iii) the most recent summary plan description or other written explanation of each Company Benefit Plan provided to participants and any material modifications thereto, if applicable; (iv) the most recent annual report (Form 5500) filed with the IRS, including financial statements, if applicable; and (v) the most recent determination, advisory or opinion letter, if applicable, issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code. Section 4.12(a) of the Company Disclosure Letter lists each Company Benefit Plan.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) there are no actions, suits, arbitrations, investigations, audits or claims (other than routine claims for benefits) filed, or to the Company’s knowledge, threatened in writing with respect to any Company Benefit Plan; and (iii) the Company and its ERISA Affiliates have no liability as a result of any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) for any excise Tax.

(c) Except as provided in Section 4.12(c) of the Company Disclosure Letter, no Company Benefit Plan provides health benefits after retirement or other termination of employment (other than (i) as required by Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) or (iii) benefits provided for a period of 12 months or less following termination of employment or during any period during which the former employee is receiving severance pay).

(d) No Company Benefit Plan is, and at no time during the six-year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintained, contributed to or had any obligations or liabilities with respect to a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company nor any Company Subsidiary sponsors or maintains an employee stock purchase plan.

(e) Except as provided in Section 4.12(e) of the Company Disclosure Letter, no Company Benefit Plan is, and at no time during the six-year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintained, contributed to or had any obligations or liabilities under, any multiemployer plan (as defined in Section 3(37) of ERISA).

(f) Section 4.12(f) of the Company Disclosure Letter lists each Company Benefit Plan that may provide for payment (whether in cash or property or the vesting of property), whether alone or as a result of the consummation of the transactions contemplated by this Agreement, including the Mergers, to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that is reasonably expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and is not deductible pursuant to the terms of Section 280G of the Code. No Company Benefit Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement, (whether alone or in connection with any other event) could: (i) entitle any current or former employee, director, officer or independent contractor of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment or benefit; (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due to any current or former employee, director, officer or independent contractor; (iii) directly or indirectly cause the Company or any Company Subsidiary to transfer or set aside any assets to fund any benefits under any Company Benefit Plan or otherwise give rise to any material liability under any Company Benefit Plan; or (iv) limit or restrict the right to amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing Date.

(g) Except as provided in Section 4.12(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any obligation to “gross-up”, indemnify or otherwise reimburse any individual for any Tax incurred by such individual, including those imposed pursuant to Section 409A or Section 4999 of the Code, or any interest or penalty related thereto.

(h) All Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified or may rely on an opinion or advisory letter with respect to a prototype or volume submitted plan, or a timely application for such determination is now pending or there is time remaining for such an application, and the Company has no knowledge of anything that could reasonably be expected to cause the loss of such qualification.

SECTION 4.13 Labor.

(a) No employee of the Company or any of the Company Subsidiaries is represented by any union or covered by any collective bargaining agreement. No labor organization or group of employees of the Company or any of the Company Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, safety and health and (ii) there are no complaints, charges or claims against the Company or any of the Company Subsidiaries filed or, to the knowledge of the Company, threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of the Company Subsidiaries.

SECTION 4.14 Tax Matters.

(a) The Company and each Company Subsidiary has timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it and all such filed Tax Returns are correct, complete and accurate in all material respects, and has paid all material Taxes to the extent due and payable (whether or not shown as due on such filed Tax Returns). All material Taxes which the Company or any Company Subsidiary has been required by law to withhold or to collect for payment from amounts owing to any employee, creditor, equity holder or third party have been duly withheld and collected and have been paid to the appropriate Governmental Entity, to the extent due and payable. There are no material Liens upon any property or assets of the Company or any Company Subsidiary related to Taxes, except for Permitted Liens.

(b) Section 4.14(b) of the Company Disclosure Schedule lists each Company Subsidiary that is classified as a REIT (each, a “REIT Subsidiary”). The Company and each REIT Subsidiary, (i) for all taxable years commencing with such entity’s initial taxable year through the most recent December 31, have been subject to taxation as a REIT within the meaning of Section 856 of the Code and has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for such years and (ii) have operated in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof and/or the Closing Date. No challenge to the Company’s or any REIT Subsidiary’s status as a REIT is pending or has been threatened in writing by any Governmental Entity. No Company Subsidiary, excluding any Company Subsidiary in which the Company holds 10% or less by both vote and value, within the meaning of Code Section 856(c)(4)(B)(iii), is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code.

(c) Each Company Subsidiary that is a partnership, joint venture, or limited liability company and which has not elected to be a “taxable REIT subsidiary” within the meaning of Code Section 856(1) (i) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein owned any assets (including securities) that have caused the Company to violate Section 856(c)(4) of the Code or would cause the Company to violate Section 856(c)(4) of the Code on the last day of any calendar quarter after the date hereof.

(d) Since January 1, 2011, (i) the Company and each of the Company Subsidiaries have not incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the

Code (and the applicable Treasury Regulations thereunder) and (ii) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes that have become due and that have not been previously paid other than in the ordinary course of business. Since January 1, 2011, neither the Company nor any Company Subsidiary (other than a “taxable REIT subsidiary” or any subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Since January 1, 2011, neither the Company nor any Company Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code. To the knowledge of the Company, since January 1, 2011, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on the Company or any Company Subsidiary.

(e) There are no Tax Protection Agreements currently in force.

(f) Neither the Company nor any Company Subsidiary has since January 1, 2011 granted in writing a waiver to extend the statutory period of limitations applicable to the assessment or collection of any material Taxes or deficiencies against the Company or any of the Company Subsidiaries. There is no action, suit, investigation, audit, examination, proceeding, claim or assessment pending with respect to material Taxes imposed on, or material Tax matters relating to, the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has been notified in writing that a taxing authority intends to commence any such action, suit, investigation, audit, examination, proceeding, claim or assessment. Since January 1, 2011, no material deficiency with respect to Taxes has been assessed in writing against the Company or any Company Subsidiary which has not been fully paid, otherwise resolved or adequately reserved in the Company Financial Statements. Since January 1, 2011, no written claim has been made by any taxing authority in a jurisdiction where neither the Company nor any Company Subsidiary has filed Tax Returns asserting that the Company or any Company Subsidiary is or may be subject to material Taxes imposed by that jurisdiction.

(g) Neither the Company nor any Company Subsidiary (i) is or has since January 1, 2011 been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or (ii) has any material liability for Taxes of another person (other than the Company or a Company Subsidiary) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law) as a result of filing Tax Returns on a consolidated, combined, or unitary basis with such person or as a transferee or successor. Neither the Company nor any Company Subsidiary is a party to or bound by any Tax Sharing Arrangement (other than a Tax Sharing Arrangement solely among the Company and any wholly-owned Company Subsidiaries). Neither the Company nor any Company Subsidiary constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(h) Neither the Company nor any Company Subsidiary holds any asset, the disposition of which would be subject to rules similar to Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).

(i) Since January 1, 2011, neither the Company nor any Company Subsidiary has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(j) Since January 1, 2011, neither the Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law). Neither the Company nor any Company Subsidiary: (i) since January 1, 2011, has agreed to make any material adjustment pursuant to Section 481(a) of the Code, (ii) has any knowledge that the IRS has proposed, in writing, since January 1, 2011, such an adjustment or a change in accounting method with respect to the Company or any Company Subsidiary or (iii) has any application pending with the IRS or any other taxing authority requesting permission for any change in accounting method.

SECTION 4.15 Real Property.

(a) Subject to the immediately succeeding sentence, Section 4.15(a) of the Company Disclosure Letter lists the common street address for all real property owned by the Company or any Company Subsidiary in fee as of the date hereof (the “Owned Real Property”) and sets forth the Subsidiary owning such Owned Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has good and valid fee simple title to all Owned Real Property, in each case free and clear of all Liens except for Permitted Liens.

(b) Subject to the immediately succeeding sentence, Section 4.15(b) of the Company Disclosure Letter lists the common street address for all real property in which a Company Subsidiary holds a ground lease interest in any real property (the “Ground Leased Real Property”), each ground lease (or ground sublease) with a third party pursuant to which the Company or any Company Subsidiary is a lessee (or sublessee) as of the date hereof, including each amendment or guaranty related thereto (individually, a “Ground Lease” and collectively, “Ground Leases”) and the applicable Company Subsidiary holding such leasehold interest. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary holds a valid leasehold interest in the Ground Leased Real Property free and clear of all Liens except for Permitted Liens. True and complete copies of the Ground Leases have been made available to the Buyer Parties.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, as of the date hereof, none of the Company or any of the Company Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened, with respect to any of the Company Real Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property held or used by them at the Company Real Property, free and clear of all Liens other than Permitted Liens. Section 4.15(c) of the Company Disclosure Letter lists each real property or leasehold interest in any ground lease conveyed, transferred, assigned or otherwise disposed of by the Company or its Subsidiaries since January 1, 2010, except for easements or similar interests. There are no claims outstanding under any Prior Sale Agreements which could reasonably be expected to result in liability to the Company or any Company Subsidiary in an amount, in the aggregate, in excess of $500,000.

SECTION 4.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and each Company Subsidiary is in compliance with those Environmental Laws applicable to their respective operations as currently conducted (including possessing and complying with any required Environmental Permits), and there are no administrative or judicial proceedings pending against the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim, in either case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law and, to the knowledge of the Company, no such notice, demand or claim has been threatened. Each required Environmental Permit is valid and in effect or has been timely re-applied for.

(b) Neither the Company nor any Company Subsidiary has received any written notice, demand or claim alleging liability on the part of the Company or any Company Subsidiary as a result of a Release of Hazardous Substances and, to the knowledge of the Company, Hazardous Substances are not present in, at, on or under any of the Owned Real Property, either as a result of the operations of the Company or any Company Subsidiary or otherwise, or any other real property for which the Company or any Company Subsidiary could reasonably be expected to be liable, in a quantity or condition that, in either case, would reasonably be expected to result in a liability under Environmental Laws on the part of the Company or any Company Subsidiary.

SECTION 4.17 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or have the right to use in the manner currently used all Patents, Trademarks, Copyrights, and Trade Secrets (the “Intellectual Property Rights”) used by the Company or any Company Subsidiary in, and that are material to, the business of the Company and the Company Subsidiaries as currently conducted (the “Company Intellectual Property Rights”) and (ii) neither the Company nor any of the Company Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the validity of or right to use any of the Company Intellectual Property Rights.

(b) The conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any other person (except that, with respect to patents, the above representation is being made to the Company’s knowledge), except for any such infringement that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any such infringement of the Intellectual Property Rights of any other person by the Company or any of the Company Subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, no other person has infringed any Company Intellectual Property Rights during the twelve (12) months preceding the date hereof, except for any such infringement as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.18 Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed on or after January 1, 2015 pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All such filed Contracts shall be deemed to have been made available to Parent.

(b) Other than the Contracts described in Section 4.18(a), Section 4.18(b) of the Company Disclosure Letter sets forth a complete list, and the Company has made available to Parent true and complete copies, in each case as of the date hereof, of each Contract and all amendments thereto to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets (including any Company Real Property) are subject (other than any of the foregoing solely between the Company and any of the wholly-owned Company Subsidiaries or solely between any wholly-owned Company Subsidiaries) that:

(i) is a (A) limited liability company agreement, partnership agreement or joint venture agreement or similar Contract or (B) a Management Agreement Document, Material Space Lease, Ground Lease or Material Company Lease;

(ii) contains covenants of the Company or any of the Company Subsidiaries purporting to limit, in any material respect, either the type of business in which the Company or any of the Company Subsidiaries (or, after the Company Merger Effective Time, Parent or its affiliates) or any of their affiliates may engage or the geographic area in which any of them may so engage, other than exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company in the ordinary course of business consistent with past practice contained in the Material Company Leases and in other recorded documents by which real property was conveyed by the Company to any user);

(iii) evidences Indebtedness for borrowed money in excess of $5,000,000 of the Company or any of the Company Subsidiaries, whether unsecured or secured (such Indebtedness, the “Existing Indebtedness” and such Contracts, the “Existing Loan Documents”);

(iv) provides for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of, or ground lease, by merger, purchase or sale of assets or stock or otherwise, any real property (including any Owned Real Property or any portion thereof);

(v) other than the Operating Partnership Agreement, contains a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any equity interests of any person or assets that have a fair market value or purchase price of more than $2,000,000;

(vi) that requires the Company or any Company Subsidiary to provide any funds to or make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) any Company Subsidiary or other person in excess of $2,000,000;

(vii) that relates to the settlement (or proposed settlement) of any pending or threatened suit or proceeding, other than any settlement that provides solely for the payment of less than $1,000,000 in cash;

(viii) that is with any current officer or director of the Company or any of the Company Subsidiaries, any shareholder of the Company beneficially owning 5% or more of outstanding Company Common Stock or, to the Company’s knowledge, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing; or

(ix) except to the extent such Contract is described in clauses (i)-(viii) above, that calls for (i) aggregate payments by, or other consideration from, the Company and the Company Subsidiaries of more than $10,000,000 over the remaining term of such Contract or (ii) annual aggregate payments by, or other consideration from, the Company and the Company Subsidiaries of more than $5,000,000.

Each Ground Lease and each Contract of a type described in clauses (a) and (b) of this Section 4.18 is referred to herein as a “Company Material Contract.”

(c) Neither the Company nor any Company Subsidiary is in (or has receive any written claim of) breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, where such breach or default would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had or would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, each Company Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, as applicable, and, to the knowledge of the Company, the other parties thereto and is in full force and effect, except, for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, subject to the Bankruptcy and Equity Exception.

SECTION 4.19 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid; and (b) neither the Company nor any Company Subsidiary is in breach of or default under any of the insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2015, the Company has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy.

SECTION 4.20 Opinion of Financial Advisor. The Company’s board of directors has received the opinion of J.P. Morgan Securities LLC on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. The Company’s board of directors has received the opinion of Duff & Phelps, LLC on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Membership Units (other than the Company). The Company will make such opinions available to Parent promptly following receipt thereof.

SECTION 4.21 Takeover Statutes. Assuming the accuracy of the representations contained in Section 5.06(c), (a) the Company’s board of directors has taken all action necessary to render inapplicable to the Company Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL, (b) the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Company Merger and (c) to the knowledge of the Company, no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover statutes or regulations enacted under state or federal laws in the United States applicable to the Company (collectively, “Takeover Statutes”) are applicable to the Company Merger, the Partnership Merger or the other transactions contemplated by this Agreement.

SECTION 4.22 Vote Required. The affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote on the matter at the Company Stockholder Meeting is the only vote required (under applicable Law, the Company Charter, the Company Bylaws, or otherwise) of the holders of any class or series of capital stock or other equity securities of the Company to approve the Company Merger and the other transactions contemplated by this Agreement (the “Company Stockholder Approval”). Other than the written consent of the managing member of the Operating Partnership approving this Agreement and the Partnership Merger (which written consent has been obtained), no vote or consent of the holders of any Membership Units is necessary to approve the Partnership Merger or the other transactions contemplated by this Agreement.

SECTION 4.23 Brokers. Neither the Company nor any Company Subsidiary has entered into any agreement or arrangement entitling any broker, finder, investment banker or financial advisor other than J.P. Morgan Securities LLC to any broker’s or finder’s fee or other fee or commission in connection with the transactions contemplated by this Agreement, except that Duff & Phelps, LLC will receive a fee in connection with delivering its opinion referred to in Section 4.20. The Company has furnished to Parent a true and complete copy of all Contracts between the Company and J.P. Morgan Securities LLC and between the Company and Duff & Phelps, LLC, in each case relating to the transactions contemplated by this Agreement, which agreements disclose all fees payable thereunder.

SECTION 4.24 Acknowledgement of No Other Representations or Warranties. Each of the Company Parties acknowledges and agrees that, except for the representations and warranties contained in Article V, none of the Buyer Parties or any of their respective affiliates or Representatives makes or has made any representation or warranty, either express or implied, concerning the Buyer Parties or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement. To the fullest extent permitted by applicable Law and subject to Section 9.12, except with respect to the representations and warranties contained in Article V or any breach of any covenant or other agreement of the Buyer Parties contained herein, none of the Buyer Parties or any of their respective affiliates, employees, shareholders or any other person or their Representatives shall have any liability to the Company Parties or their respective affiliates or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information or statements (or any omissions therefrom) provided or made available by the Buyer Parties or their respective affiliates and Representatives to the Company Parties or their respective affiliates and Representatives in connection with the transactions contemplated hereby. The provisions of this Section 4.24 do not limit the express representations of the Guarantor contained in the Guarantee.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Each of the Buyer Parties hereby jointly and severally represent and warrant to the Company Parties as follows:

SECTION 5.01 Organization. Each Buyer Party is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Buyer Party has requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Buyer Parties to consummate the Mergers.

SECTION 5.02 Authority. Each Buyer Party has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Buyer Parties and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Buyer Parties and, other than the filing, and acceptance for record, of the Articles of Merger with the SDAT and the filing of the Certificate of Company Merger with the DSOS, no additional corporate proceedings on the part of the Buyer Parties are necessary to authorize the execution, delivery and performance by the Buyer Parties of this Agreement or the consummation of the transactions contemplated hereby by the Buyer Parties. Parent has approved the Company Merger in its capacity as sole member of Merger Sub. This Agreement has been duly executed and delivered by the Buyer Parties and (assuming the due authorization, execution and delivery of this Agreement by the Company Parties) constitutes the valid and binding obligation of each Buyer Party enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 5.03 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by the Buyer Parties or the consummation by the Buyer Parties of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the charter, bylaws or any equivalent organizational or governing documents of the Buyer Parties; (ii) assuming that all consents, approvals and authorizations described in Section 5.03(b) have been obtained and all filings and notifications described in Section 5.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Buyer Parties or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, cancellation, purchase or sale of, or result in the triggering of any payment or in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Buyer Parties pursuant to, any Contract to which any Buyer Party is a party (or by which any of their respective properties or assets is bound) or any Permit held by it or them, except, with respect to clauses (ii) and (iii), for (A) any such consents and approvals, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Buyer Parties to consummate the Mergers and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration, modification, cancellation, purchase, sale or payment or Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Buyer Parties to consummate the Mergers.

(b) None of the execution, delivery or performance of this Agreement by the Buyer Parties or the consummation by the Buyer Parties of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing and acceptance for record of the Articles of Merger with the SDAT and the filing of the Certificate of Company Merger with the DSOS, (ii) the filing of the Certificate of Partnership Merger with the DSOS, (iii) compliance with, and such filings as may be required under, Environmental Laws, (iv) compliance with the applicable requirements of the Exchange Act, (v) such filings as may be required in connection with the payment of any transfer and gain taxes and (vi) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Buyer Parties to consummate the Mergers.

SECTION 5.04 Information Supplied. None of the information supplied or to be supplied by the Buyer Parties or any of their Representatives specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 5.05 Litigation. As of the date hereof, there is no suit, claim, action or proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 5.06 Capitalization and Operations of Merger Sub; No Ownership of Company Common Stock.

(a) All of the issued and outstanding limited liability company interests of Merger Sub are, and at the Company Merger Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Company Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

(b) All of the issued and outstanding limited liability company interests of Merger Opco are, and at the Partnership Merger Effective Time will be, owned by Merger Sub. Merger Opco was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Partnership Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

(c) None of the Buyer Parties or any of their respective affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or Membership Units or any securities that are convertible into or exchangeable or exercisable for Shares or Membership Units, or holds any rights to acquire or vote any Shares or Membership Units, other than pursuant to this Agreement. None of the Buyer Parties or any of their respective Subsidiaries, or the “affiliates” or, to the knowledge of the Buyer Parties, the “associates” of any such person, is an “interested stockholder” of the Company, in each case as defined in Section 3-601 of the MGCL.

SECTION 5.07 Financing.

(a) Parent has delivered to the Company true and complete copies of the executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), among Parent and the other party thereto (the “Equity Financing Source”), pursuant to which the Equity Financing Source has committed, subject only to the terms and conditions thereof, to invest the amounts set forth therein on the Closing Date (the “Equity Financing”).

(b) Assuming the Equity Financing is funded in accordance with the Equity Commitment Letter, the accuracy of the representations and warranties set forth in this Agreement and performance in all material respects by the Company Parties of their obligations under this Agreement, the aggregate net proceeds from the Equity Financing when funded in accordance with the Equity Commitment Letter are sufficient to fund all of the amounts required to be provided by the Buyer Parties for the consummation of the transactions contemplated hereby and are sufficient for the satisfaction when due of all of the Buyer Parties’ obligations under this Agreement, including the payment of the Aggregate Merger Consideration and the payment of all costs and expenses of the transactions contemplated hereby (including any obligations of the Surviving Company, the Surviving Partnership or their respective Subsidiaries (including the Company Subsidiaries)) which become due or payable by the Surviving Company, the Surviving Partnership or any of such Subsidiaries in connection with, or as a result of, the Mergers and any repayment or refinancing of Indebtedness required in connection therewith.

(c) The Equity Commitment Letter is in full force and effect and has not been (and will not be prior to the Closing or valid termination of this Agreement) withdrawn, terminated or rescinded or otherwise amended, supplemented or modified (or contemplated to be amended, supplemented or modified) in any respect. The Equity Commitment Letter, in the form delivered to the Company, is a legal, valid and binding obligation of Parent and the other party thereto, enforceable against such parties in accordance with its terms, subject to the Bankruptcy and Equity Exception. There are no side letters or other Contracts or arrangements relating to the Equity Commitment Letter. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term, or a failure of any condition, of the Equity Commitment Letter or otherwise result in any portion of the Equity Financing contemplated thereby to be unavailable on the date on which the Closing should occur pursuant to Section 2.02. Assuming the accuracy of the representations and warranties set forth in this Agreement, the performance in all material respects by the Company Parties of their obligations under this Agreement and satisfaction of the Buyer Parties’ conditions to Closing, none of the Buyer Parties has reason to believe that it or the Equity Financing Source would be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letter required to be satisfied by it. The Buyer Parties have fully paid any and all commitment fees or other fees required by the Equity Commitment Letter to be paid on or before the date of this Agreement. There are no conditions precedent or other contingencies related to the investing of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter.

SECTION 5.08 Guaranty. Concurrently with the execution of this Agreement, the Buyer Parties have caused the Guarantor to deliver the Guaranty, dated as of the date hereof, to the Company. The Guaranty is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under such Guaranty.

SECTION 5.09 Brokers. None of the Buyer Parties has entered into any agreement or arrangement entitling any broker, finder, investment banker or financial advisor to any broker’s or finder’s fee or commission in connection with the transactions contemplated by this Agreement for which the Company Parties would be responsible.

SECTION 5.10 Solvency. Assuming that (a) the conditions to the obligation of the Buyer Parties to consummate the Mergers have been satisfied or waived, (b) the representations and warranties set forth in Article IV are true and correct, and (c) the financial projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, then at and immediately following the Company Merger Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the funding of the Equity Financing and the repayment or refinancing of Indebtedness in connection with the Closing, Parent, the Surviving Company and each Subsidiary of the Surviving Company, including the Surviving Partnership, will be Solvent. The Buyer Parties are not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors.

SECTION 5.11 Absence of Certain Arrangements. None of the Buyer Parties nor any of their affiliates has entered into any Contract with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis in connection with any transaction involving the Company Parties (or otherwise on terms that would prohibit such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or any of the Company Subsidiaries), except for such actions to which the Company has previously agreed in writing. Other than this Agreement, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between the Buyer Parties or any of their respective controlled affiliates, on the one hand, and any director, officer, employee or stockholder of the Company or the Operating Partnership, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Surviving Company after the Company Merger Effective Time or the Surviving Partnership after the Partnership Merger Effective Time.

SECTION 5.12 Acknowledgement of No Other Representations or Warranties. Each of the Buyer Parties acknowledges and agrees that, except for the representations and warranties contained in Article IV, none of the Company, the Company Subsidiaries or any of their respective affiliates or Representatives makes or has made any representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in Article IV or any breach of any covenant or other agreement of the Company Parties contained herein, none of the Company, the Company Subsidiaries or any of their respective affiliates, employees, stockholders or any other person or their Representatives shall have any liability to the Buyer Parties or their respective affiliates or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information or statements (or any omissions therefrom) provided or made available by the Company, the Company Subsidiaries or their respective affiliates or Representatives to the Buyer Parties or their respective affiliates and Representatives in connection with the transactions contemplated hereby.

ARTICLE VI

COVENANTS

SECTION 6.01 Conduct of Business by the Company Pending the Mergers. The Company and the Operating Partnership agree that, between the date of this Agreement and the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, except as set forth in Section 6.01 of the Company Disclosure Letter, as contemplated or required by any other provision of this Agreement or any Management Agreement Document to which the Company or any Company Subsidiary is bound or, as required by applicable Law or by any Governmental Entity of competent jurisdiction, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company Parties will, and will cause each Company Subsidiary to (x) use commercially reasonable efforts to conduct their operations in all material respects in the ordinary course of business, consistent with past practice in all material respects and (y) use commercially reasonable efforts to maintain and preserve substantially intact the business organization of the Company and Company Subsidiaries, to retain the services of their current officers and key employees, to preserve their assets and properties in good repair and condition and to preserve the goodwill and current relationships of the Company and Company Subsidiaries with persons with which the Company or any Company Subsidiary has significant business relations. Without limiting the foregoing, except as set forth in Section 6.01 of the Company Disclosure Letter, as contemplated or required by any other provision of this Agreement or any Management Agreement Document to which the Company or any Company Subsidiary is bound or as required by applicable Law, or by any Governmental Entity of competent jurisdiction, the Company Parties shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend the Company Charter or the Company Bylaws or the certificate of formation or Operating Partnership Agreement of the Operating Partnership or similar organizational documents of any Company Subsidiary;

(b) issue or dispose of or authorize the issuance or disposition of any equity securities or equity-based award in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such equity securities or awards, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than (i) upon the vesting of RSU Awards, or settlement of Performance Awards and DSU Awards, in each case, outstanding as of the date hereof or (ii) the issuance of shares of Company Common Stock to non-managing members of the Operating Partnership in connection with the redemption of their Membership Units as provided in the Operating Partnership Agreement;

(c) (i) other than in the ordinary course of business, sell, pledge, dispose of, transfer, lease, license or encumber (other than Permitted Liens) any material personal property, equipment or assets (other than as set forth in clause (ii) below) of the Company or any Company Subsidiary, except pursuant to existing Contracts set forth in Section 6.01 of the Company Disclosure Letter, (ii) except in connection with the incurrence of any Indebtedness permitted to be incurred by the Company pursuant to Section 6.01(h)(i)(y), sell, pledge, dispose of, transfer, lease, license or encumber any real property (including Company Real Property) other than execution of easements, covenants, rights of way, restrictions and other similar instruments in the ordinary course of business that, individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the existing use, operation or value of, the property or asset affected by the applicable instrument or (iii) amend any of the Contracts referenced in Section 6.01(c) of the Company Disclosure Letter or waive or release any material rights or claims thereunder;

(d) (i) declare, set aside, make or pay any dividend or other distribution with respect to the capital stock or equity interests of the Company or any Company Subsidiary, whether payable in cash, stock, equity interests, property or a combination thereof, other than (A) any distribution by the Company that is the minimum amount necessary for the Company to maintain REIT status, or avoid the incurrence of any Taxes under Section 857 of the Code or avoid the imposition of any excise Taxes under Section 4981 of the Code and (B) dividends paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary, provided that if the Company declares or pays a distribution with respect to the Company Common Stock, the Merger Consideration shall be decreased by an amount equal to the per share amount of such distribution or (ii) enter into any Contract with respect to the voting or registration of any capital stock or equity interest of the Company or any Company Subsidiary;

(e) other than (i) in the case of wholly-owned Company Subsidiaries, (ii) in connection with Tax withholdings on the vesting or payment of RSU Awards, Performance Awards and DSU Awards or (iii) in connection with the redemption of any Membership Units of the Operating Partnership pursuant to the Operating Partnership Agreement, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities;

(f) merge or consolidate the Company or any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than a merger of one or more wholly-owned Company Subsidiaries with or into one or more other wholly-owned Company Subsidiaries);

(g) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any person (or equity interests thereof) or any assets, real property, personal property, equipment, business or other rights (whether by merger, stock purchase, asset purchase or otherwise), other than (i) acquisitions of inventory, personal property and equipment in the ordinary course of business, substantially consistent with past practice, and (ii) any other acquisitions of assets or businesses for consideration that is individually or in the aggregate not in excess of $2,000,000;

(h) (i) incur, assume, refinance or guarantee any Indebtedness for borrowed money (other than Indebtedness from the Company to a wholly-owned Company Subsidiary) or issue any debt securities, or assume or guarantee any Indebtedness for borrowed money of any person, except (x) for borrowings and guarantees in the ordinary course of business, consistent with past practice, under the Credit Agreement, (y) in connection with transactions permitted pursuant to Section 6.01(g) or (z), Indebtedness that is prepayable at any time without penalty or premium in an amount not to exceed $5,000,000 in the aggregate and is not secured, directly or indirectly, by Company Real Property or (ii) prepay, refinance or amend any Indebtedness, except for (A) repayments under the Credit Agreement in the ordinary course of business consistent with past practice and (B) mandatory payments under the terms of any other Indebtedness in accordance with its terms;

(i) make any loans, advances or capital contributions to, or investments in, any other person (other than to any wholly-owned Company Subsidiary as required by any Contract in effect on the date hereof) in excess of $5,000,000;

(j) except to the extent required by Law or the terms of any Company Benefit Plan as set forth in Section 6.01(j) of the Company Disclosure Letter, or as specifically contemplated by this Agreement: (i) other than annual increases in salary in the ordinary course of business and consistent with past practice with respect to any non-executive officer, increase the compensation or benefits payable or to become payable to its directors, officers or employees; (ii) grant or provide any rights to severance or termination pay or other termination benefit, or enter into any employment or severance agreement; (iii) establish, adopt, enter into, terminate or materially amend any Company Benefit Plan, collective bargaining agreement or profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance or other similar plan or agreement that would be a Company Benefit Plan if it were in existence as of the date hereof; (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; and (v) hire any new employee (other than with respect to individuals whose total annual compensation will not exceed $200,000);

(k) except in each case to the extent required by Law, file any material Tax Return materially inconsistent with past practice, make or change any material Tax election inconsistent with past practice (it being understood and agreed, for the avoidance of doubt, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), settle or compromise any material Tax claim or assessment by any Governmental Entity, adopt or change any accounting method with respect to Taxes, enter into any closing agreement with a taxing authority or surrender any right to claim a refund of a material amount of Taxes;

(l) enter into or amend any Tax Protection Agreement;

(m) make any material change in accounting policies or procedures, other than as required by GAAP, applicable Law or any Governmental Entity of competent jurisdiction (of which change the Company shall promptly notify Parent);

(n) except as set forth in Section 6.01(n) of the Company Disclosure Letter, make any capital expenditures or enter into any Contract for any renovation, construction or capital expenditure; provided, however, that notwithstanding the foregoing, the Company and any Company Subsidiary shall be permitted to make (i) capital expenditures required by Law, (ii) expenditures permitted to be made by Management Companies from reserved funds pursuant to and as permitted under the Management Agreement Documents, (iii) emergency capital expenditures in any amount that the Company determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the ordinary course, (iv) capital expenditures in any amount not exceeding $5,000,000 in the aggregate for all projects of the Company and the Company Subsidiaries and (v) Contracts related to capital expenditures permitted by clauses (i) through (iv);

(o) settle or compromise any suit or proceeding, other than any suit or proceeding providing solely for the payment of an amount less than $2,000,000 individually or $5,000,000 in the aggregate (net of any amount covered by insurance or indemnification), but in no event shall the Company or any Company Subsidiary settle any suit or proceeding described in Section 6.15 except in accordance with the provisions thereof;

(p) modify, amend, terminate or waive compliance with or breaches under, or assign any material rights or claims under, any Company Material Contract or enter into any new Contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.18 of the Company Disclosure Letter as a Company Material Contract;

(q) (i) initiate or consent to any zoning reclassification of any Company Real Properties or any change to any approved site plan (in each case, that is material to such Company Real Property or plan, as applicable), special use permit or other land use entitlement affecting any material Company Real Properties in any material respect or (ii) amend, modify or terminate, or authorize any Management Company to amend, modify, terminate or allow to lapse, any material Company Permit, including any liquor license;

(r) fail to use its commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, Company Real Properties, Company Subsidiaries and their respective properties, assets and businesses or substantially equivalent policies; or

(s) authorize or enter into any Contract to do any of the foregoing.

Nothing contained in this Agreement shall give the Buyer Parties, directly or indirectly, the right to control or direct the operations of the Company or the Operating Partnership prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable. Prior to the Company Merger Effective Time or the Partnership Merger Effective Time, the Company or the Operating Partnership, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

SECTION 6.02 Agreements Concerning the Buyer Parties. During the period from the date of this Agreement through the Company Merger Effective Time, Parent, Merger Sub and Merger Opco shall not, and Parent shall not permit Merger Sub and Merger Opco to, engage in any activity of any nature except for activities related to or in furtherance of the transactions contemplated by this Agreement (including enforcement of its rights under this Agreement) and any Debt Financing or as provided in or expressly contemplated by this Agreement.

SECTION 6.03 Solicitation; Change of Company Recommendation.

(a) Except as permitted by this Section 6.03, (i) from and after the date hereof, the Company and the Operating Partnership shall, and shall cause the Company Subsidiaries and its and their officers and directors to, and shall direct the Company’s other Representatives to, immediately cease any solicitations, discussions, negotiations or communications with any persons that may be ongoing with respect to any Competing Proposal and (ii) from and after the date hereof until the earlier of the Company Merger Effective Time and the termination of this Agreement, the Company shall not, shall cause the Company Subsidiaries to not, and shall not authorize any Representative to, (A) initiate, solicit, knowingly encourage or facilitate (including by way of furnishing non-public information) the submission of any Competing Proposal, (B) furnish any non-public information regarding the Company or any Company Subsidiary to any person with respect to any Competing Proposal or the making of any proposal or offer that constitutes or could reasonably be expected to lead to a Competing Proposal or (C) participate in any discussions or negotiations with any person with respect to any Competing Proposal or the making of any proposal or offer that constitutes or could reasonably be expected to lead to a Competing Proposal. The Company shall not, and shall not permit any Company Subsidiary to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which the Company or any Company Subsidiary is a party, in each case with respect to the submission of any Competing Proposal, except to the extent to allow the applicable party to make a confidential Competing Proposal to the Company’s board of directors.

(b) Notwithstanding anything to the contrary contained in this Agreement (but subject to the Company’s compliance with the provisions of Section 6.03), if, at any time following the date hereof and prior to the Company obtaining the Company Stockholder Approval, (i) the Company has received a written unsolicited bona fide Competing Proposal (it being agreed that the board of directors of the Company may correspond in writing with any person making such a written Competing Proposal to request clarification of the terms and conditions thereof so as to determine whether such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal) from a person that did not result from a breach of Section 6.03(a) and (ii) the Company’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the person making such Competing Proposal and its Representatives and (B) participate in discussions or negotiations with the person making such Competing Proposal and its Representatives regarding such Competing Proposal; provided, however, that the Company (1) will not, will not permit the Company Subsidiaries to, and will not authorize any of the Company’s Representatives to, disclose any non-public information regarding the Company to such person without first entering into an Acceptable Confidentiality Agreement with such person and will as promptly as practicable (and in any event within 48 hours thereafter) advise Parent in writing of the receipt of any Competing Proposal, the material terms and conditions thereof (including, if applicable, providing copies of any written Competing Proposals and drafts of proposed agreements related thereto) and the identity of any person making such Competing Proposal, (2) will as promptly as practicable (and in any event within 24 hours thereafter) after receipt of any request for non-public information relating to it or any Company Subsidiary or for access to its or any of the Company Subsidiaries’ properties, books or records by any person that, to the Company’s knowledge, is reasonably likely to make, or has made, a Competing Proposal, notify Parent orally and in writing of such receipt, (3) will promptly (and in any event within 24 hours thereafter) provide to Parent any information concerning the Company or the Company Subsidiaries provided or made available to such other person (or its Representatives) that was not previously provided or made available to Parent and (4) will promptly (and in any event within 48 hours thereafter) notify Parent of any change to the financial and other material terms and conditions of any Competing Proposal and otherwise keep Parent reasonably informed of the status of any such Competing Proposal, including by providing copies of all proposals, offers and drafts of proposed agreements related thereto. Neither the Company nor any Company Subsidiary shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent.

(c) Except as set forth Section 6.03(d) or Section 6.03(e), neither the Company’s board of directors nor any committee thereof shall (i) adopt, authorize, approve or recommend (or publicly propose to adopt, authorize, approve or recommend) any Competing Proposal, (ii) withhold, modify or amend (or publicly propose to withhold, modify or amend), in a manner adverse to Parent, the Company Recommendation, (iii) fail to include the Company Recommendation in the Proxy Statement (any action set forth in the foregoing clauses (i) through (iii), a “Change of Company Recommendation”) or (iv) authorize or allow the Company or any of the Company Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Competing Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company or the Operating Partnership to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (any of the foregoing referenced in this clause (iv), an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Company Stockholder Approval, if the Company is not in breach of this Section 6.03 in any material respect the board of directors of the Company may make a Change of Company Recommendation and may cause the Company to terminate this Agreement in accordance with Section 8.01(f), if:

(i) (A) a written Competing Proposal (that did not result from a breach of Section 6.03(a)) is made to the Company or any Company Subsidiary by any person, and such Competing Proposal is not withdrawn and (B) the Company’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal;

(ii) the Company provides Parent prior written notice of the Company’s intention to make a Change of Company Recommendation (a “Notice of Change of Recommendation”), which notice shall identify the person making such Superior Proposal and include the material terms and conditions of such Superior Proposal, including, if applicable, copies of any written proposals or offers and any proposed agreements related thereto (it being agreed that the delivery of the Notice of Change of Recommendation by the Company shall not constitute a Change of Company Recommendation);

(iii) the Company has negotiated (and caused its Representatives to negotiate) in good faith with Parent (to the extent Parent desires to negotiate) with respect to any changes to the terms of this Agreement proposed by Parent in order to obviate the need to make such Change of Company Recommendation or terminate this Agreement pursuant to Section 8.01(f) for at least three (3) Business Days following receipt by Parent of such Notice of Change of Recommendation (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Change of Recommendation and the Company shall be required to comply again with the provisions of this Section 6.03(d), provided that, in the case of any such amendment, the reference to three (3) Business Days in this clause (iii) shall instead be two (2) Business Days following receipt by Parent of any such new Notice of Change of Recommendation); and

(iv) at the end of such three (3) Business Day period (or two (2) Business Day period, if applicable), and taking into account any changes to the terms of this Agreement proposed by Parent to the Company, the Company’s board of directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Competing Proposal would continue to constitute a Superior Proposal even if such changes proposed by Parent were given effect.

(e) Other than in connection with a Competing Proposal (which shall be subject to Section 6.03(d) and shall not be subject to this Section 6.03(e)), nothing in this Agreement shall prohibit or restrict the Company’s board of directors from withholding, modifying or amending in a manner adverse to Parent, the Company Recommendation if prior to obtaining the Company Stockholder Approval:

(i) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company’s board of directors to effect a Change of Company Recommendation would reasonably be likely to be inconsistent with its duties under applicable Law;

(ii) the Company provides Parent prior written notice of its intention to take such action, which notice shall specify in reasonable detail the reasons therefor (it being agreed that the delivery of such notice by the Company shall not constitute a Change of Company Recommendation);

(iii) the Company has negotiated (and caused its Representatives to negotiate) in good faith with Parent (to the extent Parent desires to negotiate) with respect to any changes to the terms of this Agreement proposed by Parent in order to obviate the need to make such Change of Company Recommendation for at least three (3) Business Days following receipt by Parent of such notice; and

(iv) at the end of the three (3) Business Day period described in the foregoing clause (iii), and taking into account any changes to this Agreement proposed by Parent to the Company, the Company’s board of directors has determined in good faith, after consultation with its outside legal counsel, that the failure of the Company’s board of directors to effect a Change of Company Recommendation would reasonably be likely to be inconsistent with its duties under applicable Law even if such changes proposed by Parent were given effect.

(f) Nothing contained in this Agreement shall prohibit the Company’s board of directors from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would reasonably be likely to be inconsistent with its duties under applicable Law to the stockholders of the Company (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company’s board of directors of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Recommendation) or is required by applicable Law; provided, however, that neither the Company nor the Company’s board of directors shall be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender offer or exchange offer that is a Competing Proposal or effect a Change of Company Recommendation with respect thereto, except as permitted by Section 6.03(d). The Company and the Company’s board of directors shall not take any actions to exempt any person from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or establish or increase an “Excepted Holder Limit,” as such terms are defined in the Company Charter unless such actions are taken concurrently with the termination of this Agreement in accordance with Section 8.01(f).

SECTION 6.04 Proxy Statement; Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file a preliminary Proxy Statement with the SEC. The Proxy Statement shall include the Company Recommendation, except to the extent the Company’s board of directors has made a Change of Company Recommendation in accordance with Section 6.03. Parent shall cooperate with the Company in the preparation of the Proxy Statement, and shall furnish all information concerning it, Merger Sub and Guarantor that is reasonably necessary or appropriate in connection with the preparation of the Proxy Statement. The parties shall use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. Prior to filing or mailing the Proxy Statement or any related documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall consider in good faith any comments on such document or response reasonably proposed by Parent. The Company shall notify Parent promptly of the receipt of any comments to the Proxy Statement from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will promptly supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the transactions contemplated by this Agreement.

(b) If, at any time prior to the Company Stockholder Meeting, any information relating to the Company or Parent, or any of their respective affiliates, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party. Following such notification, the Company shall file with the SEC an appropriate amendment or supplement describing such information as promptly as practicable after Parent has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, the Company shall disseminate such amended or supplement to the stockholders of the Company.

(c) The Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders in accordance with Section 6.04(a), duly call, give notice of, convene and hold a meeting of the holders of the Company Common Stock for the purpose of seeking the Company Stockholder Approval (the “Company Stockholder Meeting”). The Company’s board of directors shall recommend that the Company’s stockholders give the Company Stockholder Approval (the “Company Recommendation”) except to the extent the Company’s board of directors has made a Change of Company Recommendation in accordance with Section 6.03, and the Company shall, except to the extent there has been a Change of Company Recommendation or this Agreement has been terminated in accordance with its terms, use its reasonable best efforts to solicit the Company Stockholder Approval, including by soliciting proxies from the holders of the Company Common Stock in favor thereof. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of its stockholders any Competing Proposal. The obligation of the Company to duly call, give notice of, convene and hold the Company Stockholder Meeting and mail the Proxy Statement (and any amendment or supplement that may be required by Law) to the Company’s stockholders shall not be affected by a Change of Company Recommendation.

(d) Notwithstanding any provision of this Agreement to the contrary, the Company may adjourn, recess or postpone the Company Stockholder Meeting, after consultation with Parent, (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholder Meeting; provided, that, in the case of this clause (ii), without the consent of Parent, in no event shall the Company Stockholder Meeting (as so postponed or adjourned) be held on a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled or (iii) to the extent required by applicable Law.

SECTION 6.05 Access to Information. From the date of this Agreement to the Company Merger Effective Time, the Company Parties shall, and shall cause each Company Subsidiary to: (a) provide to the Buyer Parties and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof; and (b) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request; provided, however, that the Company Parties shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company Parties believe in good faith that doing so would: (i) result in the loss of attorney-client privilege; (ii) violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party; (iii) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive; or (iv) breach, contravene or violate any applicable Law (including any Antitrust Law) (provided that the Company Parties shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i) through (iv)). Subject to Section 6.07(b), Parent shall, and shall cause each of its Subsidiaries and its and their respective Representatives, to hold all information provided or furnished pursuant to this Section 6.05 confidential in accordance with the terms of the Confidentiality Agreement. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, each of the Buyer Parties shall, and shall cause their respective Representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures. Notwithstanding anything to the contrary in this Agreement, from the date of this Agreement to the Company Merger Effective Time, none of the Buyer Parties or any of their respective affiliates or Representatives shall, without the prior written consent of the Company, conduct any environmental investigation at any Company Real Property involving any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any Company Real Property. No investigation under this Section 6.05 or otherwise shall affect any of the representations, warranties, covenants or agreements of the Company Parties or any condition to the obligations of the parties hereto under this Agreement.

SECTION 6.06 Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions of this Agreement, each of the Buyer Parties and each of the Company Parties shall use its reasonable best efforts to consummate the transactions contemplated hereby and to cause the conditions set forth in Article VII to be satisfied. Without limiting the generality of the foregoing, each of the Buyer Parties and each of the Company Parties shall use its reasonable best efforts to (i) promptly obtain all actions or non-actions, consents, Permits (including Environmental Permits), waivers, approvals, authorizations and orders from Governmental Entities necessary or advisable in connection with the consummation of the transactions contemplated hereby, (ii) as promptly as practicable, make and not withdraw (without the Company’s consent) all registrations and filings with any Governmental Entity necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, including any filings required of them or their “ultimate parent entities” under any Antitrust Law, and promptly make any further filings pursuant thereto that may be necessary or advisable, (iii) defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it or any of its affiliates is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding, (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, non-appealable order with respect thereto, (v) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the transactions contemplated hereby and (vi) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby.

(b) Without limiting the generality of anything contained in this Section 6.06, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from or any Governmental Entity regarding the Mergers. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(c) Without limiting the generality of anything contained in this Section 6.06, each party hereto shall use their respective commercially reasonable efforts to obtain any third party consents necessary or advisable in connection with the transactions contemplated by this Agreement. In the event that the parties hereto shall fail to obtain any third party consent described above, the Company shall use its commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and the Company Subsidiaries resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to any transaction contemplated by this Agreement, (i) none of the Company or any Company Subsidiary shall be required to, or, without the prior written consent of Parent, shall, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) none of the Buyer Parties or any of their affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation. The Company shall use its commercially reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Partnership Merger Effective Time, of those directors of the Company or any Company Subsidiary designated by Parent to the Company in writing at least five (5) Business Days prior to the Closing.

(d) Nothing in this Section 6.06 shall prohibit or otherwise limit the right of the Company Parties to take any action they are permitted to take under Section 6.03. The parties’ obligations with respect to any Debt Financing shall be governed by Section 6.07 and not this Section 6.06.

SECTION 6.07 Financing.

(a) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its affiliates, in connection with the Mergers or the other transactions contemplated hereby, enter into any Contract with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis or otherwise on terms that prohibit or otherwise restrict such provider from providing or seeking to provide such financing to any person in connection with a transaction relating to the Company or the Company Subsidiaries. Parent may disclose non-public information regarding no more than four (4) of the Company Real Properties (and in the Company’s sole discretion, additional Company Real Properties) to up to eight (8) potential purchasers of such assets (and their advisors and financing sources) (and in the Company’s sole discretion, additional potential purchasers of such assets (and their advisors and financing sources)); provided that to the extent any such potential purchaser of assets does not enter into a confidentiality agreement with the Company, such person shall be considered a Representative of Blackstone Real Estate Advisors L.P. under the Confidentiality Agreement and Blackstone Real Estate Advisors L.P. and Parent shall be responsible for any use or disclosure of such information by such potential purchaser (or its advisors or financing sources thereof) in breach of the Confidentiality Agreement. Parent may disclose non-public information regarding the Company to up five (5) potential Debt Financing sources (and their advisors); provided that any such potential Debt Financing source shall enter into an agreement with the Company with confidentiality and use provisions regarding the Company’s information that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (“Approved Debt Financing Sources”). Subject to the prior written consent of the Company, which shall not be unreasonably withheld, Parent may disclose non-public information regarding the Company to additional potential Debt Financing sources (and their advisors); provided that any such additional potential Debt Financing source shall enter into an agreement with the Company with confidentiality and use provisions regarding the Company’s information that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, and upon receipt of such consent and entering into such agreement, such additional potential Debt Financing source shall be deemed to be an Approved Debt Financing Source.

(b) Prior to the Closing, at Parent’s sole expense, the Company shall, and shall cause the Company Subsidiaries to, and shall use commercially reasonable efforts to cause its Representatives to, provide to the Buyer Parties all customary cooperation reasonably requested in writing by Parent in connection with Parent arranging debt financing through Approved Debt Financing Sources with respect to the Company, the Company Subsidiaries or the Company Real Properties (“Debt Financing”), including to (i) cause management of the Company to participate in a reasonable number of meetings, presentations, sessions with rating agencies and due diligence sessions, in each case, with appropriate seniority and expertise, (ii) provide reasonable and customary assistance with the preparation of materials for rating agency presentations and bank information memoranda and provide reasonable cooperation with the due diligence efforts of any Approved Debt Financing Sources to the extent reasonable and customary, (iii) permit Parent and its Representatives to conduct appraisal, environmental , engineering and similar inspections of each Company Real Property, subject to the second to last sentence of Section 6.05, (iv) issue customary representation letters to auditors and (v) use commercially reasonable efforts, to the extent timely requested by Parent, to (A) obtain accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company, (B) obtain legal opinions, surveys, appraisals, environmental reports and title insurance as may be reasonably required by Parent or any Approved Debt Financing Sources, (C) obtain customary evidence of authority, customary officer’s certificates, good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Company and the Company Subsidiaries, customary lien searches with respect to the Company and the Company Subsidiaries and insurance certificates, (D) obtain documents reasonably requested by Parent or any Approved Debt Financing Sources relating to the repayment of the existing Indebtedness of the Company and the Company Subsidiaries and the release of related liens, including customary payoff letters, (E) provide all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to the Company or any of the Company Subsidiaries, in each as reasonably requested by Parent, (F) furnish the Buyer Parties with such financial information and projections relating to the Company and the Company Subsidiaries as may be reasonably requested by Parent to the extent the Company has the same its possession or has access to such information under the Management Agreement Documents, (G) obtain estoppels and certificates from tenants, lenders, managers, franchisors, ground lessors and counterparties to reciprocal easement agreement or other similar agreements to which the Company or any of the Company Subsidiaries is a party in form and substance reasonably satisfactory to any Approved Debt Financing Sources and (H) cooperate to facilitate the pledging of, granting of mortgages and security interests in and obtaining perfection of any liens on, collateral in connection with any Debt Financing, and attempting to obtain any consents associated therewith; provided, however, that (1) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any of the Company Subsidiaries, (2) neither the Company nor any of the Company Subsidiaries shall be required to commit to enter into any definitive agreement related to any proposed Debt Financing that is not contingent upon the Closing or that would be effective at or prior to the Company Merger Effective Time and (3) neither the Company’s board of directors nor any of the Company Subsidiaries’ boards of directors (or equivalent bodies) shall be required to approve any Debt Financing or agreements related thereto at or prior to the Company Merger Effective Time. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with any Debt Financing involving Approved Debt Financing Sources so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries. None of the Company or any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or make any other payment (other than for reasonable out-of-pocket costs that are reimbursed by Parent as provided below in this Section 6.07(b)) or incur any other liability or provide or agree to provide any indemnity in connection with any Debt Financing or any of the foregoing prior to the Company Merger Effective Time. Notwithstanding anything to the contrary in this Section 6.07(b), the condition set forth in Section 7.02(b), as it applies to the Company’s obligations under this Section 6.07(b), shall automatically be deemed satisfied, except to the extent the Company has materially and willfully breached its obligations under this Section 6.07(b), Parent has provided to the Company written notice of such breach within 10 Business Days of first becoming aware of such breach and the Company fails to cure such breach by the earlier of 10 Business Days after such notice is provided or the Outside Date. Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or any of the Company Subsidiaries in connection with such cooperation under this Section 6.07(b). Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any Debt Financing (including any action taken in accordance with this Section 6.07(b)) and any information utilized in connection therewith (other than information provided by the Company or the Company Subsidiaries).

(c) Each of the Buyer Parties acknowledges and agrees that (i) the consummation of the Mergers shall not be conditioned on, or delayed or postponed as a result of the obtaining of (or the failure to obtain) the Equity Financing or any Debt Financing and, (ii) prior to any termination of this Agreement pursuant to Section 8.01, they shall continue to be obligated to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Equity Financing or any Debt Financing, subject to the conditions set forth in Section 7.01 and Section 7.02.

(d) Cooperation Regarding Existing Indebtedness. Promptly following Parent’s request, the Company shall deliver to each of the lenders under the Existing Indebtedness (the “Existing Loan Lenders”) a notice (an “Existing Loan Notice”) prepared by Parent, in form and substance reasonably acceptable to the Company, notifying each of the Existing Loan Lenders of this Agreement and the contemplated Mergers. At Parent’s election, the Existing Loan Notice with respect to one or more of the Existing Loan Documents may include a request for a consent, in form and substance reasonably acceptable to the Company (an “Existing Loan Consent”), to (1) the consummation of the Mergers and the other transactions contemplated by this Agreement, and (2) to certain modifications of the Existing Loan Documents; provided that, the consummation of the Mergers shall not be conditioned on, or delayed or postponed as a result of the receipt of (or failure to receive) any such Existing Loan Consent. Without limiting the foregoing, in connection with any Existing Indebtedness that Parent intends not to repay or cause the Company or any of the Company Subsidiaries not to repay at the Closing, the Company shall use commercially reasonable efforts to cooperate with Parent in connection with contacting any such Existing Loan Lender regarding maintaining the applicable Existing Indebtedness after Closing (provided that the Company shall have the right to participate in any discussions). Notwithstanding anything to the contrary in this Section 6.07(d), the condition set forth in Section 7.02(b), as it applies to the Company’s obligations under this Section 6.07(d), shall automatically be deemed satisfied, except to the extent the Company has materially and willfully breached its obligations under this Section 6.07(d), Parent has provided to the Company written notice of such breach within 10 Business Days of first becoming aware of such breach and the Company fails to cure such breach by the earlier of 10 Business Days after such notice is provided or the Outside Date. Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or any of the Company Subsidiaries in connection with such cooperation under this Section 6.07(d). Parent shall pay all fees and expenses payable in connection with any Existing Loan Consents and the maintenance of any Existing Indebtedness from and after the Company Merger Effective Time.

(e) Notwithstanding anything to the contrary in this Section 6.07, the Company Parties shall not be required to (or to cause any Company Subsidiary to) afford access or furnish information pursuant to this Section 6.07 to the extent that the Company Parties believe in good faith that doing so would: (i) result in the loss of attorney-client privilege; (ii) violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party; (iii) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive; or (iv) breach, contravene or violate any applicable Law (including any Antitrust Law) (provided that the Company Parties shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i) through (iv)).

(f) For the avoidance of doubt, the obligations contained in this Section 6.07 shall terminate upon the occurrence of the Closing.

SECTION 6.08 Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the transactions contemplated hereby shall be in a form agreed to by Parent and the Company and thereafter Parent and the Company shall consult with each other (and obtain the other party’s consent) before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, except (a) as may be required by applicable Law, court process or the New York Stock Exchange if the party issuing such press release or other public statement has, to the extent practicable, provided the other party with an opportunity to review and comment, (b) any press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Agreement, in each case under this clause (b) to the extent such disclosure is still accurate, and (c) in connection with any Change of Company Recommendation made in accordance with this Agreement.

SECTION 6.09 Directors & Officers Indemnification and Insurance.

(a) Indemnification. From and after the Company Merger Effective Time, Parent shall, and shall cause the Surviving Company and the Surviving Partnership to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director or officer of the Company or any of the Company Subsidiaries and each fiduciary under benefit plans of the Company or any of the Company

Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Company Merger Effective Time (and whether asserted or claimed prior to, at or after the Company Merger Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director, officer or fiduciary under benefit plans, including payment on behalf of or advancement to the Indemnified Party of any expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Company Merger Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 6.09; provided, that (x) none of Parent, the Surviving Company or the Surviving Partnership shall be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and (y) except for legal counsel engaged for one or more Indemnified Parties on the date hereof, none of Parent, the Surviving Company or the Surviving Partnership shall be obligated under this Section 6.09(a) to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single legal action except to the extent that, on the advice of any such Indemnified Party’s counsel, two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the Company Merger Effective Time), the Surviving Company or the Surviving Partnership, as applicable, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly, and in any event within 10 days, after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided that, if legally required, the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under Law).

(b) Insurance. The Company shall be permitted to, prior to the Company Merger Effective Time, and if the Company fails to do so, Parent shall cause the Surviving Company to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy; provided that in no event shall Parent or the Surviving Company be required to pay an annual premium in the aggregate more than an amount equal to 300% of the current annual premium paid by the Company for such D&O Insurance. If the Company and the Surviving Company for any reason fail to obtain such “tail” insurance policy as of the Company Merger Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Company shall, and Parent shall cause the Surviving Company to, purchase comparable D&O Insurance for such six-year period (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Company be required to pay annual premiums in the aggregate more than an amount equal to 300% of the current annual premium paid by the Company for such D&O Insurance.

(c) Successors. In the event the Surviving Company, the Surviving Partnership, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors, assigns or transferees of the Surviving Company, the Surviving Partnership or Parent shall assume the obligations set forth in this Section 6.09.

(d) Survival of Indemnification. For a period of not less than six (6) years from the Company Merger Effective Time, Parent, the Surviving Company and the Surviving Partnership shall provide to the Indemnified Parties the same rights to exculpation, indemnification and advancement of expenses as provided to the Indemnified Parties under the provisions of the Company’s and its Subsidiaries’ charter, bylaws or similar organizational documents as in effect immediately prior to the Company Merger Effective Time and the Surviving Company’s and the Surviving Partnership’s charter, bylaws or similar organizational documents shall not contain any provisions contradictory to such rights. The contractual indemnification rights set forth in Section 6.09(d) of the Company Disclosure Letter in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Company or Surviving Partnership, as applicable, without any further action, and shall continue in full force and effect in accordance with their terms following the Company Merger Effective Time.

(e) Benefit. The provisions of this Section 6.09 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors or administrators and his or her representatives, shall be binding on all successors and assigns of the parties hereto and shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

(f) Non-Exclusivity. The provisions of this Section 6.09 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this Agreement, including this Section 6.09, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of its Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 6.09 is not prior to, or in substitution for, any such claims under any such policies.

SECTION 6.10 Takeover Statutes. If any Takeover Statute is or may become applicable to any Buyer Party, this Agreement, the Mergers or any of the other transactions contemplated by this Agreement, each of the parties and their respective boards of directors (or managing members, as applicable) shall grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on the Buyer Parties, this Agreement, the Mergers or the other transactions contemplated by this Agreement.

SECTION 6.11 Employee Benefit Matters.

(a) From and after the Company Merger Effective Time and for a period ending on the first anniversary of the Company Merger Effective Time (the “Benefit Protection Period”), Parent shall provide or cause its Subsidiaries, including the Surviving Company and the Surviving Partnership, to provide (i) base salary to each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Company Merger Effective Time and for such period of time, if any, as applicable thereafter (including employees who are not actively at work on account of illness, disability or leave of absence) (each, a “Company Employee”) at a rate that is no less favorable than the rate of base salary provided to such Company Employee immediately prior to the Company Merger Effective Time, (ii) an annual cash bonus opportunity to each Company Employee that is not less favorable than the annual cash bonus opportunity provided to such Company Employee immediately prior to the Company Merger Effective Time, and (iii) other compensation and benefits (including long-term incentive compensation, severance benefits, paid-time off and health insurance) to Company Employees that are substantially comparable, in the aggregate, to the other compensation and benefits provided to Company Employees immediately prior to the Company Merger Effective Time.

(b) Without limiting the generality of Section 6.11(a), from and after the Company Merger Effective Time, Parent shall, or shall cause Parent’s Subsidiaries, including the Surviving Company and the Surviving Partnership, to, assume, honor and continue all of the Company’s and the Company Subsidiaries’ employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company or any Company Subsidiary and any Company Employee), in each case, in accordance with their terms as in effect immediately prior to the Company Merger Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).

(c) For purposes of determining eligibility to participate, level of benefits, vesting (if applicable) and entitlement to benefits (but not for accrual of or entitlement to defined benefit pension benefits, post-employment welfare benefits, special or early retirement programs, window separation programs, or similar plans which may be in effect from time to time) under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of its Subsidiaries, including the Surviving Company and the Surviving Partnership, including any vacation, paid time off and severance plans, each Company Employee’s service with or otherwise credited by the Company or any Company Subsidiary shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Company and the Surviving Partnership; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. Parent shall take all necessary action so that each Company Employee shall after the Company Merger Effective Time continue to be credited with the unused vacation and sick leave credited to such employee through the Company Merger Effective Time under the applicable vacation and sick leave policies of the Company and the Company Subsidiaries, and Parent shall permit or cause its Subsidiaries to permit such employees to use such vacation and sick leave in accordance with such policies.

(d) Parent shall, or shall cause its Subsidiaries, including the Surviving Company and the Surviving Partnership, to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Company and the Surviving Partnership, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Company Merger Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Company Merger Effective Time. Parent shall, or shall cause its Subsidiaries, including the Surviving Company and the Surviving Partnership, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Company Merger Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Company Merger Effective Time. Parent shall provide, or shall cause its Subsidiaries, including the Surviving Company or the Surviving Partnership to provide, notices and continuation coverage for each Company Employee and each spouse or dependent of a Company Employee who is an “M&A Qualified Beneficiary” (as such term is defined in Treasury Regulation Section 54.4980B-9) as a result of the consummation of the transactions contemplated by this Agreement.

(e) If the Company Merger Effective Time occurs prior to the date on which the Company pays annual bonuses for the 2015 performance year, then immediately following the Company Merger Effective Time, the Company shall pay a bonus (which may be prorated as set forth below) to each employee of the Company or a Company Subsidiary who is otherwise eligible to receive such a bonus (a “Bonus Recipient”) for 2015 (the “2015 Bonus”). The amount of any such 2015 Bonus initially shall be calculated (i) with respect to quantitative performance, based on the actual performance of the Company through the Company Merger Effective Time (or, if earlier, December 31, 2015) and, to the extent applicable, the forecasted performance of the Company through December 31, 2015, as determined by the Company’s board of directors, in good faith and consistent with the terms and conditions of the applicable 2015 Bonus terms and (ii) with respect to qualitative performance, assuming maximum performance, with such amounts in (i) and (ii) prorated to reflect the portion of the 2015 performance year completed on the date of the Company Merger Effective Time (the “Estimated 2015 Bonus”). If the Company’s actual performance for the full 2015 performance year would result in any Bonus Recipient being entitled (in the reasonable determination of Parent) to a 2015 Bonus amount greater than such Bonus Recipient’s Estimated 2015 Bonus, then the Company shall pay, no later than March 15, 2016, to each such Bonus Recipient who is employed by the Company or a Company Subsidiary on the applicable 2015 Bonus payment date, the positive difference, if any, between (A) the final 2015 Bonus (as prorated through the Company Merger Effective Time) and (B) the Estimated 2015 Bonus.

(f) Notwithstanding the foregoing, nothing contained herein (i) shall be treated as an amendment of or an undertaking to amend any Company Benefit Plan or any employee benefit plan, program or arrangement maintained by the Company or any Company Subsidiary, (ii) is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person (including, without limitation, any director, officer or employee and any dependent or beneficiary thereof) other than the parties hereto and their respective successors and assigns, or (iii) shall obligate Parent, the Surviving Company, the Surviving Partnership or any of their affiliates to (A) maintain any particular benefit plan or level of benefit or (B) retain the employment (or a particular term or condition of employment) of any particular employee.

SECTION 6.12 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Mergers and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense. Parent shall, or shall cause the Surviving Company or the Surviving Partnership to, pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article II.

SECTION 6.13 Transfer and Gains Taxes. The Buyer Parties shall, with the Company’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all Tax returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which, in each case, become payable by the Company or any Company Subsidiary in connection with any transaction contemplated by this Agreement (together, with any related interests, penalties or additions to Tax, the “Transfer and Gains Taxes”). From and after the Company Merger Effective Time, the Buyer Parties shall pay or cause to be paid all such Transfer and Gains Taxes without deductions withheld from any amounts payable to the holders of the shares of Company Commons Stock or the Membership Units. The Company and Parent shall use commercially reasonable efforts to cooperate with each other to minimize such Transfer and Gains Taxes.

SECTION 6.14 Rule 16b-3 Matters. Prior to the Company Merger Effective Time, the Company may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.15 Stockholder Litigation. The Company shall promptly notify Parent of any litigation commenced against it or any of its directors, officers or affiliates, relating to this Agreement or the transactions contemplated hereby (including the Mergers) and shall keep Parent reasonably informed regarding any such litigation. The Company shall give the Buyer Parties the opportunity to participate in the defense or settlement of any such litigation. The Company shall not, and shall not permit any of the Company Subsidiaries nor any of their Representatives to compromise or settle regarding any such stockholder litigation unless Parent shall otherwise consent in writing (which shall not be unreasonably withheld, conditioned or delayed).

SECTION 6.16 Other Transactions. Parent shall have the option, in its sole discretion and without requiring the further consent of any of the Company, the Company’s board of directors or any board of trustees, board of directors, stockholders, members or partners of the Company or any of the Company Subsidiaries, upon reasonable notice to the Company, to request that the Company, immediately prior to the Closing, (a) convert or cause the conversion of one or more wholly-owned Subsidiaries that are organized as corporations into limited liability companies and one or more Subsidiaries that are organized as limited partnerships into limited liability companies, on the basis of organizational documents as reasonably requested by Parent, (b) sell or cause to be sold stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by the Company in one or more wholly-owned Company Subsidiaries at a price and on such other terms as designated by Parent, and (c) sell or cause to be sold any of the assets of the Company or one or more wholly-owned Company Subsidiaries at a price and on such other terms as designated by Parent or exercise any right of the Company or a Company Subsidiary to terminate or cause to be terminated any Contract to which the Company or a Company Subsidiary is a party; provided, that (i) neither the Company nor any of the Company Subsidiaries shall be required to take any action in contravention of any organizational document of the Company or any of the Company’s Subsidiaries or any Company Material Contract, (ii) any such actions or transactions shall be contingent upon all of the conditions set forth in Article VII having been satisfied (or, with respect to Section 7.02, waived) and receipt by the Company of a written notice from Parent to such effect and that the Buyer Parties are prepared to proceed immediately with the Closing and any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b) and (c) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of the Buyer Parties under this Agreement, including payment of the Merger Consideration, (iv) neither the Company nor any of the Company Subsidiaries shall be required to take any such action that could adversely affect the classification of the Company as a REIT or could subject the Company to any “prohibited transactions” taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981 and (v) neither the Company nor any Company Subsidiary shall be required to take any such action that could result in any United States federal, state or local income Tax being imposed on the non-managing members of the Operating Partnership. Such actions or transactions shall be undertaken in the manner (including in the order) specified by Parent which actions or transactions shall be implemented immediately prior to or concurrent with the Closing. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of the Company Subsidiaries shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by this Section 6.16 or required by Parent pursuant to this Section 6.16. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in performing their obligations under this Section 6.16, and Parent shall indemnify the Company for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any of the Company Subsidiaries arising therefrom (and in the event the Mergers and the other transactions contemplated by this Agreement are not consummated, Parent shall reimburse the Company for any reasonable out-of-pocket costs not previously reimbursed).

ARTICLE VII

CONDITIONS TO THE MERGERS

SECTION 7.01 Conditions to Obligations of Each Party to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the satisfaction or waiver (where permitted) at or prior to the Partnership Merger Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) No Injunction. No Governmental Entity of competent jurisdiction shall have issued any order, injunction or decree that is in effect, and no law shall have been enacted or promulgated, that renders the Mergers illegal, or prohibits, enjoins or otherwise prevents the Mergers; provided, however, that the condition in this Section 7.01(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 6.04 or Section 6.06 results in the failure of the condition to be satisfied.

SECTION 7.02 Additional Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to effect the Mergers are also subject to the satisfaction or waiver by Parent at or prior to the Partnership Merger Effective Time of each of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company Parties contained in this Agreement (other than the representations and warranties of the Company Parties set forth in Sections 4.02(a)-(b), 4.02(d)-(e), 4.02(g)-(i) and 4.09(b)), without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct except for any failure of such representations and warranties to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company Parties set forth in Sections 4.02(a)-(b), 4.02(d)-(e) and 4.02(g)-(i) shall be true and correct in all material respects; and (iii) the representations and warranties of the Company Parties set forth in Section 4.09(b) shall be true and correct in all respects; in the case of each of clause (i), (ii) and (iii), as of the Partnership Merger Effective Time as though made on and as of the Partnership Merger Effective Time (except to the extent expressly made as of a specific date, in which case as of such specific date).

(b) Agreements and Covenants. The Company Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company Parties on or prior to the Partnership Merger Effective Time.

(c) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company Parties by an executive officer of the Company as to the satisfaction of the conditions in Sections 7.02(a) and 7.02(b).

(d) No Company Material Adverse Effect. Since the date of the Agreement, there has not been any change, event, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) Opinion Relating to REIT and Partnership Status. Parent shall have received an opinion dated as of the Closing Date of Paul Hastings LLP or another law firm reasonably acceptable to Parent substantially in the form attached hereto as Exhibit A, which opinion will be based on factual representations contained in an officer’s certificate executed by the Company substantially in the form attached hereto as Exhibit B.

SECTION 7.03 Additional Conditions to Obligations of the Company Parties. The obligations of the Company Parties to effect the Mergers are also subject to the satisfaction or waiver by the Company at or prior to the Partnership Merger Effective Time of each of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Buyer Parties contained in this Agreement shall be true and correct in all material respects as of the Partnership Merger Effective Time as though made on and as of the Partnership Merger Effective Time (except to the extent expressly made as of a specific date, in which case as of such specific date).

(b) Agreements and Covenants. Each of the Buyer Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Buyer Parties on or prior to the Partnership Merger Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed on behalf of the Buyer Parties by an executive officer of Parent as to the satisfaction of the conditions in Sections 7.03(a) and 7.03(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Partnership Merger Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent, by written notice to the other, if the Partnership Merger Effective Time shall not have occurred on or before March 2, 2016 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the Company, if any Company Party, or to Parent, if any Buyer Party, as applicable, has breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of the Partnership Merger Effective Time to have occurred on or before such date;

(c) by either the Company or Parent, by written notice to the other, if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting, including any adjournment or postponement thereof;

(d) by either the Company or Parent, by written notice to the other, if any Governmental Entity of competent jurisdiction shall have issued any order, injunction or decree permanently enjoining, restraining or prohibiting the Mergers, and such Law shall have become final and non-appealable, if applicable; provided, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to the Company, if any Company Party, or to Parent, if any Buyer Party, as applicable, has failed to comply with Section 6.06;

(e) by Parent, by written notice to the Company, if (i) the Company’s board of directors shall have effected a Change of Company Recommendation, (ii) the Company shall have entered into an Alternative Acquisition Agreement, (iii) the Company shall have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Competing Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten (10) Business Days after the commencement of such tender offer or exchange offer, or (iv) the Company’s board of directors shall have failed to publicly reaffirm the Company Recommendation within ten (10) Business Days after the date a Competing Proposal has been publicly announced (or if the Company Stockholder Meeting is scheduled to be held within ten (10) Business Days from the date a Competing Proposal is publicly announced, promptly and in any event prior to the date on which the Company Stockholder Meeting is scheduled to be held);

(f) by the Company, by written notice to Parent, at any time prior to the receipt by the Company of the Company Stockholder Approval, if the Company’s board of directors shall have effected a Change of Company Recommendation in accordance with Section 6.03(d) and has approved, and concurrently with the termination hereunder, the Company enters into a definitive acquisition agreement providing for the implementation of a Superior Proposal, provided that such termination shall not be effective and the Company shall not enter into any such agreement, unless the Company has paid the Company Termination Fee concurrently with such termination in accordance with Section 8.02(b)(i);

(g) by Parent, by written notice to the Company, if a Company Party has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 7.02(a) or 7.02(b) would be incapable of being satisfied by the Outside Date; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.01(g) if any Buyer Party has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 7.03(a) or 7.03(b) would be incapable of being satisfied by the Outside Date;

(h) by the Company, by written notice to Parent, if a Buyer Party has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 7.03(a) or 7.03(b) would be incapable of being satisfied by the Outside Date; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.01(h) if a Company Party has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 7.02(a) or 7.02(b) would be incapable of being satisfied by the Outside Date; or

(i) by the Company, by written notice to Parent, if (x) all of the conditions in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in clause (y) of this Section 8.01(i) if the Closing were to occur on the date of such notice) have been satisfied or waived, (y) on or after the date the Closing should have occurred pursuant to Section 2.02, the Company has delivered written notice to Parent that all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing would be satisfied as of the date of such notice if the Closing were to occur on the date of such notice) and the Company and the Operating Partnership are ready, willing and able to consummate the Closing, and (z) the Buyer Parties have failed to consummate the Closing on or before the third Business Day after delivery of the notice referenced in clause (y) of this Section 8.01(i), and the Company and the Operating Partnership were ready, willing and able to consummate the Closing during such three Business Day period.

SECTION 8.02 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Buyer Parties, the Parent Parties or the Company Parties or their respective Representatives, in either case, relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement), in each case whether based on contract, tort, equity or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any Laws or otherwise and whether by or through attempted piercing of the corporate veil, by or through any claim by or on behalf of a party hereto or another person or otherwise, except (i) with respect to the last two sentences of Section 6.07(b), the last two sentences of Section 6.07(d), Section 6.12, the last sentence of Section 6.16, this Section 8.02 and Article IX (and such provisions shall remain in full force and effect following such termination), (ii) the Guaranty and the Confidentiality Agreement (provided that with respect to the Confidentiality Agreement, the Buyer Parties shall each be treated as if they were a party thereto to the same extent as Blackstone Real Estate Advisors L.P.) each continue in full force and effect in accordance with their respective terms and (iii) subject to Section 8.02(d) and Section 9.12, with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) In the event that this Agreement is terminated:

(i) by (A) Parent pursuant to Section 8.01(e) or (B) the Company pursuant to Section 8.01(f), then the Company shall pay to Parent or its designee, within two (2) Business Days following the date of such termination by Parent pursuant to clause (A), or prior to or concurrently with such termination by the Company pursuant to clause (B), the Company Termination Fee;

(ii) (A) by either Parent or the Company pursuant to Section 8.01(b) or Section 8.01(c) or by Parent pursuant to Section 8.01(g), (B) after the date hereof, the Company shall have received a Competing Proposal or any person shall have publicly proposed or publicly disclosed an intention (whether or not conditional) to make a Competing Proposal (and in the case of a termination pursuant to Section 8.01(c), such Competing Proposal or publicly proposed or publicly disclosed intention shall have been made prior to the Company Stockholder Meeting), and (C) within twelve (12) months after the termination of this Agreement, the Company shall have entered into a definitive agreement with respect to any Competing Proposal or any Competing Proposal is consummated, then the Company shall pay to Parent or its designee, within two (2) Business Days after the earlier of entering into a definitive agreement with respect to a Competing Proposal or the consummation of such Competing Proposal, the Company Termination Fee (less any amounts already paid pursuant to Section 8.02(b)(iv)); provided that for purposes of this Section 8.02(b)(ii), the term “Competing Proposal” shall have the meaning assigned to such term, except that all percentages therein shall be changed to “fifty percent (50%)”;

(iii) by the Company pursuant to Section 8.01(h) or Section 8.01(i), then Parent shall promptly pay to the Company or its designee, within two (2) Business Days following the date of such termination, the Parent Termination Fee; or

(iv) by either Parent or the Company pursuant to Section 8.01(c), then the Company shall promptly pay to Parent or its designee, within two (2) Business Days following the date of such termination, all of the documented reasonable out-of-pocket costs and expenses incurred prior to the termination of this Agreement by or on behalf of the Buyer Parties (or their affiliates) in connection this Agreement and the transactions contemplated hereby (including any Debt Financing), including reasonable fees and expenses of the Representatives of the Buyer Parties, up to an aggregate maximum amount of $5,000,000.

(c) In the event that Parent is obligated to pay to the Company the Parent Termination Fee, Parent shall deposit into escrow an amount in cash equal to the Parent Termination Fee with an escrow agent reasonably selected by the Company, after reasonable consultation with Parent, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 8.02(c) and otherwise reasonably acceptable to each of the Company and the escrow agent. The payment or deposit into escrow of the Parent Termination Fee pursuant to this Section 8.02(c) shall be made by Parent promptly after receipt of notice from the Company that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Parent Termination Fee in escrow or the applicable portion thereof shall be released to the Company on an annual basis based upon the delivery by the Company to the escrow agent of any one (or a combination) of the following:

(i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Company determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to the Company such maximum amount stated in the accountant’s letter;

(ii) a letter from the Company’s counsel indicating that the Company received a private letter ruling from the IRS holding that the receipt by the Company of the Parent Termination Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Company the remainder of the Parent Termination Fee; or

(iii) a letter from the Company’s counsel indicating that the Company has received a tax opinion from the Company’s outside counsel or accountant, respectively, to the effect that the receipt by the Company of the Parent Termination Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Company the remainder of the Parent Termination Fee.

Parent agrees to cooperate in good faith to amend this Section 8.02(c) at the reasonable request of the Company in order to (A) maximize the portion of the Parent Termination Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the Company’s chances of securing the favorable private letter ruling from the IRS described in this Section 8.02(c) or (C) assist the Company in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 8.02(c). The Escrow Agreement shall provide that the Company shall bear all costs and expenses under the Escrow Agreement and that any portion of the Parent Termination Fee held in escrow for ten (10) years shall be released by the escrow agent to Parent. Parent shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes of Parent associated with the release of the funds to Parent from the escrow). The Company shall fully indemnify Parent and hold Parent harmless from and against any such liability, cost or expense.

(d) Each of the parties hereto acknowledge that (i) the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, the parties hereto would not enter into this Agreement. In no event shall the Company be required to pay more than one Company Termination Fee. If Parent receives the full payment of the Company Termination Fee pursuant to Section 8.02(b) under circumstances where a Company Termination Fee was payable, the receipt by the Parent of the Company Termination Fee shall be the sole and exclusive monetary remedy for any and all losses or damages suffered by the Parent, Merger Sub, Merger Opco or any of their respective affiliates or Representatives in connection with this Agreement (and the termination hereof), the Mergers and the other transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination. The parties agree that such amount is a reasonable forecast of the actual damages which may be incurred and that such payment shall constitute liquidated damages and not a penalty. In the event that Parent or the Company, as the case may be, is required to commence litigation to seek all or a portion of the amounts payable under this Section 8.02, and it prevails in such litigation, it shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 8.02, all reasonable expenses (including attorneys’ fees) which it has incurred in enforcing its rights hereunder.

SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors or other governing bodies at any time prior to the Company Merger Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment or waiver may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.04 Waiver. At any time prior to the Company Merger Effective Time, the Buyer Parties, on the one hand, and the Company Parties, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) subject to Section 8.03, waive compliance by the other with any of the covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Company Merger Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Company Merger Effective Time, none of the covenants and agreements of the parties contained this Agreement shall survive the Company Merger Effective Time.

SECTION 9.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided that telephonic confirmation of facsimile transmission is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice) or (d) when sent if sent by electronic mail (provided notice of receipt by return electronic mail from the recipient is received):

If to the Buyer Parties:

BRE Diamond Hotel Holdings LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Fax: (212) 583-5712

Attention: Tyler Henritze

Email: Henritze@Blackstone.com

with a copy to (for information purposes only):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Fax: (212) 455-2502

Attention: Brian M. Stadler

Email: bstadler@stblaw.com

If to the Company Parties:

Strategic Hotels & Resorts, Inc.

200 West Madison Street, Suite 1700

Chicago, Illinois 60606

Facsimile: (312) 658-5799

Attention: General Counsel

with copies to (for information purposes only):

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Fax: (312) 853-7036

Attention:	Thomas A. Cole
Imad I. Qasim
Email:	tcole@sidley.com
iqasim@sidley.com

SECTION 9.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.04 Entire Agreement. This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter and the other documents delivered pursuant hereto), the Guaranty and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 9.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties; provided, however, that, prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice of the Company, another wholly-owned direct or indirect Subsidiary to be a party to the Company Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, further, that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement. Any assignment or transfer in violation of the preceding sentence shall be void.

SECTION 9.06 Parties in Interest. Except for: (a) Article III, with respect to the rights of holders of Shares and Membership Units to receive the Merger Consideration, which shall be for the benefit of any person entitled to such payment thereunder, and (b) Section 6.09, which shall be for the benefit of each Indemnified Party, his or her heirs, executors or administrators and his or her representatives, each of which is hereby intended to be an express third party beneficiary thereof, the Buyer Parties and the Company Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Article III and Section 6.09 shall not arise unless and until the Company Merger Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 8.04 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 9.07 Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits,” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.08 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof (other than with respect to issues relating to the Company Merger, duties of directors of the Company, general corporation law and any other provisions set forth herein that are required to be governed by the MGCL).

SECTION 9.09 Venue. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 9.10 Waiver of Jury Trial and Certain Damages. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

SECTION 9.12 Specific Performance; Remedies.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, by the Company or the Operating

Partnership in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the Buyer Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement by the Company or the Operating Partnership and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Buyer Parties are entitled at law or in equity. Each of the Company and the Operating Partnership further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Company and the Operating Partnership hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate. The parties hereto agree that neither the Company nor the Operating Partnership shall be entitled to an injunction to prevent breaches of this Agreement by Parent, Merger Sub or Merger Opco or to enforce specifically the terms and provisions of this Agreement or any other equitable relief and that the Company’s and the Operating Partnership’s sole and exclusive remedy relating to a breach of this Agreement by Parent, Merger Sub or Merger Opco or otherwise shall be the remedy set forth in Section 8.02(b)(iii); provided, however, that the Company shall be entitled to seek specific performance to prevent any breach by a Buyer Party of the second sentence of Section 6.05.

(b) The parties further agree (i) the seeking of remedies pursuant to Section 9.12(a) shall not in any respect constitute a waiver by any Buyer Party seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement, including under Section 8.02, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 9.12(a) are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a Buyer Party to institute any proceeding for (or limit a Buyer Party’s right to institute any proceeding for) specific performance under this Section 9.12 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding by a Buyer Party seeking remedies pursuant to Section 9.12(a) or anything set forth in this Section 9.12 restrict or limit Parent’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) each of the Company and the Operating Partnership hereby waives any requirement for the Buyer Parties to post any bond or other security as a condition to institute any proceeding for specific performance under Section 9.12(a).

(c) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of the Buyer Parties for any losses, damages, costs or expenses of the Company Parties or its affiliates relating to the failure of the transactions contemplated by this Agreement to be consummated, or a breach of this Agreement by the Buyer Parties, shall be limited to an amount equal to (x) $400,000,000, plus (y) the Parent’s indemnification and reimbursement obligations pursuant to the last two sentences of Section 6.07(b), the last two sentences of Section 6.07(d), the last sentence of Section 6.16 and the last sentence of Section 8.02(d) (collectively, the “Liability Limitation”), and in no event shall the Company Parties or any of their affiliates seek any amount in excess of the Liability Limitation in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise.

(d) Each of the Company Parties agrees that it has no right of recovery against, and no personal liability shall attach to, any of the Parent Parties (other than Parent, Merger Sub or Merger Opco to the extent provided in this Agreement and Blackstone Real Estate Advisors L.P. to the extent provided in the Confidentiality Agreement), through Parent, Merger Sub or Merger Opco or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent, Merger Sub or Merger Opco against any Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise, except for its rights to recover from the Guarantor (but not any other Parent Party) under and to the extent provided in the Guaranty and subject to the Liability Limitation and the other limitations described therein. Recourse against the Guarantor under the Guaranty shall be the sole and exclusive remedy of the Company, the Operating Partnership and their respective affiliates against the Guarantor and any other Parent Party (other than Parent, Merger Sub or

Merger Opco to the extent provided in this Agreement and Blackstone Real Estate Advisors L.P. to the extent provided in the Confidentiality Agreement) in connection with this Agreement, the Equity Commitment Letter or the transactions contemplated hereby and thereby (including any Debt Financing) or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise. Without limiting the rights of the Company Parties against Parent, Merger Sub or Merger Opco hereunder and Blackstone Real Estate Advisors L.P. under the Confidentiality Agreement, in no event shall the Company Parties or their affiliates seek to enforce this Agreement or the Equity Commitment Letter against, make any claims for breach of this Agreement or the Equity Commitment Letter against, or seek to recover damages from, any other Parent Party (other than the Guarantor to the extent provided in the Guaranty and subject to the Liability Limitation and the other limitations described therein).

(e) None of the officers, directors or stockholders of the Company, the holders of Membership Units (other than the Company or any Company Subsidiary) or the officers, directors or managers (who are individuals) of the Company Subsidiaries shall be personally bound or have any personal liability hereunder. The Buyer Parties shall look solely to the assets of the Company Parties for satisfaction of any liability of the Company Parties with respect to this Agreement. The Buyer Parties will not seek recourse or commence any action against any of the stockholders of the Company or the holders of Membership Units (other than the Company or any Company Subsidiary) or any of their personal assets, and will not commence any action for money judgments against any of the officers, directors or managers (who are individuals) of the Company or of the Company Subsidiaries or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Company Parties hereunder.

* * * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

BRE DIAMOND HOTEL HOLDINGS LLC

By:	/s/ Tyler Henritze
Name: Tyler Henritze
Title: Senior Managing Director

BRE DIAMOND HOTEL LLC

By:	/s/ Tyler Henritze
Name: Tyler Henritze
Title: Senior Managing Director

BRE DIAMOND HOTEL ACQUISITION LLC

By:	/s/ Tyler Henritze
Name: Tyler Henritze
Title: Senior Managing Director

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Raymond L. Gellein, Jr.
Name: Raymond L. Gellein, Jr.
Title: President & Chief Executive Officer

STRATEGIC HOTEL FUNDING, L.L.C.
By: Strategic Hotels & Resorts, Inc., its managing member

By:	/s/ Raymond L. Gellein, Jr.
Name: Raymond L. Gellein, Jr.
Title: President & Chief Executive Officer

Signature page to Merger Agreement

Annex B

September 4, 2015

The Board of Directors

Strategic Hotels and Resorts, Inc.

200 West Madison Street, Suite 1700

Chicago, IL 60606

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Strategic Hotels and Resorts, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of BRE Diamond Hotel Holdings LLC (the “Acquiror”). Pursuant to the agreement and plan of merger, dated as of September 4, 2015 (the “Agreement”), among the Company, Strategic Hotel Funding, L.L.C. (the “Company OP” and, together with the Company, the “Company Parties”), the Acquiror, BRE Diamond Hotel LLC (“Merger Sub”) and BRE Diamond Hotel Acquisition LLC (“Merger Opco” and, together with the Aquiror and Merger Sub, the “Aquiror Group”), the Company will merge with and into Merger Sub, and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned of record by the Company, any wholly-owned Company Subsidiary (as defined in the Agreement), the Acquiror Group or any wholly-owned subsidiaries of any member of the Acquiror Group, will be converted into the right to receive $14.25 per share in cash (the “Consideration”). Concurrently with the execution of the Agreement, Blackstone Real Estate Partners VIII L.P. (the “Guarantor”) will execute a guarantee guaranteeing certain of the Acquiror Group’s obligations under the Agreement.

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company Parties, the Acquiror Group or the Guarantor under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company Parties, the Acquiror Group and the Guarantor in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Company OP or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or the Company OP or as to the underlying decision by the Company or the Company OP to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Acquiror Group. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and with The Blackstone Group, the parent of Blackstone Real Estate Advisors L.P., which acts as advisor to the Guarantor, which in turn owns the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on the Company’s equity offering in May, 2014, acting as joint bookrunner on the Company’s equity offering in December 2014, acting as financial advisor to The Blackstone Group in connection with its acquisition of Orica Chemicals in March of 2015 and acting as lead left bookrunner on The Blackstone Group’s syndicated credit facility in February 2015. In addition, during such two year period we and our affiliates have provided M&A financial advisory services, acted as sole or joint bookrunner on bond offerings, acted as sole or joint bookrunner on equity offerings and acted as sole or joint lead arranger on syndicated credit facilities for certain portfolio company affiliates of the Acquiror Group. We or our affiliates have also provided treasury services to certain affiliates of the Acquiror Group and own on a proprietary basis approximately 0.0015% of the outstanding Company Common Stock and approximately 0.29% of the outstanding common stock of The Blackstone Group. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and

B-2

for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

B-3

STRATEGIC HOTELS & RESORTS, INC. 200 W. MADISON STREET SUITE 1700 CHICAGO, IL 60606

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STRATEGIC HOTELS & RESORTS, INC.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1, 2 AND 3:
		For	Against	Abstain
1. The proposal to approve the merger (the “merger”) of Strategic Hotels & Resorts, Inc., a Maryland corporation (“SHR”), with and into BRE Diamond Hotel LLC, a Delaware limited liability company (“Merger Sub”), contemplated by that certain Agreement and Plan of Merger, dated as of September 4, 2015 (as may be amended from time to time, the “merger agreement”), by and among SHR, BRE Diamond Hotel Holdings LLC, a Delaware limited liability company, Merger Sub, BRE Diamond Hotel Acquisition LLC, a Delaware limited liability company, and Strategic Hotel Funding, L.L.C., a Delaware limited liability company, and the other transactions contemplated by the merger agreement.
2. The proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to SHR’s named executive officers that is based on or otherwise relates to the merger.
3. The proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.
For address change/comments, mark here. (see reverse for instructions)
Please indicate if you plan to attend this meeting.			Yes	No

Please sign exactly as your name(s) appear(s) on the records of SHR. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, partnership or other entity, please sign in full corporate, partnership or entity name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)		Date

Your vote is important. Please vote immediately.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement are available at www.proxyvote.com.

REVOCABLE PROXY OF HOLDERS OF COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

STRATEGIC HOTELS & RESORTS, INC.

FOR USE ONLY AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON

DECEMBER 8, 2015 AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

By signing this proxy card, as the holder of common stock, par value $0.01 per share (the “common stock”), of Strategic Hotels & Resorts, Inc., a Maryland corporation (“SHR”), you hereby appoint Raymond L. Gellein, Jr. and Paula C. Maggio, and each of them, with full powers of substitution, as proxies to attend a Special Meeting of Stockholders of SHR to be held at The Fairmont Chicago Millennium Park, 200 North Columbus Drive, Chicago, Illinois 60601 on December 8, 2015 at 10:00 a.m. Central Time, or any postponement or adjournment thereof (the “Special Meeting”), to cast on your behalf all votes that you are entitled to cast at the Special Meeting and otherwise to represent you at the Special Meeting with all powers possessed by you as if you were personally present at the Special Meeting.

This proxy, when properly executed, will be voted in the manner directed by the stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations in favor of Proposals 1, 2 and 3.

You may revoke or change your proxy at any time prior to its use at the Special Meeting by giving SHR written direction to revoke it, by authorizing a new proxy or by attending the Special Meeting and voting in person. Your attendance at the Special Meeting will not by itself revoke a proxy given by you. Written notice of revocation or a subsequent proxy should be sent to: Strategic Hotels & Resorts, Inc., 200 West Madison Street, Suite 1700, Chicago, Illinois 60606, Attention: Secretary, so as to be delivered before the taking of the vote at the Special Meeting. Returned proxy cards or proxies authorized by phone or Internet will be voted (1) as specified on the matters listed on the reverse side; and (2) in accordance with the Board of Directors’ recommendations where no specification is made.

The undersigned hereby acknowledges receipt of the notice of the Special Meeting and the proxy statement furnished herewith, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Special Meeting.

Address Change/Comments:

(If you noted any address changes and/or comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side